Exhibit 99.1

PROVINCE OF MANITOBA ANNUAL REPORT

AND PUBLIC ACCOUNTS

MARCH 31, 2022

Indigenous Land Acknowledgement

We recognize that Manitoba is on the Treaty Territories and ancestral lands of the Anishinaabeg, Anishininewuk, Dakota Oyate, Denesuline and Nehethowuk peoples.

We acknowledge Manitoba is located on the Homeland of the Red River Métis.

We acknowledge northern Manitoba includes lands that were and are the ancestral lands of the Inuit.

We respect the spirit and intent of Treaties and Treaty Making and remain committed to working in partnership with First Nations, Inuit and Métis people in the spirit of truth, reconciliation and collaboration.

MINISTER OF

FINANCE

Legislative Building

Winnipeg, Manitoba R3C 0V8

CANADA

Her Honour the Honourable Janice C Filmon, C.M, O.M.

Lieutenant Governor of the Province of Manitoba

May It Please Your Honour:

I have the privilege of presenting, for the information of Your Honour, the Annual Report of the Province of Manitoba for the year ended March 31, 2022. This document completes the government’s accountability reporting for the year. The Report includes a review of the year’s results relative to the government’s budget. It also contains statistics and indicators of the financial health of the Province.

Included in this Annual Report are the year-end review, management’s financial statement discussion and analysis, the summary financial statements and the statutory reporting required in the Public Accounts.

Original signed by Cameron Friesen

Honourable Cameron Friesen
Minister of Finance

Office of the Minister of Finance

September 2022

TABLE OF CONTENTS

6
Where Does My Money Go? Revenues and Expenditures at a Glance

7
Introduction to the Annual Report

13
Strategic Outcomes and Strategic Infrastructure Investments

14
Strategic Outcomes

24
Strategic Infrastructure Investments

26
Summary of the COVID-19 Response in Manitoba in 2021/22

31
Public Accounts of Manitoba

33
Introduction to the Public Accounts of Manitoba

34
Financial Statement Discussion and Analysis

41
Risks and Uncertainties

44
Variance Analysis and Assessment of Significant Trends

57
Summary Financial Statements

119
Information Provided Under Statutory Requirement

141
Glossary of Key Terms

WHERE DOES MY MONEY GO?

REVENUES AND EXPENDITURES AT A GLANCE

Prudent fiscal management requires balancing over $20 billion of revenues, including own-source revenues and federal transfers with expenditures that flow to departments and other reporting entities.

As illustrated below, provincial revenues flow from 13 different sources to priority areas through departments, to their agencies and entities funded by government. Health care accounts for approximately

39 per cent (or $7.6 billion) of the total budget. Health, education, and supports for social services and families constitute nearly 75 per cent of the budget.

An ongoing challenge in managing expenditures is provincial net debt, which increased to almost $29 billion in 2021/22 due to the COVID-19 pandemic, and requires annual debt servicing costs of $967 million.

6	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

INTRODUCTION TO THE ANNUAL REPORT

The stronger than expected rebound in the economy, combined with prudent fiscal management, resulted in improvements in Manitoba’s fiscal results for 2021/22, over the previous year and the Budget.

The Province’s summary financial position as at March 31, 2022 is a net loss of $704 million, an improvement of $1,420 million over the previous year’s deficit of $2,124 million and an improvement of $893 million over the 2021/22 projected Budget deficit of $1,597 million.

Despite ongoing uncertainties and risks, the notable recovery from Budget is due to a substantially stronger than expected improvement in a number of economic sectors in Manitoba, following the COVID-19 pandemic.

Provincial own-source revenues were $1 billion higher than the prior year, due to a significant increase in personal and corporate income tax remittances. Other provincial taxation revenues increased from the previous year.

Reflecting a $145 million one-time Canada Health Transfer, new funding for Early Learning and Child Care and the AgriRecovery Drought Assistance program, federal transfers were higher than Budget.

Government Business Enterprises were $529 million under budget, largely lowered by a net loss of income at Manitoba Hydro, as the severe drought conditions in the summer months of 2021 impacted the water levels.

Total Summary revenues compared to the Budget 2021 forecast were $1,269 million higher than expected.

Expenses before Debt servicing were $403 million greater than budget, or $55 million below the prior year. A sizable portion of the current year expenditures were driven by COVID-19-related spending, including the public health response and numerous other support programs.

At a Glance: Financial Results

	2022		2021	Change from

	Budget Restated	Actual	Restated	Budget		2021

		(Millions of Dollars)

Revenue	17,838	19,107	17,744	1,269		1,363

Expenses	18,441	18,844	18,899	403		(55)
Debt Servicing	994	967	969	(27)		(2)

Summary Net Income (Loss)	(1,597)	(704)	(2,124)	893		1,420
Net Debt	(29,998)	(28,455)	(27,651)	1,543		(804)

Net Debt to GDP	39.9%	35.7%	38.0%	(4.2%	)	(2.3% )

INTRODUCTION TO THE ANNUAL REPORT	7

The net debt is an important measure of fiscal sustainability. It was positively impacted by the improvement in the financial position. In the 2021/22 fiscal year, net debt is $28.5 billion, down $1.5 billion from Budget or 5.1 per cent. Manitoba’s net debt as a per cent of the economy (GDP) is 35.7 per cent, which is 4.2 points lower than the Budget estimate of 39.9 per cent.

Despite volatility in financial markets and increased borrowing requirements, debt servicing costs were $27 million lower than Budget at $967 million.

2021/2022 Financial Results Explained:

Fiscal Position

Prior to entering the COVID-19 pandemic, the government progressively strengthened Manitoba’s fiscal situation. Culmination of several years of careful fiscal management with a focus on investing in solutions resulted in a balanced budget in the 2019/20 fiscal year, the first one in 10 years.

The financial results in the 2020/21 fiscal year were

unprecedentedly affected by the COVID-19 pandemic. Anticipating ongoing impacts from COVID-19 on the economy, Budget 2021 included almost $1.2 billion in COVID-19 response and contingency funding.

This funding was almost completely allocated by the end of February 2022 to respond to the public health and economic impacts brought on by the Delta and Omicron variants.

To ensure sufficient authority was available to address any unanticipated COVID-19 impacts to year end, a Supplementary Appropriation Act was tabled in March 2022 to provide additional authority.

Additional Expenditure Authority	$ Millions

Education and Early Childhood Learning	75

Health	50

Internal Service Adjustments	100

Total additional spending authority	225

The Supplementary Appropriation Act also included additional authority related to the spending requirements resulting from the new Canada-Wide Early Learning and Childcare Agreement, and to ensure sufficient authority was available to address the funding pressures in Health.

In the 2021/22 fiscal year, Manitoba’s borrowings increased from $31.3 billion to $32.4 billion. Manitoba has a well-established debt management program that accesses both domestic and international markets.

The program provides the Manitoba government with a cost-effective source of financing while also providing adequate liquidity. The key component of Manitoba Finance’s debt management strategy is the use of financial instruments to manage risks, particularly focusing on risk areas such as mitigating asset liability, foreign currency, interest rate and refinancing.

8	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

The Year in Review

The 2021/22 fiscal year began with Manitoba continuing to tackle the COVID-19 pandemic and the ongoing global economic crisis.

Budget 2021 laid the foundation to safely restart the economy from its most significant downturn in over 40 years.

Manitoba was focused on the ongoing historic vaccination program that achieved province-wide delivery of over 30,000 vaccinations per day at its peak, and well over 80 per cent of Manitobans receiving at least one dose of a COVID-19 vaccine.

The campaign built super-sites in major centres across the province, targeted pop-up clinics in smaller communities and worked with Indigenous partners, medical clinics and pharmacies to enable all Manitobans to receive their vaccine and subsequent boosters.

Budget 2021 set aside $1.2 billion specifically for pandemic response and an additional $100 million through a supplementary appropriation in March. Total expenditures related to the COVID-19 response in 2021/22 fiscal year surpassed $1 billion. Details of the business supports provided during the fiscal year are provided in the Summary of the COVID-19 Response in Manitoba in the 2021/22 section.

Manitoba also strengthened its health care system in the fiscal year with the creation of two additional departments that focus on Mental Health and Community Wellness, and Seniors and Long-Term Care.

Significant efforts were initiated by government in 2021/22 towards the gradual reopening of broader health care services and on addressing the backlog for diagnostic tests and surgeries. Manitoba established a Task Force that focused on solutions to meet the ongoing healthcare needs for Manitobans and initiated joint initiatives with the post-secondary sector and immigration program to reinforce future staffing needs in health care facilities. Further details on how the health care system is strengthened can be found in the Strategic Outcomes section.

An unprecedented economic downturn was well underway, but new headwinds surfaced. The emergence of the Omicron variant in December 2021, coupled with the supply chain constraints and drought conditions, slowed the pace of the economic recovery.

Global supply chains were disrupted by pandemic lockdowns, causing commodity prices and costs of construction materials to materially rise, pushing consumer prices to their highest levels in 40 years.

A severe drought plagued most of Western Canada during the summer months of 2021. Crop production volumes for several key Manitoba crops declined considerably as farmers struggled with dry soil conditions. Wheat and canola production was down by nearly 30 per cent. The lower quality and volume of crop production significantly drove up feed cost for livestock farmers. This notably increased supports provided by government assistance programs to the agriculture sector producers. The AgriRecovery Drought Assistance Program, a 60-40 per cent Canada-Manitoba cost shared program, delivered almost $95 million to farmers.

The drought also severely impacted Manitoba Hydro’s ability to generate electricity in 2021/22 fiscal year. This resulted in a loss of over $400 million from budget. Manitoba also experienced the most severe fire season since 1989. The total cost of fire suppression activities were almost $100 million.

To support the economic recovery, the government undertook a number of initiatives. Notably, $50 million was invested in a new venture capital fund and $45 million was invested in skills training for workers across Manitoba.

The government signed a five-year agreement with the federal government to enhance affordability, accessibility, high-quality and inclusive child care services across the province, with priority given to higher-need communities. Manitoba will receive $1.2 billion over five years, with $327 million allocated in the first two years.

The Manitoba government introduced a 25 per cent education property tax rebate to owners of residential and farm properties and 10 per cent rebate for commercial properties in Manitoba, as part of the gradual phase-out of the education property tax, returning nearly $250 million to Manitobans.

INTRODUCTION TO THE ANNUAL REPORT	9

More details on the government’s initiatives to help boost Manitoba’s economy can be found in the Strategic Outcomes section.

When the Russian invasion of Ukraine began on February 24, 2022, the Manitoba government immediately pledged support for Ukraine. Given that Manitoba is home to thousands of citizens of Ukrainian descent, Manitobans have a strong and long-standing bond with the people of Ukraine.

Like the COVID-19 response, the government quickly harnessed a whole of government approach to prepare for the arrival of thousands of Ukrainians forced from their homeland. The Ukrainian Refugee Task Force coordinated detailed operational planning for a large-scale arrival and settlement of Ukrainian refugees. Engagement and coordination with the Manitoba chapter of the Ukrainian Canadian Congress began immediately.

Financial Results Explained:

Economic factors

During the 2021/22 fiscal year, many regions of the global economy started to reopen as the COVID-19 virus was being managed. In Manitoba, the restart of the economy was managed in progressive phases with a continued focus on health care, delivering supports to vulnerable sectors and investing in the economy to create jobs.

Household and business demand conditions quickly returned and were much stronger than anticipated. The ongoing supply chain constraints worsened with the surge in demand, thereby substantially increasing global consumer and commodity prices.

Consumer inflation, as measured by Statistics Canada’s Consumer Price Index All-items, rose by 3.3 per cent in 2021 – slightly below the national average of 3.4 per cent.

10	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

The following chart shows the rapid pace of increase in Manitoba’s inflation rate during 2021/22 fiscal year. As more sectors of the economy reopened, the year-over-year inflation rate quickly increased from 0.4 per cent in February 2021 to 3.2 per cent in April 2022. Inflationary pressure continued to increase at a rapid pace during the year, but accelerated at the start of 2022 when Russia invaded Ukraine. At the end of fiscal year in March 2022, Manitoba’s inflation rate was estimated at 7.4 per cent, the highest since May 1983.

Manitoba’s labour market positively rebounded with stronger demand conditions in the economy. Employment increased by 3.6 per cent in 2021, surpassing pre-pandemic levels in December 2021 with 664,800 jobs (+300 jobs above February 2020 employment). Employment levels are continuing the upwards trajectory in 2022 as shown in the chart below. Manitoba’s unemployment rate was 5.3 per cent in December 2021 – the second lowest in the country.

INTRODUCTION TO THE ANNUAL REPORT	11

Compensation of employees, a barometer for income tax revenue growth, accelerated by 8.3 per cent in 2021, the second highest annual increase on record. Elevated commodity and consumer prices lifted the nominal value for several macroeconomic indicators, including farm cash receipts and retail sales.

Despite the severe drought and lower production volumes, farm cash receipts were the largest on record in 2021, surpassing the previous record set in 2020 by $1.4 billion. Retail sales soared to a record-setting $23.6 billion, up 13.3 per cent from 2020 sales. Manufacturing sales grew by 14.2 per cent in 2021, and are up by a further 15.8 per cent in the first five months of 2022.

With stronger than expected pace of growth in jobs and income, Manitoba’s nominal GDP growth in 2021 was revised from 5.5 per cent at Budget to the current 9.3 per cent.

12	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

STRATEGIC OUTCOMES

Making Life More Affordable

The government undertook significant work over the fiscal year to better serve Manitobans and to improve outcomes.

To contribute to this effort, targeted investments were focused on supporting the economic recovery from the effects of the pandemic, enhancing the three priority sectors, health, education and families, providing tax relief where it matters, improving fiscal management practices, and ongoing pubic sector transformation.

•

The Manitoba government introduced a 25 per cent Education Property Tax Rebate to owners of residential and farm properties, and a 10 per cent rebate for commercial properties in Manitoba, as part of the gradual phase-out of the education property tax, returning nearly $250 million to Manitobans.

•

As landlords of residential buildings benefit from the new Education Property Tax Rebate, and to account for the proportional reduction in the education property tax offsets, Manitoba set the annual rent guidelines at zero per cent for 2022 and 2023. If material improvements are made to a property, landlords will still be able to apply for an above-guideline rent increase. The Education Property Tax Rebate amount received by landlords will be considered prior to approving an above-guideline rent increase.

•	Manitoba eliminated the sales tax on personal services, such as haircuts and salon services.

•

The province increased the exemption threshold for the Health and Post-Secondary Education Levy (i.e. the payroll tax) from $1.5 million to $1.75 million and increased the reduced rate threshold from $3 million to $3.5 million, benefiting approximately 1,100 Manitoba employers, including exempting approximately 240 Manitoba employers.

•

Manitoba expanded the Interactive Digital Media Tax Credit to allow add-on digital media and content, such as downloadable content, ongoing maintenance and updates, and data management and analysis that are complementary to the main product being developed.

•

The province increased the Small Business Venture Capital Tax Credit’s maximum investment from $450,000 to $500,000, as well as the maximum tax credit claimable against Manitoba income tax in a given year from $67,500 to $120,000, to encourage investment and improve access to capital.

•

The Manitoba government introduced a new 15 per cent refundable Teaching Expense Tax Credit up to $1,000 in supplies ($150 maximum refund), applicable to purchases of eligible teaching supplies made by educators that are not reimbursed by their employer.

•	Manitoba reduced vehicle registration fees by a further 10 per cent, starting with renewals after June 30, 2021.

•

The province extended the Community Enterprise Development Tax Credit and the Cultural Industries Printing Tax Credit for one year to December 31, 2022, and made the Interactive Digital Media Tax Credit and the Book Publishing Tax Credit permanent.

•

Manitoba amended The Pension Benefits Act and Regulation to allow individuals aged 65 and over the option to fully unlock funds in Manitoba locked- in accounts, such as locked-in retirement account (LIRA) and life income fund (LIF), and Manitobans of all ages with funds in a LIRA or LIF to unlock funds under certain financial hardships.

•	It reduced the interest rate on provincially administered tax debts to prime +3 per cent.

14	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

•	The province provided deferrals for Manitoba sales tax and Manitoba payroll tax remittances by small businesses.

•	Manitoba Public Insurance issued a third rebate to drivers in February 2022 of $312 million.

Building Our Economy

•

Economic Development, Investment and Trade invested $50 million in a new venture capital fund to grow and rebuild the economy as it recovers from the impacts of the pandemic. The fund will give Manitoba companies much-needed access to equity, innovation funding and expansion capital, which will create and maintain jobs in Manitoba.

•

Economic Development, Investment and Trade invested $45 million in the skills training of unemployed and employed workers across Manitoba through the Canada-Manitoba Job Grant and Skills Development programs.

•

The Manitoba Mineral Development Fund administered by the Manitoba Chambers of Commerce disbursed $1.8 million to projects that support mineral and economic development initiatives in the north and throughout the province. Through the fund, communities, and businesses, including Indigenous groups, municipalities, and the not-for-profit sector, are eligible to apply for funding. Financial assistance from the fund could include one-time grants for activities that help advance new mining opportunities and outreach to First Nations for collaborative resource development.

•

In March 2022, Natural Resources and Northern Development announced a new $2.5 million Sustainable Fisheries and Certification Program to build on numerous previous investments made to support commercial fisheries and make progress towards securing the sustainability and certification of Manitoba’s valuable commercial fisheries.

•

The Department of Advanced Education, Skills and Immigration was created to ensure post-secondary education is better linked to workforce opportunities and to encourage increased immigration to Manitoba. Key strategies of the department include:

○

Launching the Manitoba Skills, Talent and Knowledge Strategy – In 2021/22, Manitoba committed up to $275 million, to support actions under the strategy, and to create the pathway to employment and better economic opportunities for Manitobans. The strategic focus is to build stronger partnerships between post-secondary institutions, immigration, training and employment services, and labour market needs.

○

Strengthening the Manitoba Provincial Nominee Program – In 2021, the Manitoba Provincial Nominee Program received 6,275 applications, the highest number of nominees since the program was established. In February 2022, an Immigration Advisory Council was also established to review the entire continuum of immigration programs and services, and provide recommendations that build on the success of the Manitoba Provincial Nominee Program. Immigration contributes to strong communities and a strong economy in Manitoba.

Investing in our communities

•

Agriculture provided $9.2 million through the Canadian Agricultural Partnership (CAP)–Ag Action Manitoba program to support 41 companies for their capital assets and equipment projects, leveraging $128.8 million in private sector capital and creating 150 jobs immediately upon project completion and a further 359 jobs expected to be added within three years.

•

Agriculture provided almost $95 million through AgriRecovery disaster relief funds in 2021/22 to respond to the devastating drought that Manitoba experienced. This allowed producers to purchase and transport feed or move their animals to an alternate feed source.

•

Justice distributed over $2.5 million from the Criminal Property Forfeiture Fund and the Federal Proceeds of Crime Fund. This reinvestment of proceeds from criminal activity supported over 20 different organizations across Manitoba in their efforts to support victims of crime, crime prevention, and reduction initiatives. Initiatives funded in 2021/22 included police safety and tactical operation equipment, trauma care kits, first aid training and

STRATEGIC OUTCOMES AND STRATEGIC INFRASTRUCTURE INVESTMENTS	15

equipment, tools to counter online child exploitation, and screening devices to support impaired driving investigations.

•

Justice initiated a Social Impact Bond for Reducing Youth Justice Involvement through Marymound Inc. This program will serve 45 youth in Winnipeg and Thompson, offering wrap around services from an Indigenous perspective.

•

Justice expanded support for community mobilization to two additional communities, the City of Morden and Waywayseecappo First Nation, bringing the total number of Community Mobilization Initiatives in Manitoba to 14.

•

Justice invested $2 million in partnership with Manitoba Keewatinowi Okimakanak Inc. for the creation of a Youth Healing Lodge in Thompson. The first phase of the Healing Lodge will allow for a more appropriate space for Intoxicated Person Detention Act beds as well as Open Custody youth. The Healing Lodge is aimed at advancing reconciliation by empowering Northern communities to serve multi-barriered youth in a culturally appropriate way providing positive outcomes in relation to reducing recidivism.

•

To date, 64 of the 103 projects advanced by Manitoba under Investing in Canada Infrastructure Program, worth $3.1 billion in total project costs, have been approved and jointly announced. In addition, Manitoba has committed an incremental $350 million over four years to upgrade existing schools by 2024 and will build 20 new schools in Manitoba communities by 2027, two years ahead of the initial commitment.

•

Municipal Relations invested $137 million in Strategic Infrastructure funding to City of Winnipeg and municipalities to fulfill Manitoba’s ongoing commitment on strategic investments. A significant portion of these investments relates to water and wastewater upgrades needed to grow the economy and protect the environment, including advance payments for Winnipeg’s North End Water Pollution Control Centre.

•	Municipal Relations invested $21.4 million in Green Team and Building Sustainable Communities program to help community organizations and municipalities recover from the pandemic and bring more economic activity to local communities to further enhance Manitoba’s economic recovery. This represents a combined increase of 150 per cent from pre-pandemic levels.

•

Municipal Relations committed $1.1 million in a Municipal Service Delivery Program to support municipalities and planning districts conducting value-for-money service delivery reviews that will provide municipalities with savings that can be reinvested locally.

•

Transportation and Infrastructure delivered a $443 million Capital Program for highway, water, airport, and channel projects across all regions of the province, including the multi-year upgrades to the Perimeter Highway (PTH 100/PTH101), to bring it to the standard of a fully access-controlled freeway that supports the international trade hub through safer, more efficient traffic management.

•

Transportation and Infrastructure developed a Trade and Commerce Grid Initiative by identifying key routes that support the efficient movement of goods into, and throughout Manitoba and planning investment to expand the grid of highways that can support heavier loading.

•

Transportation and Infrastructure supported the development and implementation of the Mitigation and Preparedness Program which supports municipalities’ investments in projects to better prepare for, and mitigate the impacts of natural disasters, extreme weather events and climate change.

•

Indigenous Reconciliation and Northern Relations initiated 34 new capital projects to improve water and wastewater treatment, increase safety on roads, improve drainage, upgrade municipal buildings, and expand solid waste management in Northern Affairs communities. This investment has addressed a long-term boil water advisory in one Northern Affairs community, which was in place since June 2015.

•	Indigenous Reconciliation and Northern Relations worked on fulfilling funding commitments through the Operation Return Home project to address the

16	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

impacts of the 2011 Interlake flood event. All the housing infrastructure projects were completed this year, with all new housing fully assigned in four communities, enabling community members to return home.

•

Indigenous Reconciliation and Northern Relations partnered with Indigenous governments and organizations, federal and municipal governments and the National Centre for Truth and Reconciliation to establish the First Nations, Inuit, and Red River Métis Council whose goal is to develop structures and resources that enhance community-led searches for children who died attending residential schools.

•

Indigenous Reconciliation and Northern Relations provided $2.5 million to Indigenous governments and organizations to co-develop Indigenous-led, distinctions-based approaches to find and memorialize missing children and to promote collective healing and reconciliatory action.

•

Indigenous Reconciliation and Northern Relations invested $1.1 million toward the Northern Healthy Foods Initiative (NHFI) to support northern food security projects which included an additional one-time funding of $193,000 to NHFI regional partners to help alleviate acute food security pressures in northern Manitoba due to the COVID-19 pandemic.

•

Indigenous Reconciliation and Northern Relations invested approximately $3 million toward 11 Indigenous and northern organizations in Manitoba to support key services provided for Indigenous persons and other residents in Northern Manitoba.

Modernizing Government

•

The balanced scorecard implementation in government continued during the 2021/22 fiscal year. Canada’s first of its kind public facing dashboard remains active as over 5,553 users accessed nearly 20,500 pages on the Manitoba Measuring Progress public facing dashboard (mbmeasuringprogress.ca) between April 1, 2021, and March 31, 2022.

•

There were 244 department performance measures developed and published for the first time in the updated Main Estimates Supplement. The redesigned Main Estimates Supplement is based on best practices in other Canadian jurisdictions and is integrated with the Balanced Scorecards, which aligns strategy with programs in all departments.

•

The modernized 2021/22 department Annual Report reports key performance measures and showing government’s improved accountability and transparency. Results and updates to performance measures are published in the departmental annual reports.

•

The Public Service Commission implemented the Flexible Work Arrangements policy. The policy objectives include contributing to reductions in greenhouse gas emissions, traffic congestion and air pollution, in support of the Low Carbon Government goals under The Climate and Green Plan Act.

COVID-19 Pandemic Response

•

Manitoba’s Vaccine Implementation Task Force (VITF) established super-sites and pop-up clinics across Manitoba, and sent Focused Immunization Teams into care homes, hospitals, and clinics across Manitoba to vaccinate more than 80 per cent of Manitobans. The VITF worked with doctors and pharmacists to expand their capabilities to offer citizens more convenient access to COVID-19 vaccines.

•

Indigenous Reconciliation and Northern Relations, in collaboration with the regional health authorities, supported the vaccination prioritization of those living in the north and isolated communities through super-sites, immunization hubs and local pop-up clinics through Focused Immunization Teams and invested nearly $6.9 million to support and expand the role of urban Indigenous clinics and other outreach efforts intended to increase vaccination rates against COVID-19 among First Nation, Métis and Inuit people.

•

On June 8, 2021, Manitoba Health began issuing Manitoba Immunization cards to the public. As of March 31, 2022, the department distributed 70,447 digital cards; 1,101,693 digital and physical cards; and 445,367 Pan Canadian cards.

•	COVID-19 rapid antigen tests were made available through community sites including pharmacies and libraries across the province at no cost to the public.

STRATEGIC OUTCOMES AND STRATEGIC INFRASTRUCTURE INVESTMENTS	17

•

Education and Early Childhood Learning allocated $63 million for the 2021/22 school year through the Safe Schools Fund to support student and school staff mental health and well-being and implemented 274 ventilation improvement projects in schools.

•

Education and Early Childhood Learning provided $3.3 million for the Early Learning and Child Care COVID-19 Parent Fee Support Grant to support licensed child care facilities to provide child care services for essential service providers and other parents requiring child care.

•

Finance delivered $295 million in Bridge Grant assistance over two years to businesses and non- profits, $11 million for the Manitoba Pandemic Paid Sick Leave program, and $15 million for the Sector Support Program.

•

Families provided over $4.5 million in 2021/22 to address COVID-19 pandemic needs within the homelessness sector and provided over $4 million to ensure that 270 vulnerable youth exiting care continued to receive benefits and supports.

•

Economic Development, Investment and Trade worked collaboratively with stakeholders to help Manitoba businesses cope with, and recover from, the impacts of the COVID-19 pandemic. Various programs were developed in collaboration with industry, including:

○

An additional $2 million to the Manitoba Chambers of Commerce to expand the Dine-in Restaurant Relief Program in partnership with the Manitoba Restaurant and Foodservices Association. The program supported restaurants in shifting their operations toward a delivery model during pandemic restrictions.

○

In partnership with Economic Development Winnipeg and the Manitoba Chambers of Commerce, the Retrain Manitoba program was launched, a $12.5 million workforce skills development grant program to help Manitoba move to the next stage of economic recovery from the COVID-19 pandemic.

○	The Manitoba Chambers of Commerce also launched a $15 million Digital Manitoba Initiative grant program to help businesses adapt to growing demands for their services and to enhance their digital sophistication in an economy that is increasingly conducted online.

○	COVID-19 wage subsidy relief programs (Healthy Hire Manitoba and Manitoba Youth Jobs Program) provided $37 million in funding for nearly 15,000 employees covering over 3,200 unique employers.

•

Building on the amendments to The Employment Standards Code to add public health emergency leave provisions, introduced in the prior year, the job protected leave was subsequently expanded to employees that need to be away from work due to being susceptible to COVID-19 because of an underlying medical condition, ongoing medical treatment, or other illness and for employees who suffer side effects after receiving a COVID-19 vaccine. Additional amendments entitled employees to take up to three hours of employer paid leave for each time the employee is vaccinated against COVID-19.

•

Municipal Relations invested $3.2 million over two years to provide municipalities with access to funding, accelerated training and a provincial coordination network to support effective local enforcement of COVID-19 public health orders. An additional $68,000 in grant funding was provided to United Way Winnipeg for the 211 MB service, and to Transportation Options Network for Seniors (TONS) to provide transportation for senior citizens and other mobility-disadvantaged individuals to and from COVID-19 vaccination sites.

•	Sport, Culture and Heritage invested $6 million through Phase II of the Arts Sustainability Fund to support the economic recovery of Manitoba arts and cultural organizations.

Health Care and Vulnerable Manitobans

•

Health began its historic $812 million capital investment in building, expanding and renovating health care facilities across the province in support of Manitoba’s Clinical and Preventive Services Plan. The new, expanded, and renovated health care facilities will support improved access and better care and includes:

18	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

○	Addition and renovation to Brandon Regional Health Centre, including 30 new medicine beds, new intensive care unit, renovated and expanded Neonatal Intensive Care unit

○	Expanded and renovated Western Manitoba Cancer Centre entailing a 7,000 square foot expansion and renovations to include additional exam rooms and treatment spaces, new linear accelerator

○	Expansion of services at Lakeshore General Hospital in Ashern

○	New hospitals to be constructed in Neepawa and Portage la Prairie

○	Renovations to Dauphin Regional Health Centre to increase inpatient capacity and allow for 300 more endoscopies to be completed annually

○	Expansion of Selkirk Regional Health Centre to play an increased role in the provincial surgery program – increase of 30 acute care beds and increase the number of surgical procedures.

•

In December 2021, the Manitoba government established the Diagnostic and Surgical Recovery Task Force to address waitlists for diagnostic and surgical procedures, and other related services affected by the COVID-19 pandemic. Through capacity expansions, purchased services agreements and other creative approaches, the task force’s recommendations are reducing the back log and the wait times. Service volumes for a selection of services, including cataract surgery and hip and knee replacement surgeries, are improving and reported monthly on Manitoba’s public wait time website.

•

Health completed the construction and occupancy of two new personal care homes. Rest Haven in the community of Steinbach with 143 single resident rooms, and Boyne Lodge in the community of Carman with 106 single resident rooms.

•	Health established two new programs to pay for advanced glucose monitors and insulin pumps for individuals aged 25 years and younger. These two new diabetes support programs will allow up to 200 more Manitobans to use insulin pumps with no up-front costs under this program.

•

Health started the first part of construction on the multi-phased St. Boniface Hospital Emergency Department redevelopment that will expand the size of the department and provide for increased patient capacity.

•

The Manitoba Sexual Assault / Intimate Partner Violence Program in Health will build upon the existing Sexual Assault Nurse Examiner program at Health Sciences Centre (HSC) Winnipeg. The new program will see HSC Winnipeg become the provincial hub and centre of excellence for the program, with initial satellite sites established in Brandon, The Pas and Thompson.

•	Health implemented administration of coverage for the Manitoba HIV Medication Program for Anti-Retroviral Therapies and for Pre- and Post-Exposure Prophylaxis.

•

Advanced Education, Skills and Immigration provided $19.5 million to support the creation of 259 nursing seats across Manitoba and continues to work in partnership with post-secondary institutions on a multi-phased plan to meet the commitment of 400 new nursing seats.

•

Families launched the $4.8 million out-of-home respite project in partnership with St. Amant to strengthen family resilience and support children to stay connected with their families, communities, and their cultures by providing short-term, out-of-home respite support. In addition, the two-year, $8 million Bridge Program for Children and Youth with a Disability pilot project provides families caring for children with complex needs the option of accessing longer term out-of-home support so that families can remain resilient and strong.

•

Families provided Abilities Manitoba with $400,000 to administer the Innovation and Transformation Fund for building capacity within the Community Living disABILlTY Services sector to improve services and outcomes for people receiving services and supports.

STRATEGIC OUTCOMES AND STRATEGIC INFRASTRUCTURE INVESTMENTS	19

•

Families launched the Canada-Manitoba Housing Benefit under the bilateral National Housing Strategy (NHS), which provides a portable rent subsidy to vulnerable Manitobans. In the summer of 2021, Manitoba led consultations to inform the development of the second three-year action plan (2022/23 to 2024/25) under the NHS. A “What We Heard” report has been released on the Manitoba Housing website.

•

Manitoba government established a new minister and Department of Seniors and Long-Term Care to provide stewardship to the implementation of the 17 recommendations in the Stevenson Report. The recommendations include changes at the facility and regional levels, as well as recommendations for Health Incident Command and Manitoba Health. Work is well underway in four key areas of focus – resident safety, staffing complements, pandemic preparedness and communication with families and staff.

•

Budget 2021 committed an initial funding foundation of over $300 million for a newly established department focused on mental health, the first ever in Manitoba history. Highlights from the past year include the following:

○

Invested in expansion of the Women’s Health Clinic Provincial Eating Disorder Prevention and Recovery Program, to support increased access and reduce wait times for treatment for individuals requiring eating disorder services; partnered with United Way Winnipeg to invest a total of $4.9 million to support 45 community-based initiatives. This funding partnership enabled community-based organizations to address significant needs such as counselling wait times and access to culturally relevant mental health and addictions services.

○

Strengthened school nourishment programming by increasing funding to the Child Nutrition Council of Manitoba. Access to nutritious food supports the health and well-being of students, families and communities and is essential in equipping students to thrive at school – setting them up for future opportunities to gain education, employment, and vital skills for life.

○

Integrated Youth Services (youth hubs) provide an accessible, one-stop service where youth and young adults can access primary care, mental health and addictions supports and other social services. Mental Health and Community Wellness (MHCW), in partnership with United Way Winnipeg and philanthropic partners, have created five additional youth hub sites in Winnipeg, Brandon, and Selkirk to support youth and their families.

○

Supported the expansion of adult emergency tele-psychiatry and virtual crisis stabilization services. In 2020, six crisis stabilization beds were transitioned to support virtual care to augment support for people in crisis, with investment to support ongoing availability of these spaces in 2021. The adult emergency tele-psychiatry service for rural and First Nations communities launched in August 2021. As of March 31, 2022, the service was open to emergency departments and nursing stations throughout Manitoba. This initiative has demonstrated ongoing success in increasing access to emergency psychiatric care.

○

Strengthened smoking cessation efforts by launching the first health-related social impact bond for Manitoba–Quit Smoking with Your Manitoba Pharmacist, on April 1, 2022. In addition, in February 2022, MHCW expanded the Tobacco Quit Card and Counselling Program to all regional health authorities with a focus on access for lower-income Manitobans.

Protecting Education and Child Care

•	Education and Early Childhood Learning entered into several new funding agreements with the federal government related to Early Learning and Child Care:

○

Signed the five-year Canada-Manitoba Canada- Wide Early Learning and Child Care Agreement (2021-2026) on August 9, 2021, with a two-year Action Plan designed to enhance affordability, accessibility, high-quality and inclusive child care services across the province with priority given to higher-need communities. Manitoba will receive $1.2 billion over five years, with $326.6 million allocated in the first two years.

20	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

○

Signed the extended Canada-Manitoba Early Learning and Child Care Agreement (2021-2025) to continue to expand and strengthen the early learning and childcare system throughout the province by enhancing affordability, accessibility, flexibility, high-quality and inclusive childcare services. This agreement invests close to $98 million in Manitoba over four years, with $15.5 million allocated for 2021/22.

○

Negotiated the Early Childhood Workforce Funding Annex 2021/22, included in the Canada-Manitoba Early Learning and Child Care Agreement, with a funding allocation of $19.2 million to support Early Childhood Educator workforce recruitment and retention strategies, including increased wages.

•

Education and Early Childhood Learning expanded eligibility to the Child Care Subsidy Program in February 2022, investing $82.7 million annually to increase income thresholds under the program by 45 per cent. This initiative supports a key objective of the Canada-Wide Early Learning and Child Care Agreement to reduce child care fees by 50 per cent by 2023, with the goal of achieving an average out-of-pocket parent fee of $10 per day by March 31, 2026.

•

Education and Early Childhood Learning funded 458 new licensed childcare spaces in centres through the development of new community and school-based capital projects, and 233 new home-based family childcare spaces; and issued three Letters of Eligibility to corporations to support the development of 196 new childcare spaces in future years under the Child Care Centre Development Tax Credit program.

•	Education and Early Childhood Learning started construction of two new schools in Waverley West, and four others entered the design phase so that learning occurs close to home.

•

Education and Early Childhood Learning engaged thousands of education partners, administrators, teachers, parents, and students to develop a K-12 Education Action Plan launched in April 2022. The Action Plan is a redefined response to 75 recommendations from the Manitoba Commission on Kindergarten to Grade 12 Education, focused on ensuring access to high-quality, equitable education, preparing students for their future, supporting excellence in teaching and leadership, and strengthening the public education system in Manitoba.

•

Education and Early Childhood Learning established an Education Funding Review Team to develop a new funding model to ensure the investment in Kindergarten to Grade 12 education is equitable, fair, and sustainable throughout the province. Consultations began in January 2022 for the new model expected to be in place for the 2023/24 school year.

•	Education and Early Childhood Learning allocated $78 million to school divisions to support financial pressures stemming from settled collective agreements and other in-school programs.

•

Education and Early Childhood Learning implemented a new five-year, $25-million Teachers’ Idea Fund announced in March 2021 to support innovative ideas from teachers, staff, and school leaders to enhance classroom supports and improve student outcomes and well-being. In 2021/22, 127 projects were supported.

Environment and Natural Resources

•

Efficiency Manitoba committed over $32 million to support energy efficiency projects that improved environmental outcomes, reduced emissions, helped industry be more competitive, and reduced the cost of living for Manitobans.

•

Environment, Climate and Parks initiated a two-year investment of $22 million towards overseeing the long-term monitoring and maintenance of orphaned and abandoned mines in Manitoba. This investment will ensure that the extensive remediation of these sites completed to date is maintained into the future, improving both water quality and public safety for surrounding communities.

•

Environment, Climate and Parks provided $1.2 million towards Manitoba’s Efficient Trucking Program, which provides rebates on fuel saving retrofits made to heavy-duty vehicles. As the transportation sector accounts for the largest proportion of Manitoba’s

STRATEGIC OUTCOMES AND STRATEGIC INFRASTRUCTURE INVESTMENTS	21

greenhouse gas emissions, this investment will make a significant impact towards reducing Manitoba’s emissions and fighting climate change.

•

Environment, Climate and Parks provided $8.4 million to municipalities, companies and organizations for waste reduction and recycling support. This strategic investment supports recycling and composting initiatives across the province, and reduces waste going to landfills.

•

Natural Resources and Northern Development awarded $758,900 in funding administered by the Manitoba Habitat Heritage Corporation to 17 fish and wildlife improvement projects from the Fish and Wildlife Enhancement Fund. In addition, 10 per cent ($554,000) of the annual fees collected from angling, hunting, and trapping licenses was contributed to, and capitalized by, The Winnipeg Foundation to grow the Fish and Wildlife Enhancement endowment fund to ensure that interest earned is available to support proponent-led fish and wildlife projects across Manitoba.

•

Natural Resources and Northern Development awarded more than $4.6 million for 48 projects in 2021/22 as part of the province’s Quarry Rehabilitation on Private Land and Municipal Land Program. Approximately $10 million has been awarded through the program since 2020.

•

Transportation and Infrastructure initiated the critical flood-mitigation project, Rivers Dam by undertaking a detailed inspection and assessment of the dam and completing the engineering design for the reconstruction of the spillway on the dam to current standards. The final design will be based on Canadian Dam Association guidelines, upgrading the existing dam to meet current standards so it would have the capability to pass higher water levels. Construction is slated to begin in 2023 and is expected to take approximately three years to complete.

•

Recognizing that climate-resilient transportation and water-related infrastructure is critical for the future, Manitoba Transportation and Infrastructure continues to address climate through a variety of projects, including the Lake Manitoba and Lake St. Martin Outlet Channels. The department continues to prioritize consultation, environmental assessment and engineering design with the goal of initiating construction in 2022/23.

Ukrainian Refugee Task Force–Manitoba’s Ukraine Crisis Response Framework

The Manitoba government will continue to work together with the Ukrainian Canadian Congress, other Ukrainian-Canadian organizations, non-profit organizations and businesses, and all of our communities as we address this evolving humanitarian crisis.

Manitoba is home to thousands of citizens of Ukrainian descent. As a result, Manitobans have a strong, long-standing bond with the people of Ukraine. When the brutal and unprovoked Russian invasion of Ukraine began on February 24, 2022 the Manitoba government immediately pledged support for Ukraine.

Similar to the COVID-19 response, the government once again harnessed a whole of government approach to prepare for the arrival of thousands of Ukrainians forced from their homeland. Engagement and coordination with the Manitoba chapter of the Ukrainian Canadian Congress began immediately.

The government established the Ukrainian Refugee Task Force. The task force was given the mandate to coordinate more detailed operational planning for a large-scale arrival and settlement of Ukrainian refugees. To optimize deployment of a wide range of services, the task force coordinated its efforts through a single reception and welcoming centre. A reception centre was opened near the airport to help Ukrainian refugees when they arrive in Winnipeg. To encourage broader distribution of support, the Ukrainian Refugee Task Force has successfully engaged with rural centres including Steinbach, Winkler, Gimli and Portage la Prairie.

The reception centre provides a full range of potential care and settlement services needed to support some of the Ukrainian families forced to flee their homes. This includes a full continuum of provincial service supports through necessary housing arrangements,

22	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

health and mental health care, education, child care, social assistance and labour market assistance.

To date, the reception centre has supported over 5,500 arrivals of the 45,000 individuals that have actually arrived in Canada under the Canada-Ukraine Authorization for Emergency Travel program. At over 12 per cent of the national average, Manitoba’s support for Ukraine refugees is well above its Canadian population share. Given the success of Manitoba’s single window framework to efficiently deliver humanitarian aid, it has become the national benchmark for other jurisdictions.

STRATEGIC OUTCOMES AND STRATEGIC INFRASTRUCTURE INVESTMENTS	23

STRATEGIC INFRASTRUCTURE INVESTMENTS

Investment in capital projects and strategic infrastructure is crucial to continuing to provide essential and safe amenities to residents, communities and businesses. This investment also contributes to job creation and economic growth in Manitoba.

Manitoba prioritizes investments in infrastructure that are sustainable for our environment, society, and finances. Strategic infrastructure reporting commits to providing increased transparency of Manitoba’s capital investments at the summary government level, including investment in roads and bridges, wastewater infrastructure, health care facilities, K-12 schools, affordable housing, public buildings, and information technology.

The 2021/22 year was a challenging time to make infrastructure investments. The global COVID-19 pandemic created economic disruptions and caused both labour and material shortages across the entire construction sector.

Additionally, there was significant price volatility for materials, such as lumber and steel in 2021/22. Inflation was and continues to be a major challenge for construction costs, with the cost of non-residential construction rising by 10.8 per cent between the first quarter of 2021 and the first quarter of 2022, causing further delays or deferral of capital projects.

Despite the challenges faced in 2021/22, the Province invested over $1.5 billion in strategic infrastructure. These investments included over $1.1 billion in capital asset acquisition and over $300 million in capital grants, and maintenance of roads and waterways.

Improvements to Manitoba’s capital framework and project evaluation process were implemented in 2021/22, increasing prioritization of shovel-ready projects and planning of alternative projects to enhance the ability to deliver capital projects to Manitobans and sustain levels of capital spending.

Manitoba Transportation and Infrastructure met its commitment to invest $500 million annually in highway infrastructure, maintaining and improving the safety of Manitoba’s highways, which serve as important trade links in and out of the province and ensuring the movement of goods into Manitoba.

Manitoba Education and Early Childhood Learning continues to deliver on the 20 new schools guarantee to address growing enrolment needs and creating new learning spaces for Manitoba students. At the end of the 2021/22 fiscal year, six schools are complete and in use, two are in construction, and four are in the design phase.

Manitoba invested $181 million in annual capital grants through the Strategic Municipal Investment Fund, Manitoba Restart Capital Program and Northern Affairs Communities Capital Grants Fund to further advance economic growth, upgrade provincial infrastructure and improve the quality of life in communities.

Notable variances for 2021/22 fiscal year include:

•

Health – Project delays were experienced due to the COVID-19 pandemic from supply chain disruptions, cost increases and limited access to some facilities to perform work, and re-scoping of some projects to address the needs of the stakeholders and the public.

•

Education–Although the full budget amount has been committed, the actual spend by school divisions on the approved projects was $85.7 million less than anticipated at March 31, 2022 primarily as a result of supply chain issues for building materials and labour shortages.

24	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

•	Lake Manitoba Outlet Channel – Under-expenditure is associated with timing of federal environmental approvals, which resulted in project delays.

•	Manitoba Liquor and Lotteries Corporation – Some projects were put on hold or deferred to a later start date to manage cash flow during COVID-19.

•	Efficiency Manitoba – Some programs were paused or delayed because of lower residential and business customer participation due to pandemic and public health restrictions.

Maintaining physical assets in a state of good repair while investing in new infrastructure to support future needs is a key component of the Province’s capital program. Continued work on the development of long-term capital strategies and comprehensive reporting will provide greater awareness and transparency of future capital commitments to assist the construction industry and other stakeholders in planning resources to meet the Province’s capital needs and support the ongoing delivery of government services.

Strategic Infrastructure Investments As at March 31, 2022
	Budget 2021 Restated*	Actual
	($ Millions)
Roads, Highways, Bridges and Flood Protection
Highways Infrastructure and Airport Runway Capital	404	314
Manitoba Restart Capital Program–Highways	–	90
Maintenance and Preservation–Highways	124	135
Lake Manitoba Outlet Channel	101	19
Water Related Infrastructure	31	20
Transportation Capital and Equipment	7	7
Maintenance and Preservation–Water	12	12
Buildings, Equipment and Technology	151	107
Health, Education and Families
Health	294	132
Education	429	321
Families	67	42
Other Infrastructure
Municipal Grants	137	137
Manitoba Restart Capital Program – Municipal Grants	40	40
Northern Affairs Communities	4	4
Efficiency Manitoba	65	33
Other Reporting Entities	26	17
Crown Corporations
Manitoba Liquor and Lotteries Corporation	66	35
Manitoba Public Insurance Corporation	64	59
Total Strategic Infrastructure Investments	2,022	1,524

* Budget restated to include Internal Service Adjustments and Supplementary Funding.

STRATEGIC OUTCOMES AND STRATEGIC INFRASTRUCTURE INVESTMENTS	25

SUMMARY OF THE COVID-19 RESPONSE

IN MANITOBA IN 2021/22

In 2021/22, Manitoba’s response to the pandemic included supports to businesses, non-profit and charitable sectors, and a range of other investments, including health care, personal protective equipment (PPE), school funding and the vaccine program.

An overview of Manitoba’s investment of nearly $1.1 billion in 2021/22 COVID-19 response spending is provided in the following table.

Overview of Manitoba’s COVID-19 Response	$ Millions

Supports to business and non-profit sectors	211

Public health response, PPE and related goods and services	657

Supports for other sectors (including the Restart Capital program)	197

Total	1,065

Supports to Business and Non-profit Sectors

Manitoba continued several of the supports to business and non-profit sectors introduced in fiscal 2020/21, as well as announcing new targeted programs. The following table summarizes the main commitments and the actual uptake for the 2021/22 fiscal year.

  Manitoba COVID-19 Programs for Businesses and Non-profit Sectors

Program ($ Millions)	2021/22 Commitment	Expenditure	Unexpended

Manitoba Bridge Grant	79	79	–

Venture Capital Fund	50	50	–

Manitoba Healthy Hire Program	37	37	–

Sector Support Program	22	15	7

Essential Air Access	11	11	–

Pandemic Sick Leave	10	11	(1)

Arts and Culture Sustainability Program	6	6	–

Charter Transport Recovery Program	2	2	–

Total	217	211	6

26	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

Programs for Businesses and

Non-profit Sectors:

Manitoba Bridge Grant: This program provided financial support to eligible small and medium-sized business, not-for-profits and charities affected by the COVID-19 pandemic response. This program was started in fiscal 2020/21. The actual uptake noted above represents the fourth installment and reopening of the application process for the program in 2021/22.

Venture Capital Fund: This new fund was established to grow and rebuild the economy as it recovers from the impacts of COVID-19 and to create and maintain jobs in Manitoba.

Manitoba Healthy Hire Program: This program was designed to help private-sector employers reopen and encourage employees to get vaccinated and return to work. The program supported 3,141 employers and 14,785 employees.

Sector Support Program: This program provided assistance to businesses affected by the COVID-19 public health order restrictions released in December 2021 and February 2022.

Essential Air Access: This initiative provided $11 million in federal funding to support air services to remote communities in 2021/22.

Pandemic Sick Leave: This program provided direct financial assistance to fill gaps between federal programs and current provincial employment standards for paid sick leave. The program issued over 6,000 individual payments, benefiting over 27,000 employees without a workplace paid sick leave program.

Arts and Culture Sustainability Program: This program provided support to organizations in the arts and culture sector that were negatively affected by COVID-19 and public health order restrictions.

Charter Transport Recovery Program: This program provided support to bus and air charter transportation companies that were affected by COVID-19 and public health order restrictions.

Public health response, PPE and related goods and services

In addition to support for business, non-profit and charity sectors, Manitoba also invested in various COVID-19 goods and services, including the incremental public health costs, materials such as personal protective equipment (PPE), investments to support contact tracing, testing supplies and the vaccine program. The following table outlines the actual expenditures incurred in the Health sector related to COVID-19 in 2021/22.

Health Sector Response

Program ($ Millions)	Expenditure

Funding to Regional Health Authorities	396

Testing and Contact Tracing	108

Personal Protective Equipment	81

Vaccine Delivery	72

Total	657

SUMMARY OF THE COVID-19 RESPONSE IN MANITOBA IN 2021/22	27

Health Sector Response:

Funding to Regional Health Authorities: The Province provided additional support to regional health authorities, including personal care homes in response to the COVID-19 pandemic. Also includes personnel and other costs in the regional health authorities associated with vaccine delivery.

Testing and Contact Tracing: Investments included service and supply contracts and site leases.

Vaccine Delivery: Investments included service contracts and site leases for super-sites and pop-up clinics, supports provided for Indigenous-focused vaccination sites, technology costs related to booking appointments, pharmacist and physician remuneration for administering the vaccine, and more.

Personal Protective Equipment: Masks, gowns, gloves, etc.

Supports for other sectors

Manitoba also provided additional support to the K-12 system and continued the Restart Capital Program, which launched in 2020/21 with a $500 million commitment toward infrastructure projects to help boost the provincial economy’s recovery amid the COVID-19 pandemic and beyond. The following table outlines other actual expenditures incurred as part of the COVID-19 pandemic response in 2021/22.

  Manitoba COVID-19 Other Responses

Program ($ Millions)	Expenditure
Safe Schools Funding	92

Restart Capital Program – 2021/22 Portion	40

Workforce Development Agreement Incremental Spending	16

Vaccine Lottery	2

Miscellaneous	47

Total	197

Other Responses:

Safe Schools Funding: This was funding provided for the balance of the 2020/21 school year that ended in the first quarter of 2021/22 and additional funding for COVID-19 related costs in the 2021/22 school year. This includes approximately $7 million in funding dedicated to upgrade the ventilation system in Manitoba schools.

Restart Capital Program: This program included water and sewage projects through the Manitoba Water Services Board and municipal infrastructure priorities. This $500 million, multi-year program, which also included construction and maintenance of roads and highways, started in 2020/21 and continues in 2022/23.

Workforce Development Agreement Incre-mental Spending: This investment represented various labour market expenditures related to the one-time federal top-up of the Labour Market Agreement. This included programs and projects that encouraged up-skilling and assisted Manitobans in preparing for and accessing employment opportunities.

Vaccine Lottery: This funding was used to address vaccine hesitancy through two lottery draws over the summer, including several prizes of $100,000 and 10 draws for $25,000 in scholarships for youth.

28	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

Federal direct transfers to support the COVID-19 response in Manitoba

Manitoba and other provinces partnered with the federal government on a range of programs to support businesses and the non-profit and charitable sectors. In total, the federal contribution to Manitoba was $430 million in 2021/22. Some of these federal transfers helped to offset the provincial response, while others are cost-shared with provincial funds. The federal contributions were recorded as revenue and the disbursements were recorded as expenditures and included in the Summary of Manitoba’s COVID-19 Response. Total federal transfers to support the COVID-19 pandemic response in Manitoba were as follows:

Summary of Federal Transfers to Support Manitoba’s COVID-19 Response	$ Millions

Health care system recovery	145

COVID-19 immunization plan	36

Alternative isolation accommodation program	22

Workforce Development Agreement Top-Up	16

Air services to remote communities	11

Virtual care priorities	7

Safe Restart Agreement – data management	2

Immunization partnership	2

PPE and COVID-19 Test Kits	189

Total	430

The Health care system recovery payment of $145 million was an additional payment through the Health Canada Transfer, representing the province’s share of $4 billion in funding. This funding was provided to address immediate health care system pressures, including addressing backlogs in access to care during the pandemic.

The COVID-19 vaccination plan funding of $36 million represented the province’s share of $1 billion in funding. In Manitoba, this funding was used to enhance critical support for the vaccine rollout.

The federal government provided $22 million in funding to support the continued operation of a provincial service operationalized through Shared Health and service delivery organizations that provides safe isolation spaces for individuals who were unable to isolate safely at home.

The Workforce Development Agreement funding was expanded in 2020/21 to include a one-time increase of $47 million. Of this funding, $31 million was used in 2020/21 and the remaining $16 million was used in 2021/22 to support workers and businesses affected by the COVID-19 pandemic through employment and training supports including micro-credential programs for vaccine administration.

The $11 million support program for Manitoba’s Northern Airlines is a partnership between the governments of Canada and Manitoba to ensure air services to remote northern communities continued through the COVID-19 pandemic. This was in addition to the $12 million provided in 2020.

The $189 million represents the value of personal protective equipment and COVID-19 test kits contributed by the Federal Government.

SUMMARY OF THE COVID-19 RESPONSE IN MANITOBA IN 2021/22	29

INTRODUCTION TO THE PUBLIC ACCOUNTS

OF MANITOBA

Nature of the Public Accounts

The Public Accounts of Manitoba are prepared annually by statutory requirement in accordance with section 65(1) of The Financial Administration Act, which is Chapter F55 of the Continuing Consolidation of the Statutes of Manitoba. The Public Accounts reflect the summary financial position of the government and the operating results for the fiscal year of the government, which ends on March 31.

The information contained in the report originates from two sources:

•	The summarized financial information presented in the accounts of Manitoba, maintained by the Provincial Comptroller; and

•	The detailed records maintained by departments, government organizations, government business enterprises, and government business partnerships.

Each department and public sector organization is responsible for reconciling its accounts to the control accounts of the Provincial Comptroller, and for maintaining detailed records of the transactions in their accounts.

Format of the Public Accounts of Manitoba

The Public Accounts of Manitoba consist of the Financial Statement Discussion and Analysis, the audited Summary Financial Statements of the Government, financial reports on the Rainy Day Fund, and other statutory financial reports.

Financial Statement Discussion and Analysis – This section provides a written commentary on the summary financial statements, plus additional information on the financial and economic performance of the provincial government. The financial information contained in the Financial Statement Discussion and Analysis section is taken from the March 31, 2022 summary financial statements.

Summary Financial Statements – These audited statements, prepared using CPA Canada’s Public Sector Accounting Standards, disclose the financial impact of the government’s activities. Only the government’s summary financial statements provide the key information on the financial activities of the entire government. The summary financial statements include the financial results of the approximately 136 different agencies the government uses to deliver its goods and services. The Government Reporting Entity (GRE) includes government departments, business enterprises, business partnerships, and organizations, such as regional health authorities, school divisions, universities and colleges. The departments and entities comprising the GRE are disclosed in Schedule 8 of the summary financial statements.

The summary financial statements also provide the following information about government’s financial activities:

•	the government’s financial position as at March 31 each year

•	the results of its operations for the year

•	what revenue it brought in and what it spent (e.g., annual surplus or deficit)

•	how much it borrowed, repaid or refinanced

• how it obtained and used its funds

Information Provided Under Statutory Requirements – This section includes audited reports on information other than financial statements, including the Rainy Day Fund and other reports specified in the Financial Administration Act, The Fiscal Responsibility and Taxpayer Protection Act, The Health Services Insurance Act, and the Northern Affairs Act.The Public Accounts of Manitoba are available online at: www. manitoba.ca/governmentfinances.

PUBLIC ACCOUNTS OF MANITOBA	33

FINANCIAL STATEMENT DISCUSSION

AND ANALYSIS

Financial Condition of the Government

The Public Sector Accounting Board (PSAB) of the Chartered Professional Accountants of Canada (CPA Canada), through a statement of recommended practices, suggests a number of financial indicators to assist in the assessment of a government’s financial condition. There are no established public sector benchmarks for these indicators. The indicators, expressed as ratios or trends, provide a picture of what has occurred over a period of years to facilitate comparisons and assist in the assessment of the government’s financial health in the context of the current economic and financial environment. The recommended indicators are grouped into three categories:

(1)	Sustainability – measures a government’s ability to maintain its programs without the need to increase its borrowings.

(2)	Flexibility – determines the government’s efficiency to respond to rising financial commitments by either expanding its revenue or increasing its borrowings.

(3)	Vulnerability – how much a government relies on revenue sources beyond its direct control or influence, both domestic and internationally.

The Financial Statement Discussion and Analysis reflects the results of the Province of Manitoba, which continues to be impacted by the COVID-19 pandemic and other circumstances beyond its control. In order to get a broader perspective of the current fiscal situation of the Province of Manitoba, readers are urged to find additional information in the First Quarter Report of the Province for 2022/23.

Source of Data and its Limitations

The financial indicators in this report use key financial information from the audited summary financial statements. Economic information is obtained from Statistics Canada and the Manitoba Bureau of Statistics. Comparative data presented is not adjusted for inflation. Comparative results are restated to conform to any changes in accounting policy or presentation adopted in the current fiscal year. The financial indicators in this section present the results in the same format as presented in the Public Accounts of Manitoba.

The Government’s 2021/22 Financial Condition

This section describes the government’s financial health using CPA Canada’s three indicator categories of sustainability, flexibility, and vulnerability. The section also describes each category and the related indicators. For each indicator, it provides financial data for Manitoba and highlights key trends.

Sustainability

As noted, sustainability measures the ability of a government to meet its existing program commitments and creditor requirements without increasing its borrowings or tax burden.

Looking at trends for the following five indicators provides useful insight into the sustainability of a government’s revenue-raising and spending practices:

•	Net Debt as a Percentage of Provincial GDP: the relationship between a government’s net debt and the income in the economy

•	Net Debt-to-Total Annual Revenue: the extent to which future revenues are required to pay for past transactions or events

•

Net Debt per Capita: the relationship between a government’s net debt and its population widely considered to be the best measure for cross- jurisdictional review of government and financial health; represents the net debt amount that is attributed to each Manitoba resident

34	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

•	Annual Net Income (Loss): the extent to which a government is spending within its means

•	Annual Net Income (Loss)-to-Provincial GDP: the relationship between a government’s net income (loss) and the provincial economy

The COVID-19 pandemic, declared by the World Health Organization on March 11, 2020, continued to impact the financial results of the government in 2021/22. The subsequent economic effects worldwide, and in Manitoba, have continued to impact government spending and borrowing patterns, as reflected in the results for the year ended March 31, 2022. The economic indicators that are routinely monitored by the province show that the effects of the pandemic have diminished. The provincial GDP growth and own-source government revenues have significantly improved, compared to 2020/21. This revenue growth combined with the government’s continued expenditures related to the COVID-19 pandemic and new expenditures related to suports to Ukrainians impacted by the Russian Invasion of Ukraine, have resulted in a lower than budgeted net loss and lower debt levels. The ratios presented in the Financial Statement Discussion and Analysis illustrate an improvement in the fiscal position in 2021/22 compared to the plans in Budget 2021.

NET DEBT AS A PERCENTAGE OF PROVINCIAL GDP

The government manages its revenue-raising and spending practices with due regard to the provincial economy. Looking at net debt and provincial GDP provides insights into these practices.

Net debt – The difference between a government’s total liabilities and total financial assets provides a measure of the future revenue required to pay for past transactions and events. Net debt as a percentage of provincial GDP measures the level of future financial obligations placed on the economy by a government’s cumulative spending and revenue-raising practices. It provides a measure of how much debt a government is carrying relative to the province’s annual economic output.

In addition to the annual deficit, investment in capital improvements and replacement of deteriorating tangible capital assets, such as transportation infrastructure, result in increased net debt. As the tangible capital investments are acquired, debt is incurred and the costs are amortized over their future useful life, essentially allocating costs to the period over which the assets will be used and over a period in which revenue will be generated.

Growth in GDP must be taken into account to determine capacity to support debt. The GDP is a measure of the value of the goods and services produced in the province during a given year. The GDP indicates the size of the provincial economy. The provincial economy grew steadily from $71.3 billion in 2017/18 to $79.7 billion in 2021/22 or by 11.7 per cent during the five year period. The Manitoba Consumer Price Index (CPI) rose 3.3 per cent in 2021, after increasing 0.5 per cent in 2020. Manitoba’s price increase was below Canada’s increase of 3.4 per cent in 2021 and 0.7 per cent in 2020.

Graph 1 shows that the net debt to GDP ratio at March 31, 2022 has decreased compared to the prior year from 38.0 per cent to 35.7 per cent. This decrease reflects the substantial increase in own-source revenues during the 2021/22 fiscal year, which is partly offset by more moderate COVID-19 post-pandemic spending.

Graph 1

PUBLIC ACCOUNTS OF MANITOBA	35

Net debt for 2021/22 included a gain in other comprehensive income (OCI) of $279 million, recorded by government business enterprises (GBEs). OCI represents unrealized gains or losses calculated at a point in time and can have a significant impact on the measurement of net debt. OCI is measured as the change in “mark-to-market” valuations, interest rates, and foreign exchange rates at year end, representing a one-day snapshot of the change in value when, compared to the same day in the previous year.

Managing net debt while maintaining or increasing necessary investment in capital, including infrastructure, is a challenge faced by all provinces and territories in Canada.

NET DEBT-TO-TOTAL ANNUAL REVENUE

Net debt is the amount that current and past generations have accumulated through annual losses and tangible capital investments. These amounts remain an obligation for future generations to fund through annual net income, or to continue to carry as debt. It results when a government’s total liabilities exceed total financial assets. A trend of increasing net debt-to-total annual revenue would indicate that an increasing amount of time will be needed to eliminate net debt.

Since 2017/18, net debt-to-total annual revenue has decreased from 151.5 per cent to 148.9 per cent, and has decreased from a five-year high of 155.8 per cent in 2020/21. The decrease is directly attributable to the increase in own-sourced revenues generated in 2021/22 combined with moderate expenditure increases in the same fiscal year.

Graph 2 shows the historical trend of net debt to annual revenues. In recent years, through strong financial stewardship, this measure stabilized and was declining. In 2019/20, before the pandemic, the net debt to total annual revenue was at its lowest level of 144.2 per cent in the five-year period. The 2021/22 amount of 148.9 per cent demonstrates the province is recovering from the pressures of COVID-19 and improving overall condition.

Graph 2

NET DEBT PER CAPITA

Net debt per capita is a measurement of the value of a government’s net debt expressed in terms of the amount attributable to each citizen under the government’s jurisdiction. It is commonly calculated using net debt divided by the population of the province.

Net debt per capita provides an indication of how leveraged the government is. Net debt per capita is often used to comment on the effectiveness of a government’s current fiscal policy. The debt to GDP ratio provides a more complete picture of a government’s actual fiscal health. Graph 3 shows the historical trend of net debt per capita.

Graph 3

36	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

Net debt per capita has ranged from $18,332 in 2017/18 to $20,563 in 2021/22. The net debt per capita has increased in 2021/22, primarily as a result of increased spending in response to the lingering effects of COVID-19 and in-year supports provided to the Ukrainian refugees arriving in Manitoba.

ANNUAL NET INCOME (LOSS)

Annual net income helps the government maintain its services and provides an opportunity to lower its borrowing needs. Annual net losses can impact a government’s ability to deliver services and can lead to increased borrowing requirements.

Manitoba incurred a $704 million loss for the year ended March 31, 2022. The annual net income (or loss) shows the extent to which a government generates revenues more (or less) than its operating expenses in one fiscal year.

For the fiscal year ending in 2022, Manitoba had budgeted a net loss of $1,597 million, however, with higher than anticipated revenues, and only modest expenditure overages due to the residual effects of COVID-19, the province was able to reduce the actual loss to $704 million. This is a reduction of $893 million lower for the fiscal year than the results that were budgeted.

In order to comply with the new Canadian Auditing Standard (CAS) 540 auditing accounting estimates and related disclosure, the Province engaged external experts in 2020 to assess and assign values to some of the significant estimated liabilities of the government. These include the remediation liabilities associated with orphaned and abandoned mines, contaminated sites across the province, contingent liabilities for legal claims, and retroactive contingent liabilities for both settled and unsettled labour contracts in the public sector.

ANNUAL NET INCOME (LOSS)-TO-PROVINCIAL GDP

The ratio of net income (loss)-to-provincial GDP measures the difference between revenues and expenses expressed as a percentage of GDP. It is a measure of a government’s ability to meet its financing needs and to ensure proper management of public finances.

Table 1 shows the five-year trend in annual revenue, expenses, net income (loss) and net income (loss) to provincial GDP.

The annual net income (loss) to Provincial GDP improved in 2021/22 due to a lower summary net loss than in 2020/21.

Table 1 Annual Net Income (Loss)

Revenue and Expense Items	2017/2018 Actual		2018/2019 Actual		2019/2020 Actual	2020/2021 Restated		2021/2022 Actual

	($ millions)

Revenue	16,152		17,028		17,641	17,744		19,107
Total Expenses	16,846		17,177		17,636	19,868		19,811

Summary Net Income (Loss)	(694)		(149)		5	(2,124)		(704)
Annual Net Income (Loss) to Provincial GDP	(1.0%	)	(0.2%	)	0.0%	(2.9%	)	(0.9%	)

PUBLIC ACCOUNTS OF MANITOBA	37

Flexibility

Flexibility is the degree to which a government can increase financial resources to respond to rising commitments either by expanding its revenue or by increasing its net debt.

PSAB has recommended a number of financial indicators that assess a government’s flexibility. The following indicators are considered applicable to provide insight into the Manitoba government’s flexibility:

•	Public Debt Charges to Total Revenue: the extent to which borrowing decisions constrain a government’s ability to meet financial and service commitments

•	Own-Source Revenue to Provincial GDP: the extent to which a government is taking income out of the economy through taxation and user fees

PUBLIC DEBT CHARGES TO TOTAL REVENUE

The amount of public debt charges as a percentage of total revenue shows the extent to which a government must use revenue to pay for interest costs rather than to pay for services. The ratio shows how much of every dollar of a government’s revenue is needed to pay interest. A lower ratio of interest costs, as a percentage of revenue, means a government uses a smaller proportion of its revenue to pay for interest costs.

Graph 4 shows that in 2017/18, the Government used 5.9 cents of every dollar of revenue to pay interest, in 2021/22, this was reduced to 5.1 cents per dollar.

Graph 4

OWN-SOURCE REVENUE TO PROVINCIAL GDP

A government’s own-source revenue, as a percentage of provincial GDP, shows how much revenue a government raises through its provincial economy via taxation and fees. Own-source revenue does not include the net income from GBEs, given the semi-autonomous nature of their operations. Their revenues are not derived from taxation or fees, but from the supply of products or services.

High own-source revenue as a percentage of GDP ratios or increases in the ratios mean a government is placing higher demands on its provincial economy, indicating that its demands are outpacing growth in the economy.

Since 2017/18, the government’s own source revenue has been steadily increasing, except during 2020/21 when it decreased by $605 million to $11.2 billion from $11.8 billion. In 2021/22, the Province rebounded and experienced a $1.3 billion increase or $12.5 billion in own-source revenues generated. As a percentage of the provincial GDP, own-source revenue has increased by 11.4 per cent compared with 2020/21. This indicates that government has changed its normal demands on the provincial economy over this time period. For 2021/22, the main contributors to the increase in own-source revenue from the prior year are:

•	Income taxes increased $1 billion, or 24.9 per cent

•	Other taxes increase $56 million, or 1.3 per cent, some notable items in this category are:

○	Retail sales tax increased $179 million, or 8.1 per cent

○	Land transfer tax increased $37 million, or 33.9 per cent

○	Fuel Tax increased $24 million, or 8 per cent

○	Tobacco tax decreased $28 million, or 14.1 per cent

○	Education property taxes decreased $167 million, or 18.7 per cent

38	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

•	Fees and other revenues increased by $188 million, or 8.2 per cent

•	Sinking funds and other earnings decreased by $11 million compared to 2020/21, or 3.4 per cent

Graph 5 shows the relationship between own-source revenue and provincial GDP. GDP increased 11.7 per cent from $71.3 billion in 2017/18 to $79.7 billion in 2021/22. Own-source revenue increased by $1 billion in 2021/22. As a result, the ratio of own-source revenues in relation to the economy has increased to 15.7 per cent of GDP compared to 15.4 per cent in 2020/21.

Graph 5

Vulnerability

Vulnerability is the degree to which a government is dependent upon, and therefore, vulnerable to, fluctuations in sources of revenue outside of its direct control or influence. A high degree of dependency may indicate a government is reliant on outside sources to deliver programs and services at the current level and quality.

Changes in outside sources of revenue due to capital projects and other one-time or non-operational programs do not indicate a material increase in a government’s revenue vulnerability.

A recommended indicator for providing insight into the government’s vulnerability is Federal Transfers to Total Revenue.

FEDERAL TRANSFERS TO TOTAL REVENUE

The ratio of federal transfers to total revenue indicates the vulnerability of provinces to changes in transfer support from the Government of Canada.

Graph 6 shows the ratio of major federal transfers to total provincial revenue, excluding federal COVID-19 funding, has increased from 28.8 per cent in 2007/08 to 30.5 per cent in 2021/22. Overall, Manitoba experienced a decline in federal transfers as a share of total revenue between 2012/13 to 2015/16. However, transfers to Manitoba including those for targeted program delivery, have steadily increased since 2017/18 and continue for the second year in a row to be above the 15-year average of 28.4 per cent. The ratio indicates the Province was relying less on its own-source revenues to fund core programs and services, demonstrating Manitoba’s gradually increasing vulnerability, based on changes in federal transfer support.

PUBLIC ACCOUNTS OF MANITOBA	39

Manitoba received $396 million, or 67 per cent more in federal cost-shared targeted program revenue (E.g. Agri-stability, Early Learning and Child Care agreements) in 2021/22 compared to 2020/21. Major federal transfers (including Canada Health Transfers and Canada Social Transfers) excluding COVID-19 funding, increased by $663 million or 12.8 per cent.

Graph 6

40	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

RISKS AND UNCERTAINTIES

Manitobans were facing continued challenges caused by the COVID-19 pandemic at the start of the fiscal year. As a result, Budget 2021 set aside $1.2 billion specifically for pandemic response, and an additional $100 million was approved through Supplementary Estimates in March 2022. With the pandemic still persisting in Budget 2022, funding for Contingencies, COVID-19 Response and Recovery is set for another $630 million.

Last summer, the province experienced severe drought conditions that impacted many sectors, but particularly agricultural production and hydro-electricity production. Both sectors were reported to have double digit declines in real GDP output in 2021.

During the fiscal year, global economies started reopening as COVID-19 was being managed. In Manitoba, the safe reopening of the economy generated a strong recovery. Buoyed by government support programs, Manitoba households and businesses displayed remarkable resilience as they endured multiple waves of COVID-19.

With more businesses reopening, especially in the services sector, full-time job opportunities quickly rebounded and by December 2021, total employment in the province surpassed the pre-pandemic level. Full-time employment increased by 4.7 per cent in 2021, while part-time employment fell by 1.4 per cent. Better than expected activity in the labour market generated a substantial increase in labour income, lifting domestic spending in the economy, increasing provincial government revenues.

Reopening of global economies, however, comes with some challenges. Suppressed demand for goods and services was well ahead of production, adding stress to supply chain issues and causing shortages. This led to a substantial rise in consumer and commodity prices around the world.

The Russian invasion of Ukraine further exacerbated global price increases. The following chart displays the Manitoba inflation rate, year over year growth between January 2020 and March 2022. In Manitoba, the year-over-year annual inflation rate jumped from 3.2 per cent in April 2021 to 7.4 per cent in March 2022.

PUBLIC ACCOUNTS OF MANITOBA	41

To combat these economic pressures, many central banks around the world are tightening monetary policy. Bank of Canada raised its trend setting rate in March 2022, the first increase since late 2018. These increases immediately impact the interest rate that Manitobans get from their lenders on products like mortgages and lines of credit. Anticipation of more interest rate increases is contributing to greater volatility in the housing and financial markets. Combined with slower than anticipated growth in China and Russia, these factors are weighing in on global growth and increasing uncertainty about the path to economic recovery.

Reopening has also created a surge in demand for provincial government’s services across Canada, especially in health care, a sector that continues to manage the pandemic. According to the Canadian Institute for Health Information, scheduled surgeries and other medical procedures were delayed several times as Canada’s health systems prioritized more urgent treatments during COVID-19 waves. In the first 22 months of the COVID-19 pandemic, almost 600,000 fewer surgeries were performed in Canada.

Fiscal planning in Manitoba will continue to monitor and assess the potential impact from these developments. The risks are overwhelmingly tilted to the downside and will challenge expenditure estimates, while slower economic growth will decrease tax revenue.

The government’s overall exposure to risks and uncertainties arises from many variables which it does not directly control. These include:

•	economic factors such as inflation, exchange rate and commodity prices

•	temporary or permanent shutdown of key production facilities, especially energy products, disrupting supply chains and generating shortages

•	geopolitical tensions or invasions and their repercussions to the global economy

•	extreme weather events

•	inflationary pressure and corresponding Bank of Canada interest rate policy

•	tax reforms in other jurisdictions that can materially shift tax planning and tax competitiveness

•	changes in federal transfers

•	trade barriers including tariffs on imports and exports

•	unforeseen delays with planned capital investment due to environmental or other obligations

•	the financial performance of the Crown corporations, especially Manitoba Hydro

•	outcomes from litigation, arbitration and negotiations with third parties

•	utilization rates for government services such as health care, child and family services, or employment assistance changes in accounting standards identification

42	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

•	changes in the quantification of the liabilities related to contaminated sites volatility of results, including amounts consolidated from other reporting entities

•	migration of health viruses and other diseases across international boundaries

•	income tax planning, and retail activity
•	demographic factors such as aging population and growth in school-aged population

•	economic or financial events that can influence overall annual results

•	economic disruption to businesses impacted by certain public health measures during the COVID-19 pandemic

An overview of the approximate effect of changes in some of the key fiscal variables of nominal GDP, interest rates and debt levels is presented in the following table. Sensitivity analysis is part of the government’s approach for fiscal planning. This table illustrates the sensitivity to change that those variables have on the net income (loss) for Manitoba:

Key Fiscal Sensitivities

Variable	Increase of:	Annual Fiscal Impact ($millions)

Nominal GDP	1 percentage point	125.0

Interest Rates	1 percentage point	(35.0)
Debt	$500 million	(18.0)

PUBLIC ACCOUNTS OF MANITOBA	43

VARIANCE ANALYSIS AND ASSESSMENT

OF SIGNIFICANT TRENDS

Variance Analysis and Assessment of Significant Trends
Summary Net Income/(Loss)

				Variance

Revenue and Expense Items	2021/2022 Budget	2021/2022 Actual	2020/2021 Restated	2021/2022 vs 2020/2021 Restated	2021/2022 Actual to Budget

	($ millions)

REVENUE
Income Taxes	4,455	5,245	4,199	1,046	790
Other Taxes	4,280	4,485	4,429	56	205
Fees and Other Revenue	2,407	2,479	2,291	188	72
Sinking Funds and Other Earnings	206	314	325	(11)	108

Total Own-Source Revenue	11,348	12,523	11,244	1,279	1,175
Government Business Enterprises	850	321	600	(279)	(529)
Federal Government Transfers	5,640	6,263	5,900	363	623

Total Revenue	17,838	19,107	17,744	1,363	1,269

EXPENSES
Legislative Assembly	51	48	47	1	(3)
Executive Council	6	6	6	—	—
Advanced Education, Skills and Immigration	1,554	1,476	1,476	—	(78)
Agriculture	370	645	302	343	275
Economic Development, Investment and Trade	292	282	288	(6)	(10)
Education and Early Childhood Learning	3,450	3,338	3,184	154	(112)
Environment, Climate and Parks	165	157	355	(198)	(8)
Families	2,030	2,351	2,041	310	321
Finance	174	173	479	(306)	(1)
Health	7,085	7,265	7,056	209	180
Indigenous Reconciliation and Northern Relations	39	40	31	9	1
Justice	737	761	779	(18)	24
Labour, Consumer Protection and Government Services	547	530	625	(95)	(17)
Mental Health and Community Wellness	368	368	350	18	—
Municipal Relations	418	420	777	(357)	2
Natural Resources and Northern Development	111	113	112	1	2
Public Service Commission	36	37	27	10	1
Seniors and Long Term Care	—	—	—	—	—
Sport, Culture and Heritage	96	92	124	(32)	(4)
Transportation and Infrastructure	499	504	482	22	5
Enabling Appropriations	267	31	25	6	(236)
Emergency Expenditures	100	135	281	(146)	35
Tax Credits	46	72	52	20	26
Debt Servicing	994	967	969	(2)	(27)

Total Expenses	19,435	19,811	19,868	(57)	376

Summary Net Income (Loss)	(1,597)	(704)	(2,124)	1,420	893

44	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

The government ended the year with a loss of $704 million, which is $893 million lower than the budgeted net loss of $1,597 million. In 2021/22, total revenues were $19,107 million and total expenses were $19,811 million.

Revenue Analysis

The most significant factors causing the revenue variances from the 2021/22 budget are:

•	Income taxes were $790 million, or 17.7 per cent greater than budget mainly due to a strong post-pandemic recovery in income in 2021 compared to the forecast.

•	Other taxes were $205 million, or 4.8 per cent higher than the budget. Key revenue categories are:

○	$113 million increase, or 5.0 per cent for the Retail Sales Tax due to quicker than anticipated economic recovery after the lifting of pandemic restrictions.

○	$9 million, or 2.9 per cent increase in Fuel Taxes due to higher fuel consumption.

○	$14 million, or 3.8 per cent increase in Levy for Health and Education mainly due to reopening of the economy.
○	Land transfer tax increased $50 million or 52.1 per cent compared to 2021/22 budget due to an underestimate in the budget.

•

Fees and other revenues were $72 million or three per cent higher than expected, as well as revenues relating to educational property taxes were 5.1 per cent, or $35 million higher than the 2021/22 budget.

•	Income from GBEs was $529 million less than the $850 million budgeted amount in 2021/22 due to drought conditions that severely impacted Manitoba Hydro’s ability to generate electricity.

•

Federal transfers were $623 million higher than budgeted resulting in an actual increase of 11 per cent compared to the 2021/22 budget. The increase partially reflects a one-time Canada Health Transfer, new funding for Early Learning and Child Care and the AgriRecovery Drought Assistance Program.

Revenue trend analysis provides users with information about significant changes in revenue over time and between sources, enabling users to evaluate past performance and assess potential implications for the future. The following section outlines the revenue trends in Manitoba.

Revenue Trend Analysis by Source

Revenue Source	2017/2018 Actual	2018/2019 Actual	2019/2020 Actual	2020/2021 Restated	2021/2022 Actual

			($ millions)

Income Taxes	3,985	4,234	4,515	4,199	5,245
Retail Sales Tax	2,444	2,472	2,262	2,208	2,387
Fuel Taxes	344	347	338	299	323
Levy for Health and Education	356	376	385	370	385
Education Property Taxes	827	847	874	895	728
Other Taxes	617	643	633	657	662
Fees and Other Revenue	2,364	2,341	2,465	2,291	2,479
Federal Transfers	4,200	4,531	4,879	5,900	6,263
Net Income from Government Business Enterprises	758	919	913	600	321
Sinking Funds and Other Earnings	257	318	377	325	314

Total Revenue	16,152	17,028	17,641	17,744	19,107

PUBLIC ACCOUNTS OF MANITOBA	45

The following chart illustrates the government’s main revenue sources for 2021/22. The majority of revenue, at 65 per cent, was generated by Manitoba’s own-sources.

Total revenue in 2021/22 was $19,107 million, an increase of $1,363 million or 7.7 per cent from 2020/21.

The most significant factors causing the revenue variances from the previous year are:

•

An increase of $1,046 million or 24.9 per cent in income taxes primarily due to an unanticipated increase in individual ($778 million) and corporate ($268 million) income taxes collected; increases supported by a 4.7 per cent increase in Manitoba full-time employment in 2021.

•

Increase of $363 million or 6.2 per cent in federal transfers compared to 2020/21 actuals, reflects increase for Equalization transfers along with $300 million reduction for COVID-19 transfers compared with the actual amount received in 2020/21.

•	GBEs generated $279 million less revenues compared with 2020/21, some factors related to the shortfall are due to:

○

Manitoba Liquor and Lotteries Corporation experienced a $172 million increase in revenue mainly due to the resumption of normal operations such as video lottery and higher participation with the provincial casinos.

○

Hydro’s net income decreased by $367 million due mainly to low water conditions and higher prices of natural gas, partially offset by higher domestic revenue resulting from higher gas rates and the impact of colder winter weather.

○	MPI experienced a decrease of $85 million in investment income, mainly due to increased volatility in global financial markets affecting marked changes to the fair market value of held assets.

•

$11 million or 3.4 per cent decrease in sinking funds and other earnings due to lower interest rates offset by an increase in Hydro Guarantee fee revenue, as a result of additional borrowing by Hydro compared to 2020/21.

Net Income of Government Business Enterprises (GBEs)	2021/22 Budget	2021/22 Actual	2020/21 Actual

Manitoba Liquor and Lotteries Corporation	570	597	425

Deposit Guarantee Corporation of Manitoba	29	30	29

Manitoba Hydro-Electric Board	190	(248)	119
Manitoba Public Insurance Corporation	61	(58)	27
Net Income From GBEs	850	321	600

46	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

Expense Analysis

The most significant factors causing the expense variances from the 2021/22 budget are the following:

•

Advanced Education, Skills and Immigration were $78 million or five per cent under budget. This is primarily due to lower operating and salary costs related to the delays of reopening secondary education campuses due to subsequent waves of COVID-19. The ministry also experienced lower demands for support for students with disabilities.

•

Manitoba Agriculture exceeded their budget by $275 million or 74.3 per cent due to a very high, unprecedented claim year for the Agri-lnsurance program due to widespread drought conditions across Manitoba in 2021.

•

The education sector’s expenditure was $112 million or 3.2 per cent lower than the 2021/22 restated budget. This is mainly due to COVID-19 related impacts that resulted in reduced school division expenditures for transportation and supplies, along with the timing difference between Province’s and School Divisions’ year ends where payments to School Divisions for their fiscal year are not fully expensed until June 30, 2022.

•

Families expenses were $321 million or 15.8 per cent over budget primarily due to additional costs associated with repairs and maintenance in Manitoba Housing units, an increase in Community disABILITY Services sector wages, additional funding to child and family service authorities and homeless shelters for COVID-19 expenditures, an increase in Children’s disABILITY and child and community-centered services, and contingent liabilities.

Included in these sector investments are amounts set aside to account for contingent liabilities. The accounting for contingent liabilities conforms with Public Sector Accounting Standards, without prejudice to the legal or other processes that must unfold in the future. The final amounts paid are determined through legal and other proceedings, so payments may differ from the accounting estimate of the contingent liability that is reflected in the Public Accounts.

•

Health expenses were $180 million or 2.5 per cent higher than budget, primarily due to the costs associated with increased funding to Acute Care Services to support service delivery organizations. This includes year-over-year increases in costs incurred due to COVID-19 and surgical backlogs, settled wage contracts including retro pay and increased costs for Health System Transformation initiatives.

•	Debt servicing was $27 million or 2.7 per cent lower than budgeted primarily due to lower interest rates than forecasted, combined with lower borrowings required during the fiscal year.

•	Enabling Appropriations were $236 million or 88.4 per cent less than 2021/22 budget, due to the reduced COVID-19 pandemic response pressures faced.

•	Emergency Expenditures were $35 million or 35 per cent over budget. This year’s emergency expenditures included costs related to the AgriRecovery Drought Assistance Program and fire suppression.

Analysis of expenses helps users understand the impact of the government’s spending on the economy, the governments overall allocation and use of resources, and the cost of government programs.

PUBLIC ACCOUNTS OF MANITOBA	47

EXPENSE BY FUNCTION

Expense by function provides a summary of the major ministerial areas of government spending, and changes in spending from the previous year.

Expense Trend Analysis by Function

Expense by Function	2020/2021 Restated	2021/2022 Actual

	($ millions)

Legislative Assembly	47	48

Executive Council	6	6

Advanced Education, Skills and Immigration	1,476	1,476

Agriculture	302	645

Economic Development, Investment and Trade	288	282

Education and Early Childhood Learning	3,184	3,338

Environment, Climate and Parks	355	157

Families	2,041	2,351

Finance	479	173

Health	7,056	7,265

Indigenous Reconciliation and Northern Relations	31	40

Justice	779	761

Labour, Consumer Protection and Government Services	625	530

Mental Health and Community Wellness	350	368

Municipal Relations	777	420

Natural Resources and Northern Development	112	113

Public Service Commission	27	37

Seniors and Long Term Care	–	–

Sport, Culture and Heritage	124	92

Transportation and Infrastructure	482	504

Enabling Appropriations	25	31

Emergency Expenditures	281	135

Tax Credits	52	72
Debt Servicing	969	967

Total Expenses by Function	19,868	19,811

Note: Actual expenses for Seniors and Long Term Care were less than $500,000. For display purposes, this is shown as zero.

Total expenses were $19,811 million in 2021/22, a decrease of $57 million or 0.3 per cent from 2020/21.

The most significant factors causing the expense variances from the previous year were:

•

Education and Early Childhood Learning increased $154 million or 4.8 per cent compared to 2020/21, this was primarily due to additional support provided to school divisions for increased wages for schools staff including educators. Implementation of the Teacher’s Idea Fund in 2021/22, increased in teachers’ retirement allowance fund, and funding provided to child care facilities.

•

Environment, Climate and Parks expenses decreased by $198 million or 55.8 per cent. Expenses were higher in 2020/21 due to the reassessment of contaminated sites liabilities for orphaned and abandoned mines, and lower transfers made to the Provincial Park Endowment Fund at The Winnipeg Foundation in 2020/21 that did not occur in 2021/22.

•

Families increased expenditures by $310 million or 15.2 per cent due to investments in repairs and maintenance of Manitoba housing units, additional pressure on the sector due to ongoing COVID-19 implications, inflationary factors, wage settlements and other contingent liabilities.

48	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

•	Finance expenses decreased by $306 million, or 63.9 per cent, primarily due to reduction of expenditures related to COVID programs.

•

Health was $209 million or three per cent higher primarily due to increased funding for acute care services, increased wages for healthcare staff, increased costs due to supply chain issues for drugs, blood services, emergency response and transport services, which also includes supply needs to reduce the spread of COVID-19 in all health operations.

•

Labour, Consumer Protection and Government Services expenses decreased by $95 million, or 15.2 per cent, primarily due to the reduced demand to purchase supplies to support the COVID-19 pandemic response.

•	Municipal Relations expenses decreased by $357 million, or 45.9 per cent, primarily due to a reduction in one-time grants provided in 2020/21 compared to 2021/22.

•

Sport, Culture and Heritage expenses were $32 million or 25.8 per cent less than 2020/21 actuals due to the reduction in grant and transfer payments in 2021/22 to support programs still being impacted by COVID-19, this factor has resulted in a significant savings in 2021/22.

•

Emergency Expenditures expenses decreased by $146 million, or 52.0 per cent, due to reduced need for COVID-19 pandemic emergency supports and relief to individuals and businesses, and emergent contingent liabilities.

The following chart illustrates the government’s spending by function. The departments on the left side of the chart represent 73 per cent of the total summary government operating expenses.

PUBLIC ACCOUNTS OF MANITOBA	49

Program expenses, which represent total expenses excluding the cost of debt servicing have decreased from 2020/21 primarily due to reductions in Finance, Environment, Climate and Parks, and Municipal Relations.

In 2021/22, total expenses to GDP amounted to 24.9 per cent (2020/21 – 27.3 per cent) while program expenses to GDP amounted to 23.7 per cent (2020/21 – 25.9 per cent) of GDP.

Total expenses as a percentage of total revenues were 103.7 per cent in 2021/22. An expense ratio of more than 100 per cent means that expenses have exceeded revenues, resulting in a loss. A ratio of 100 per cent indicates that expenses and revenues are matched.

EXPENSE BY TYPE

Expense trend analysis by type provides a summary of government spending by type and highlights changes in spending over time.

Expense Trend Analysis by Type

Expense by Type	2017/2018 Actual	2018/2019 Actual	2019/2020 Actual	2020/2021 Restated	2021/2022 Actual

			($ millions)

Personnel Services	8,057	8,070	8,241	8,759	9,043
Grants/Transfer Payments	2,418	2,490	2,809	3,687	2,912
Transportation	155	167	182	158	155
Communications	75	72	75	77	99
Supplies and Services	1,871	1,954	2,035	2,509	2,406
Social Assistance Related	1,785	1,855	1,728	1,631	1,982
Other Operating	704	745	678	1,088	1,337
Debt Servicing	952	1,000	1,037	969	967
Minor Capital	116	101	106	207	108
Amortization	713	723	745	783	802

Total Expenses by Type	16,846	17,177	17,636	19,868	19,811

Overall allocation of spending by type was fairly consistent, compared to 2020/21 results. The following expense types varied more significantly compared to last year.

Personnel services, the Province’s largest expense, as a percentage of total expenses increased to 45.6 per cent (2020/21 – 44.1 per cent).

Supplies and services decreased to 12.1 per cent (2020/21 – 12.6 per cent)

Grants/transfer payments decreased to 14.7 per cent (2020/21 – 18.6 per cent). Debt servicing costs were $967 million (2020/21 – $969 million) as at March 31, 2022, a decrease of $2 million, or 0.2 per cent.

50	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

EXPENSE BY SEGMENT

Expense by segment analysis provides a secondary review on how the Province’s expenses are categorized and the area that commands the most support.

Expense Trend Analysis by Segment

Year in ($ millions)	2018 Actual	2019 Actual	2020 Actual	2021 Restated	2022 Actual
Health	$6,564	$6,663	$6,955	$7,510	$7,737
Education and Economic Development	4,573	4,667	4,759	5,051	5,201
Families	2,295	2,312	2,288	2,152	2,465
Community and Resource Development	1,980	1,935	1,952	2,140	1,943
Justice and Other Expenditures	1,556	1,647	1,789	2,383	2,046
General Government (Note a)	110	165	74	1,059	888
Adjustments (Note b)	(232)	(212)	(181)	(427)	(469)

Total Expense by Segment	$16,846	$17,177	$17,636	$19,868	$19,811

Note a: The general government category includes revenue from sources that cannot be attributed to a particular sector. It also includes expenses related to emergency services and disaster assistance.

Note b: Consolidation adjustments are necessary to conform sectors to Government accounting policies and to eliminate transactions between sectors.

Expenses have increased $2,965 million or 17.6 per cent over the past five years.

Health averaged 38.8 per cent of the Province’s overall expenses during the past five years, with Education and Economic Development averaging 26.6 per cent during this same period. The five different sectors have been stable and have very small fluctuations in expenditures when comparing year-over-year fluctuations.

PUBLIC ACCOUNTS OF MANITOBA	51

Financial Assets

An analysis of financial assets provides users with information regarding the amount of resources a government can convert to cash, if required, to discharge existing liabilities or to finance future operations.

Financial Assets Trend Analysis

Financial Assets	2017/2018 Actual	2018/2019 Actual	2019/2020 Restated	2020/2021 Restated	2021/2022 Actual

		($ millions)
Cash and Cash Equivalents	1,725	2,720	2,780	3,018	3,407
Temporary Investments	564	585	561	1,001	761
Accounts Receivable and Advances	1,849	1,867	1,857	1,901	2,288
Inventories	50	42	30	25	17
Portfolio Investments	1,649	1,563	1,798	2,167	2,290
Loans and Advances	1,411	1,529	1,604	1,591	1,438
Equity in Government Business Enterprises	2,957	3,035	3,411	3,829	3,832
Equity in Government Business Partnerships	19	20	20	20	20

Total Financial Assets	10,224	11,361	12,061	13,552	14,053

Financial assets increased by $501 million, or 3.7 per cent, from 2020/21. This is primarily due to an increase in accounts receivable and advances of $387 million, or 20.4 per cent, an increase in cash and cash equivalents of $389 million or 12.9 per cent, an increase in portfolio investments of $123 million, or 5.7 per cent, an increase in equity in government business enterprises of $3 million, and partially offset by a decrease in temporary investments of $240 million or 24 per cent and a decrease in loans and advances of $153 million or 9.6 per cent.

52	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

Liabilities

An analysis of liabilities provides users with information to understand and assess the demands on financial assets. Liabilities consist of debt or obligations owing, to be repaid with cash or other assets.

The 2021/22 total liabilities increased by $1,305 million, or 3.2 per cent, from 2020/21. Borrowings increased by $1,079 million or 3.4 per cent from 2020/21. The pension liability increased by $166 million or 5.0 per cent from 2020/21. Accounts payable and accrued liabilities increased by $357 million or 7.1 per cent and restricted inflows, referred to as unearned revenue, experienced a decrease of $292 million or 19.5 per cent.

Liabilities Trend Analysis

Liabilities	2017/2018 Actual	2018/2019 Actual	2019/2020 Restated	2020/2021 Restated	2021/2022 Actual

		($ millions)
Borrowings	27,350	29,166	29,272	31,339	32,418
Accounts Payable and Accrued Liabilities	4,202	3,648	4,462	5,037	5,394
Unearned Revenues	396	711	650	1,496	1,204
Pension Liability	2,726	2,914	3,107	3,321	3,487
Other Liabilities	20	17	11	10	5

Total Liabilities	34,694	36,456	37,502	41,203	42,508

PENSION LIABILITY

The government uses a diversified, conservative investment approach to mitigate the risks in the market volatility on pension assets. The value of plan assets is determined using a moving average fair value method. Under this method, fair value is the underlying basis, with any excess (or shortfall) of investment returns over (or below) the expected long-term rate being amortized over a five-year period. When actual experience varies from actuarial estimates, for both the accrued benefit obligation and plan assets, the difference is amortized over the expected average remaining service life of the related employee group.

This method of accounting for the accrued benefit obligation and pension assets is consistent with Canadian public sector accounting standards and allows the government to smooth gains and losses over several years.

PUBLIC ACCOUNTS OF MANITOBA	53

Net Debt and Accumulated Deficit

Net debt is the difference between the Province’s liabilities and financial assets. It represents the amount of liabilities to be funded from future revenues and taxation. Operating losses, investments in tangible capital assets, and increases in other non-financial assets all increase net debt. Net debt is decreased by operating net income or decreases in the value of net tangible capital assets and other non-financial assets.

Net debt for 2020/21 of $27.7 billion increased to $28.5 billion as at March 31, 2022.

The main reasons for the 2021/22 increase in net debt were:

• the 2021/22 operating loss of $704 million

• net tangible capital assets acquisitions of $222 million

• increase in other non-financial assets of $157 million

These items were partially offset by an Other Comprehensive Income gain of $279 million.

Net debt of $28,455 million as at March 31, 2022 is lower than the budget by $1,543 million.

The accumulated deficit has increased by $424 million, or 3.2 per cent, from 2020/21, as a result of an operating loss of $704 million and was partially offset by other comprehensive income of $279 million.

Net Debt and Accumulated Deficit Trend Analysis

Net Debt and Accumulated Deficit	2017/2018 Actual	2018/2019 Actual	2019/2020 Restated	2020/2021 Restated	2021/2022 Actual

		($ millions)

Financial Assets	10,224	11,361	12,061	13,552	14,053
Less: Liabilities	(34,694)	(36,456)	(37,502)	(41,203)	(42,508)

Total Net Debt	(24,470)	(25,095)	(25,441)	(27,651)	(28,455)
Non-Financial Assets	13,750	13,999	14,197	14,526	14,906

Total Accumulated Deficit	(10,720)	(11,096)	(11,244)	(13,125)	(13,549)

54	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

Non-Financial Assets Including Tangible Capital Assets

An analysis of non-financial assets provides users with information to assess changes in the government’s infrastructure and long-term non-financial assets.

Non-Financial Assets Trend Analysis

Non-financial Assets	2017/2018 Actual	2018/2019 Actual	2019/2020 Actual	2020/2021 Actual	2021/2022 Actual

	($ millions)
Tangible capital assets	13,612	13,856	14,041	14,255	14,477
Prepaid expenses	64	72	77	81	87
Inventories	74	71	79	190	342

Total non-financial Assets	13,750	13,999	14,197	14,526	14,906

Non-financial assets typically represent resources a government can use in the future to provide services using tangible capital assets. The management of non-financial assets has a direct impact on the level and quality of services a government is able to provide to its citizens.

At March 31, 2022, non-financial assets were $380 million, or 2.6 per cent, higher than 2020/21. The majority of the government’s non-financial assets are tangible capital assets. The net book value of tangible capital assets increased by $222 million from 2020/21. Total tangible capital assets additions were $1,071 million for 2021/22 ($1,061 million for 2020/21). Additions include investments in health and education facilities and other land-based infrastructure such as roads, bridges, water control structures, and parks.

An analysis of tangible capital assets helps users understand whether the government has the ability to provide services in future periods.

Tangible Capital Assets Trend Analysis

Tangible Capital Assets	2017/2018 Actual	2018/2019 Actual	2019/2020 Actual	2020/2021 Actual	2021/2022 Actual

	($ millions)
Land	298	307	330	305	321
Building and Leasehold Improvements	5,502	5,982	6,317	6,424	6,517
Vehicles and Equipment	773	754	748	739	710
Computer Hardware and Software	278	368	359	318	321
Assets Under Construction	1,431	961	709	766	727
Infrastructure	5,330	5,484	5,578	5,703	5,881

Total Tangible Capital Assets	13,612	13,856	14,041	14,255	14,477

PUBLIC ACCOUNTS OF MANITOBA	55

Government capitalizes the gross cost of its tangible capital assets. Recoveries from other governments related to capital projects are recognized as revenue in the year the capital asset is purchased or constructed. Crown land transferred to the province is not reported in the financial statements as a tangible capital asset.

The net book value of tangible capital assets totaled $14.5 billion at the end of 2021/22 (2020/21–$14.3 billion). Buildings and leasehold improvements include provincially-owned schools, health facilities, and public service buildings.

The total cost of tangible capital assets has increased steadily from $23.4 billion in 2017/18 to $26.5 billion in 2021/22, demonstrating that the province has more assets available to provide services in future periods.

Similarly, the net book value of tangible capital assets, which is the remaining value of the assets on the Statement of Financial Position, has risen from $13.6 billion in 2017/18 to $14.5 billion in 2021/22. The following chart illustrates the total net book value of all tangible capital assets from 2017/18 to 2021/22.

Infrastructure assets include roads, bridges, water control structures, and parks.

The following chart illustrates tangible capital assets by class and includes the related accumulated amortization as of March 31, 2022.

56	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

STATEMENT OF RESPONSIBILITY

www.manitoba.ca

STATEMENT OF RESPONSIBILITY

The summary financial statements are prepared under the direction of the Minister of Finance in accordance with the stated accounting policies of the Government reporting entity and include summary statements of financial position, revenue and expense, accumulated deficit, change in net debt, cash flow, notes and schedules integral to the statements. Together, they present fairly, in all material respects, the financial position of the Government as at March 31, 2022, and the results of its operations, the changes in its net debt, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

The Government is responsible for the integrity and objectivity of the summary financial statements. In the preparation of these statements, estimates are sometimes necessary because a precise determination of certain assets, liabilities, revenues and expenses is dependent on future events. The Government believes such estimates have been based on careful judgements and have been properly reflected in the summary financial statements.

The Government fulfills its accounting and reporting responsibilities, through the Office of the Provincial Comptroller, by maintaining systems of financial management and internal control. The systems are continually enhanced and modified to provide timely and accurate information, to safeguard and control the Government’s assets, and to ensure all transactions are in accordance with The Financial Administration Act.

The Auditor General expresses an independent opinion on these financial statements. His report, stating the scope of his audit and opinion, appears on the following page.

These financial statements are tabled in the Legislature. They are referred to the Standing Committee on Public Accounts, which reports to the Legislature on the results of its examination together with any recommendations it may have with respect to the financial statements and accompanying audit opinion.

On behalf of the Government of the Province of Manitoba.

Original signed by

Andrea Saj, CPA, CGA

Provincial Comptroller

September 27, 2022

SUMMARY FINANCIAL STATEMENTS	59

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of Manitoba

Qualified Opinion

We have audited the summary financial statements of the Province of Manitoba (the Province), which comprise the consolidated statement of financial position as at March 31, 2022, and the consolidated statement of revenue and expense, consolidated statement of accumulated deficit, consolidated statement of changes in net debt and consolidated statement of cash flow for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, except for the effects of the matters described in the Basis for Qualified Opinion section of our report, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Province as at March 31, 2022, and the consolidated results of its operations, consolidated changes in its net debt, and its consolidated cash flows for the year then ended in accordance with Canadian public sector accounting standards (PSAS).

Basis for Qualified Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Summary Financial Statements section of our report. We are independent of the Province in accordance with the ethical requirements that are relevant to our audit of the summary financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified opinion.

Change in control of the Workers Compensation Board not recognized in prior year comparatives

(March 31, 2021)

The Province made amendments to The Workers Compensation Act that took effect on November 6, 2020. These amendments resulted in the Province no longer controlling the Workers Compensation Board (WCB).

In our opinion, prior to the amendments, the Province controlled the WCB—based on the definition of control in the Public Sector Accounting Standards (PSAS). Under PSAS, while the WCB was under the Province’s control, the Province was required to include the WCB’s financial position and the results of its operations in the summary financial statements. When control changed on November 6, 2020, under PSAS, the Province was required to remove the WCB’s net financial assets from their statement of financial position by expensing them in the statement of operations.

Office: 204. 945. 3790 | 500-330 Portage Avenue | Winnipeg, Manitoba R3C 0C4 | oag.mb.ca

The Province has not included the WCB’s financial position and the results of its operations in the summary financial statements since the year ended March 31, 2018. As a result, the prior year comparative figures for the year ended March 31, 2021 included in the summary financial statements are not in accordance with PSAS.

Had the Province addressed this departure from PSAS;

•

The March 31, 2021 net income from government business enterprises would have increased by $4 million, and other comprehensive income would have decreased by $39 million to reflect the WCB’s results of operations up to November 6, 2020.

•

On November 6, 2020, the Province would have removed from the statement of financial position, the WCB’s assets that were no longer under its control. This would have increased expenses by $612 million to reflect the disposal of equity in government business enterprises.

•	The net result of the above adjustments would have been a $608 million increase to the annual deficit for the year ended March 31, 2021.

This PSAS departure had no impact on the balances and accounts for the year ended March 31, 2022, and the qualification only applies to the prior year comparative figures.

Other Information

The Province is responsible for the other information. The other information comprises the Province of Manitoba Annual Report and Public Accounts (the Annual Report), but does not include the summary financial statements and our auditor’s report thereon, which we obtained prior to the date of this auditor’s report.

Our qualified opinion on the summary financial statements does not cover the other information and we do not and will not express any form of assurance conclusion thereon.

In connection with our audit of the summary financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the summary financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

If, based on the work we have performed on the other information that we obtained prior to the date of this auditor’s report, we conclude that there is a material misstatement of this other information, we are required to report that fact. As described in the Basis for Qualified Opinion section above, the Province had not accounted for WCB in the prior year comparatives as of March 31, 2021 in accordance with PSAS. We have concluded that the Annual Report is materially misstated for the same reasons with respect to this and other items in the Annual Report affected by this departure from PSAS.

2

Responsibilities of Management and Those Charged with Governance for the Summary Financial Statements

Management is responsible for the preparation and fair presentation of the summary financial statements in accordance with PSAS, and for such internal control as management determines is necessary to enable the preparation of summary financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Province’s ability to continue as a going concern, meaning that the Province will continue in operation, and will be able to realize assets and discharge liabilities and meet its statutory obligations in the normal course of operations for the foreseeable future.

Those charged with governance are responsible for overseeing the Province’s financial reporting process. With respect to the Province, those charged with governance refers to the Minister of Finance.

Auditor’s Responsibilities for the Audit of the Summary Financial Statements

Our objectives are to obtain reasonable assurance about whether the summary financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these summary financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the summary financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Province’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

3

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Province’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the summary financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Province to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the summary financial statements, including the disclosures, and whether the summary financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Province to express an opinion on the summary financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

Original signed by
Tyson Shtykalo

Winnipeg, Manitoba	Tyson Shtykalo, CPA, CA
September 27, 2022	Auditor General

4

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As at March 31, 2022

		($ millions)

SCHEDULE
		2022	2021
		Actual	Restated
	FINANCIAL ASSETS

	Cash and cash equivalents	3,407	3,018

	Temporary investments (Note 2)	761	1,001

1	Amounts receivable	2,288	1,901

	Inventories for resale	17	25

	Portfolio investments (Note 3)	2,290	2,167

2	Loans and advances	1,438	1,591

3	Equity in government business enterprises (Note 4)	3,832	3,829

	Equity in government business partnerships (Note 5)	20	20

	Total Financial Assets	14,053	13,552

	LIABILITIES

4	Borrowings	32,418	31,339

5	Accounts payable, accrued charges, provisions and unearned revenue	6,603	6,543

6	Pension liability (Note 6)	3,487	3,321

	Total Liabilities	42,508	41,203

	NET DEBT	(28,455)	(27,651)

	NON-FINANCIAL ASSETS

	Inventories held for use	342	190

	Prepaid expenses	87	81

7	Tangible capital assets	14,477	14,255

	Total Non-Financial Assets	14,906	14,526

	ACCUMULATED DEFICIT	(13,549)	(13,125)

	Contingencies (Note 7)

	Contractual Obligations (Note 8)

	Contractual Rights (Note 18)

The accompanying notes and schedules are an integral part of these financial statements.

SUMMARY FINANCIAL STATEMENTS	65

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF REVENUE AND EXPENSE

For the Year Ended March 31, 2022

	($ millions)
	2022	2022	2021
	Budget	Actual	Restated
	Restated[1]
REVENUE
Income taxes:
Corporation income tax	536	810	542
Individual income tax	3,919	4,435	3,657
Other taxes:
Corporations taxes	322	333	341
Fuel taxes	314	323	299
Land transfer tax	96	146	109
Levy for health and education	371	385	370
Retail sales tax	2,274	2,387	2,208
Tobacco tax	198	170	198
Other taxes	12	13	9
Education property taxes	693	728	895
Fees and other revenue:
Fines and costs and other legal	49	46	44
Minerals and petroleum	14	22	12
Automobile and motor carrier licences and fees	178	186	192
Parks: Forestry and other conservation	33	30	29
Water power rentals	131	89	119
Service fees and other miscellaneous charges	1,590	1,688	1,513
Tuition fees	412	418	382
Federal transfers:
Equalization	2,719	2,719	2,510
Canada Health Transfers	1,560	1,562	1,520
Canada Social Transfers	560	561	545
Canada COVID-19 Transfers	-	430	730
Shared cost and other transfers	801	991	595
Net income from government business enterprises (Schedule 3)	850	321	600
Sinking funds and other earnings	306	314	325
Contingency	(100)	-	-

Total Revenue (Schedule 9)	17,838	19,107	17,744

The accompanying notes and schedules are an integral part of these financial statements.

66	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF REVENUE AND EXPENSE

For the Year Ended March 31, 2022

	($ millions)
	2022	2022	2021
	Budget	Actual	Restated
	Restated[1]

Total Revenue carried forward	17,838	19,107	17,744

EXPENSES
Legislative Assembly	51	48	47
Executive Council	6	6	6
Advanced Education, Skills and Immigration	1,554	1,476	1,476
Agriculture	370	645	302
Economic Development, Investment and Trade	292	282	288
Education and Early Childhood Learning	3,450	3,338	3,184
Environment, Climate and Parks	165	157	355
Families	2,030	2,351	2,041
Finance	174	173	479
Health	7,085	7,265	7,056
Indigenous Reconciliation and Northern Relations	39	40	31
Justice	737	761	779
Labour, Consumer Protection and Government Services	547	530	625
Mental Health and Community Wellness	368	368	350
Municipal Relations	418	420	777
Natural Resources and Northern Development	111	113	112
Public Service Commission	36	37	27
Seniors and Long Term Care[2]	-	-	-
Sport, Culture and Heritage	96	92	124
Transportation and Infrastructure	499	504	482
Enabling Appropriations	267	31	25
Emergency Expenditures	100	135	281
Tax Credits	46	72	52
Debt Servicing	994	967	969

Total Expenses (Schedule 9)	19,435	19,811	19,868

NET INCOME (LOSS) FOR THE YEAR	(1,597)	(704)	(2,124)

Note 1: The restated amounts are taken from Budget 2021 as presented to the Legislative Assembly on April 7, 2021 and restated for comparability to the current year government structure. Please refer to Schedule 10 for further details. The restated amounts do not include other authorizations granted in subsequent Main Estimates Supplements of $225 million.

Note 2: Actual expenses for Seniors and Long Term Care were less than $500,000. For display purposes, this is shown as zero.

The accompanying notes and schedules are an integral part of these financial statements.

SUMMARY FINANCIAL STATEMENTS	67

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF ACCUMULATED DEFICIT

For the Year Ended March 31, 2022

	($ millions)
	2022	2021
	Actual	Restated

Opening accumulated deficit, as previously reported	(12,897)	(11,023)

Prior Year Pension Restatement (Note 19a)	(29)	(10)
Prior Year MASC Restatement (Note 19b)	(198)	(211)

Opening accumulated deficit, as restated	(13,125)	(11,244)

Other comprehensive income (loss) (Schedule 3)	279	243

Net income (loss) for the year	(704)	(2,124)

Closing accumulated deficit	(13,549)	(13,125)

The accompanying notes and schedules are an integral part of these financial statements.

68	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

SUMMARY FINANCIAL STATEMENTS CONSOLIDATED STATEMENT OF CHANGE IN NET DEBT For the Year Ended March 31, 2022

	($ millions)
	2022 Budget Restated	2022 Actual	2021 Restated
Net income (loss) for the year	(1,597)	(704)	(2,124)

Tangible capital assets (Schedule 7)
Acquisition of tangible capital assets	(1,587)	(1,071)	(1,061)
Amortization of tangible capital assets	821	802	783
Disposal of tangible capital assets	—	47	64

Net acquisition of tangible capital assets	(766)	(222)	(214)

Other Non-Financial Assets
Decrease (Increase) in inventories	—	(151)	(110)
Decrease (Increase) in prepaid expenses	—	(6)	(5)

Net acquisition of other non-financial assets	—	(157)	(115)

Other comprehensive income (loss) (Schedule 3)	—	279	243

(Increase) in Net Debt	(2,363)	(804)	(2,210)

Net Debt, beginning of year, as previously reported	(27,635)	(27,424)	(25,220)

Adjustments to Accumulated Deficit (Note 19)	—	(227)	(221)

Net Debt, beginning of year, as restated	(27,635)	(27,651)	(25,441)

Net Debt, end of year	(29,998)	(28,455)	(27,651)

The accompanying notes and schedules are an integral part of these financial statements.

SUMMARY FINANCIAL STATEMENTS	69

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CASH FLOW

For the Year Ended March 31, 2022

	($ millions)
	2022	2021
	Actual	Restated

Cash and cash equivalents provided by (used in)

Operating Activities
Net income (loss) for the year	(704)	(2,124)
Changes in non-cash items:
Temporary investments	240	(440)
Amounts receivable	(396)	(111)
Valuation allowance	7	62
Inventories	(144)	(106)
Prepaids	(6)	(5)
Accounts payable, accrued charges, provisions and unearned revenue	60	1,420
Pension liability	166	215
Amortization of debt discount	(68)	(10)
Unamortized losses on derivative contracts	(15)	167
Loss on disposal of tangible capital assets	47	64
Amortization of tangible capital assets	802	783

	(11)	(85)
Other comprehensive income (loss) (Schedule 3)	279	243
Changes in equity in government business enterprises and government business partnerships	(3)	(418)

Cash provided by operating activities	265	(260)

Capital Activities
Acquisition of tangible capital assets	(1,071)	(1,061)

Cash used in capital activities	(1,071)	(1,061)

Investing Activities
Investments purchased	(2,270)	(3,728)
Investments sold or matured	1,659	2,340

Cash used in investing activities	(611)	(1,388)

Financing Activities
Debt issued	4,775	6,981
Debt redeemed	(2,969)	(4,034)

Cash provided by financing activities	1,806	2,947

Increase in cash and cash equivalents	389	238
Cash and cash equivalents, beginning of year	3,018	2,780

Cash and cash equivalents, end of year	3,407	3,018

Supplementary information:

Interest received	309	332

Interest paid	1,058	828

   The accompanying notes and schedules are an integral part of these financial statements.

70	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

NOTES TO THE SUMMARY

FINANCIAL STATEMENTS

For the Year Ended March 31, 2022

1.	SIGNIFICANT ACCOUNTING POLICIES

A.	GENERAL BASIS OF ACCOUNTING

The summary financial statements have been prepared in accordance with Canadian public sector accounting standards.

B.	THE GOVERNMENT REPORTING ENTITY

Various government components, government organizations (GOs), government business enterprises (GBEs), partnerships, and business partnerships (BPs) comprising the Government Reporting Entity (GRE) are listed in Schedule 8 to the summary financial statements.

To be considered a part of the GRE, an organization must be controlled by the Government or under the shared control of the Government. Control, as defined by the Public Sector Accounting Board (PSAB), is the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the Government from the other organization’s activities.

The not-for-profit personal care homes are individual corporations operated by their own boards of directors. The personal care homes are included in the GRE. The nature of the relationship between the Province and not-for-profit personal care homes is such that control over their assets has been determined to exist for accounting purposes only and not for legal purposes.

C.	BASIS OF CONSOLIDATION

GOs, with the exception of GBEs and BPs, are consolidated after adjusting their accounting policies to a basis consistent with the accounting policies of the GRE as outlined in note 1D of the significant accounting policies. inter-entity accounts and transactions are eliminated upon consolidation, except for retail sales tax. Where the fiscal year end dates of the GOs are not the same as that of the GRE, and their transactions significantly affect the financial statements, their financial results are updated to March 31.

GBEs, whose principal activity is carrying on a business, maintain their accounts in accordance with accounting principles which are generally accepted for business enterprises and which are considered appropriate to their individual objectives and circumstances. They derive the majority of their revenue from sources outside the GRE. They are reported in these summary financial statements using the modified equity method of accounting. Under the modified equity method, the original investment of the Government, in GBEs, is initially recorded at cost and adjusted annually to include the net income or losses and other net equity changes of these enterprises, without adjusting their accounting policies to a basis consistent with that of the GRE.

The financial results of GBEs are not updated to March 31, where their fiscal year end is not the same as that of the GRE, except when transactions, which would significantly affect the summary financial statements, occur during the intervening period. inter-entity accounts and transactions with GBEs are not eliminated. Supplementary financial information describing the financial position and results of operations of these enterprises is presented in Schedule 3 to the summary financial statements.

The characteristics of a BP are similar to a GBE except the organization is a partnership under shared control, rather than a government organization under the control of the Province. BPs are accounted for

SUMMARY FINANCIAL STATEMENTS	71

1.	Significant Accounting Policies (continued)

in the summary financial statements using the modified equity method. The Province accrues its share of the BP’s net income or losses, and other net equity changes, without adjusting the BP’s accounting policies to a basis consistent with that of the GRE. The Province’s share of the assets, liabilities and results of operations for its BPs are presented in Note 5 to the summary financial statements.

D.	BASIS OF SPECIFIC ACCOUNTING POLICIES

(i)	Gross Accounting Concept

Revenues and expenses are recorded as gross amounts with the following exceptions:

(1)	Refunds of revenue are treated as reductions of current year revenue.

(2)	Decreases in valuation allowances are treated as reductions to expense.

(3)

Where there is sufficient evidence that the borrowings undertaken by the Government are specifically on behalf of a GBE, the recoveries of the debt servicing costs on self-sustaining debt of GBEs are recorded as a reduction of debt servicing expense.

(ii)	Revenue

(1)	Government transfers

Transfer payments from the Government of Canada include all accruals determined for current year entitlements that have been authorized by March 31, for which any eligibility criteria have been met and that can be reasonably estimated. A liability is recorded to the extent that a transfer gives rise to an obligation that meets the definition of a liability in accordance with the criteria in PS 3200 Liabilities.

(2)	Taxes

Revenues from individual and corporation income tax are accrued in the year earned based upon estimates made by the Government of Canada using statistical models. These revenues are recorded at estimated amounts after considering adjustments for tax concessions and other adjustments from the Government of Canada. Transfers made through the tax system are recognized as an expense.

Revenues from other taxes are accrued in the year earned and are recorded net of tax concessions and other adjustments. Transfers made through the tax system are recognized as an expense.

(3)	Other revenue

All other revenues are recorded on an accrual basis except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable.

(iii)	Expenses

(1)	Accrual accounting

All expenses incurred for goods or services received are recorded on an accrual basis.

Expenses include provisional amounts recorded in anticipation of costs, which are quantifiable and have been identified as obligations.

(2) Government transfers

Government transfers are recognized as expenses in the period in which the transfer is authorized, any eligibility criteria are met, and the amounts can be reasonably estimated.

72	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

1.	Significant Accounting Policies (continued)

(3)	Externally restricted assets and revenues

Externally restricted inflows are recognized as revenue in the period in which expenses are incurred for the purposes specified. Externally restricted inflows received before the expenses are incurred are reported as a liability.

Endowments consist of externally restricted donations received by universities and colleges.

The principal is required to be maintained in perpetuity. Investment income earned by the endowments are spent for the purposes specified in the endowment agreement. The principal balance is not an asset of the Government and therefore presented as a trust under the administration of the government.

Premiums by the producers and the Province to the Agrilnsurance program at Manitoba Agricultural Services Corporation (MASC) are considered externally restricted inflows, and are recorded as a liability, and not brought into revenue until required. Externally restricted premiums can only be used for:

a)	Indemnities payable under the contracts of the funds;
b)	Premiums and other amounts payable for reinsurance;
c)	Interest on funds borrowed for the fund;
d)	Annual revenue from the production Insurance program to the Production Insurance Trust Fund; and
e)	Additional amounts from the surplus of the Fund to the Production Insurance Trust Fund as MASC may contribute under the Production Insurance Trust agreement.

(iv)	Financial Assets

(1)	Accounts receivable

Accounts receivable are recorded at their full expected amount. A valuation allowance is recorded when collection of the receivable is considered doubtful.

(2)	Loans and advances

Loans and advances are recorded at cost less valuation allowances. A valuation allowance is provided to reduce the value of the assets to their estimated realizable value or to reflect the impact of significant concessionary terms on outstanding loans. Valuation allowances are made when collection is considered doubtful. Premiums that may arise from the early repayment of loans or advances are reflected as unearned revenue and are amortized monthly to debt servicing expense over the term of the loan or advance.

(3)	Investments

Investments denominated in foreign currency are translated to the Canadian dollar equivalent at the exchange rate in effect at March 31, unless the rate of exchange or a forward foreign exchange contract fixing the value has been negotiated, in which case that rate or amount is used. The investment translation adjustments reflecting the foreign currency fluctuation between year ends are amortized monthly over the remaining life of the investment and are included with debt servicing expense. Expenses and other transaction charges incurred on the purchase of investments during the year are charged to debt servicing expense. Those expenses incurred in a foreign currency are translated at the exchange rate in effect on the transaction date. Gains and losses on terminated derivative contracts are deferred and amortized on a straight-line basis over the remaining term of the contract.

SUMMARY FINANCIAL STATEMENTS	73

1.	Significant Accounting Policies (continued)

(4)	Inventories for resale

Inventories held for resale are recorded at the lower of cost and net realizable value.

Inventory for resale includes land under development. Land under development includes the value of land and all costs directly related to the land improvement. Inventories for resale also includes development, site preparation, architectural, engineering, surveying, fencing, landscaping and infrastructure for electrical, roads and underground works.

Land held for future development or sale is valued at the lower of cost or appraised value adjusted for estimated disposal purchase price and related acquisition costs.

(v)	Liabilities

Liabilities are present obligations to outside parties, including GBEs, as a result of transactions and events occurring prior to the year end. The settlement of the liabilities will result in the future transfer or use of assets or other form of settlement. Liabilities are recorded at the estimated amount ultimately payable.

(1)	Borrowings

All borrowings are expressed in Canadian dollars and are shown net of unamortized debt issue costs and debt of the Government held as provincial investments. Foreign borrowings are translated at the exchange rate in effect at March 31, adjusted for any forward foreign exchange contract entered into for settlement after the fiscal year end. Discounts or premiums, and commissions incurred at the time of the issue of debt are amortized monthly to debt servicing expense over the term of the debt.

The year-end translation adjustments reflect the foreign currency fluctuation at the issue date and are recorded through the unamortized foreign currency fluctuation account. They are amortized monthly to debt servicing expense over the remaining term of the debt. The unamortized portion of foreign currency fluctuation also reflects the gains or losses on the translation of foreign currency debt called prior to maturity using the rates in effect at the time of the call. The gains or losses are amortized over the original remaining term of the debt or over the term of the replacement issue, whichever is shorter.

Premiums on interest rate options are amortized monthly over the period of the applicable agreement. If the option is exercised, the premium will continue to be amortized to the maturity date of the agreement. If the option is not exercised, any unamortized premium will be immediately taken into revenue or expense. Gains and losses on terminated derivative contracts are deferred and amortized on a straight-line basis over the remaining term of the contract.

(2)	Pension liability

The Government accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service using the accrued benefit actuarial cost method, except as disclosed in Note 6. The value of plan assets is determined using a moving average fair value method. Under this method, fair value is the underlying basis, with any excess (or shortfall) of investment returns over (or below) the expected long-term rate being amortized over a five-year period. When actual experience varies from actuarial estimates, for both the accrued benefit obligation and plan assets, the difference is amortized over the expected average remaining service life of the

74	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

related employee group. Past service costs from plan amendments are recognized in full as expenses in the year of the amendment.

(3)	Employee future benefits

The Government recognizes the cost of accumulating benefits in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when the event that obligates the Government to pay benefits occurs. Liabilities for severance, long-term disability income plan and workers compensation claims are based upon actuarial calculations.

The periodic actuarial valuations of these liabilities may determine that adjustments are needed to the actuarial calculations because actual experience is different from that expected and/or because of changes in the actuarial assumptions used. The resulting actuarial gains or losses for the severance liability are amortized over the expected average remaining service life of the related employee group. Actuarial gains and losses for the Long Term Disability Income Plan and the workers compensation claims are recognized as they arise. The liability is included under employee future benefits.

The Government accrues a liability for vacation pay and accumulating, non-vesting sick pay benefits. The liability for accumulating, non-vesting sick pay benefits is based upon a review of past experience. A liability is extrapolated upon the expected future utilization of current accumulated benefits. The liability is recognized under salaries and benefits.

(4)	Guarantees

Guarantees by the Government are made through specific agreements or legislation to repay promissory notes, bank loans, lines of credit, mortgages and other securities. The provision for losses on guaranteed loans are determined by a review of individual guarantees. A provision for losses on these guarantees is recorded when it is likely that a loss will occur. The amount of the loss provision represents the Government’s best estimate of probable claims against the guarantees. Where circumstances indicate the likelihood of claims arising, provisions are established for those loan guarantees.

(5)	Liability for contaminated sites

The Government recognizes a liability for remediation of contaminated sites when the following criteria have been met:

•	there is evidence that contamination exceeds an environmental standard,
•	the Government is directly responsible or accepts responsibility for the contamination,
•	it is expected that future economic benefits will be given up and a reasonable estimate of the amount can be made.

In cases where the Government’s responsibility is not determinable, a contingent liability may be disclosed.

The liability reflects the Government’s best estimate of the amount required to remediate the site to the current minimum standard of use prior to contamination, as of the financial statement date. The liability is determined on a site-by-site basis. Third party recoveries related to a contaminated site are recorded as an asset provided they can be appropriately measured and estimated; and it is expected that future economic benefits can be obtained. Recoveries are not netted against the liability. Contingent recoveries are only disclosed.

SUMMARY FINANCIAL STATEMENTS	75

1.	Significant Accounting Policies (continued)

Recorded liabilities are adjusted each year for the passage of time, new obligations, changes in management estimates and actual remediation costs incurred. The Government measures the liability using present value techniques when cash flows are expected to occur over extended future periods.

The Province has undertaken assessments of its contaminated sites in 2021/22 and these have resulted in additional environmental remediation liabilities related to newly identified sites, or changes in the assessments, including orphaned and abandoned mine sites. Any changes to the Province’s liabilities for contaminated sites have been accrued in the year in which they are assessed.

(vi)	Non-Financial Assets

(1)	Recognition and measurement

In the public sector, recognition and measurement of tangible capital and other non-financial assets are based on their future service potential. Generally, such assets do not generate future net cash inflows. Therefore, these assets will not provide resources to discharge the liabilities of the Government. For non-financial assets, the future economic benefit consists of their capacity to render service to fulfill the Government’s objectives.

(2)	Inventories

Inventories held for resale are classified as non-financial assets if it is anticipated that the sale will not be completed within one year of the reporting date. inventories held for use are classified as non-financial assets. Inventories for distribution at no charge are recorded at the lower of cost or current replacement cost. Significant inventories held for use relating to personal protective supplies are included in this Statement of Financial Position line item.

(3)	Inventories for distribution at no charge

The Province received COVID-19 equipment and supplies from the Government of Canada.

These are recorded at fair value estimated to be $189 million. No amounts have been recorded for the COVID-19 vaccines because their fair value cannot be reasonably determined. Due to confidentiality clauses embedded in the contracts between the Government of Canada and the COVID-19 vaccine manufacturers, information related to the price per dose could not be shared with the Province.

Donated Inventories for distribution were transferred at no charge. Donated inventories represent personal protective equipment and rapid test kits. These transfers were accounted for as government transfers at the cost of the inventory and were distributed to the end users at no charge.

(4)	Prepaid expenses

Prepaid expenses are payments for goods or services that will provide economic benefits in future periods. The prepaid amount is recognized as an expense in the year the goods or services are used or consumed.

(5)	Tangible capital assets

The cost of tangible capital assets purchased includes the purchase price as well as costs such as installation costs, design and engineering fees, survey and site preparation costs and other costs incurred to put the asset into service. The cost of tangible capital assets constructed by the Government includes all direct construction costs such as materials, labour, design, installation, engineering, architectural fees, and survey and site preparation costs. It

76	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

1. Significant Accounting Policies (continued)

also includes overhead costs directly attributable to the construction activity such as licenses, inspection fees, indirect labour costs, and amortization expense of any equipment, which was used in the construction project. Any carrying costs associated with the development and construction of tangible capital assets is included in the cost of the asset, provided the cost exceeds $20 million and development time exceeds one year.

Certain assets, which have historical or cultural value, including works of art, historical documents as well as historical and cultural artefacts are not recognized as tangible capital assets because a reasonable estimate of the future benefits associated with such property cannot be made. Economic resources such as Crown land, mineral rights, timber rights, fish and wildlife meet the definition of an asset. However they are not recognized in the summary financial statements because an appropriate basis of measurement and a reasonable estimate of the amount involved cannot be made; or Canadian public sector accounting standards prohibit its recognition.

Tangible capital assets are amortized on a straight-line basis over their estimated useful lives as follows:

General Tangible Assets:

Land	Indefinite

Buildings and leasehold improvements
Buildings	10 to 60 years
Leasehold improvements	Life of lease

Vehicles and equipment
Vehicles	3 to 10 years
Aircraft and vessels	5 to 24 years
Machinery, equipment and furniture	3 to 20 years
Maintenance and road construction equipment	11 to 15 years

Computer hardware, software licenses	3 to 15 years

Infrastructure Assets:

Land	Indefinite

Land improvements	10 to 30 years

Transportation
Bridges and structures	40 to 75 years
Provincial highways, roads and airstrips	10 to 40 years

Dams and water management structures	40 to 100 years

One-half of the annual amortization is charged in the year of acquisition and in the year of disposal. Assets under construction are not amortized until the asset is put into service.

(vii) Future	Changes in Accounting Standards

 A number of new and amended Canadian public sector accounting standards have been issued and not applied in preparing these financial statements. These standards will come into effect as follows:

•	PS 3450 Financial Instruments (effective April 1, 2022) defines and provides guidance for accounting and reporting all types of financial instruments including derivatives.

•	PS 2601 Foreign Currency Translation (effective April 1, 2022) replaces PS 2600 with revised accounting and reporting principles for transactions that are denominated in a foreign currency.

SUMMARY FINANCIAL STATEMENTS	77

•	PS 1201 Financial Statement Presentation replaces PS 1200 with general reporting principles for disclosure of information and is effective in the period PS 2601 and PS 3450 are adopted.

•	PS 3041 Portfolio Investments replaces PS 3040 with revised accounting and reporting principles for portfolio investments and is effective in the period PS 2601 and PS 3450 are adopted.

•

PS 3280 Asset Retirement Obligations (effective April 1, 2022) defines and provides guidance for accounting and reporting retirement obligations associated with tangible capital assets and includes the withdrawal of PS 3270 Solid Waste Landfill Closure and Post-Closure Liability.

•	PS 3400 Revenue (effective April 1, 2023), a new standard establishing guidance on the recognition, measurement, presentation and disclosure of revenue. Earlier adoption is permitted.

•

PS 3160 Public Private Partnerships (effective April 1, 2023), is a new standard establishing guidance on the recognition, measurement and disclosure of public private partnerships arrangements. Earlier adoption is permitted.

These new accounting standards have not been applied in preparing these consolidated financial statements.

The Province is currently assessing the impact of the new standards, and the extent of the impact of their adoption on the consolidated financial statements has not yet been determined.

(viii) Classification	by Sector

The Province reports operational results under the following sectors: • Health

          •Education and Economic Development

          •Families

          •Community and Resource Development,

          •Justice and Other Expenditures, and

          •General Government.

The entities and departments included in each sector are identified in Schedule 8 to the summary financial statements.

The health sector includes provincial health care programs and includes all health related entities and services.

The education and economic development sector includes all education services including elementary, secondary and post-secondary services, including the pension related expenses associated with public schools and post-secondary institutions. It includes employment and training programs. It also includes other education services such as skills, trades and workplace- based training programs and the advancement of economic development opportunities aligned with labour market needs.

The families sector includes all social services related to employment and income support for individuals in need as well as a comprehensive range of social services and financial assistance programs provided to Manitobans throughout the province. The sector also contains the management and administration of housing policies and benefits for low to moderate income renters and homeowners.

78	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

1.	Significant Accounting Policies (continued)

The community and resource development sector includes the promotion, development and conservation of the province’s natural resources. It also includes the operation and maintenance of transportation systems such as highway infrastructure and other government infrastructure.

The justice and other expenditures sector includes general administration, finance, executive and legislature, cultural and sport related activities. The sector contains criminal and civil legal services and programs that protect the rights of Manitobans.

The general government sector is comprised of those activities that cannot be allocated to the specific sectors noted above. Inter-segment transfers between sectors are measured at the exchange amount.

E.	MEASUREMENT UNCERTAINTY

Estimates are used to accrue revenues and expenses in circumstances where the actual accrued revenues and expenses are unknown at the time the financial statements are prepared. Uncertainty in the determination of the amount at which an item is recognized in the financial statements is known as measurement uncertainty. Such uncertainty exists when there is a variance between the recognized amount and another reasonable amount, as there is whenever estimates are used. Certain estimates used in these financial statements may be subject to measurement uncertainty due to the COVID–19 pandemic.

Measurement uncertainty in these financial statements exists in the accrual of individual and corporate income taxes, Canada Health Transfer and Canada Social Transfer entitlements, and accrual for federal shared cost programs.

It also includes accruals for pension obligations, accruals for the remediation of contaminated sites, allowances for doubtful loans, accrual for retroactive wages, accruals for liabilities valued through actuarial valuations, such as long term disability, severance, sick pay obligations, workers compensation claims and advances and provision for losses on guarantees.

The nature of the uncertainty related to the accrual of health and social transfer payments from the Government of Canada and individual and corporate income taxes arises because of the possible differences between the estimates for the economic factors used in calculating the accruals and actual economic results.

While best estimates are used for reporting items, it is reasonably possible that changes in future conditions, occurring within one fiscal year could require a material change in the amounts recognized and disclosed. The amount of income tax attributable to the year can change as a result of reassessments in subsequent years. In addition, the lag time in receiving economic information and subsequent revisions to the tax data does also lead to notable changes in reporting. As a result, the amount of income tax attributable to the year can change as a result of reassessments in subsequent years. The estimates are based on the best information available at the time of preparation of the financial statements. The uncertainty due to the COVID-19 pandemic, changing economic conditions, and variability of the final amounts attributed to the year cannot be reasonably determined.

Uncertainty related to accruals for pension obligations arises because actual results may differ significantly from the Government’s best estimates of expected results based on variables such as earnings on the pension investments, salary increases and the life expectancy of claimants.

Uncertainty related to the accrual for retroactive wages arises because actual wage settlements may differ significantly from the final collective agreements. The estimate for the accrual of retroactive

SUMMARY FINANCIAL STATEMENTS	79

                1.     Significant Accounting Policies (continued)

wages is based on the Government’s best estimate of the public services salary increases that may be negotiated or determined through arbitration.

Uncertainty related to the accrual for the remediation of contaminated sites exists because the remediation activities, methods and the extent of contamination may differ significantly from the Government’s original assessment of the site and proposed remediation plans.

Uncertainty concerning the allowance for doubtful loans and advances is based upon actual collectability and changes in economic conditions.

2.	TEMPORARY INVESTMENTS

	($ millions)
	2022	2021
	Actual	Restated
Temporary investments	761	1,001

Temporary investments are recorded at cost, which approximates market value. Temporary investments consist of investments with financial institutions, government bonds and other short term investment vehicles. All of the securities have terms to maturity of less than one year.

3.	PORTFOLIO INVESTMENTS

	($ millions)
	2022	2021
	Actual	Restated

Sinking funds	967	991

Other investments	1,323	1,176

	2,290	2,167

Portfolio investments are recorded using the cost method. Under this method, any discount or premium arising on the purchase of a fixed term security is amortized over the period to maturity. Portfolio investments are written down to market value only in those circumstances where the loss in value is other than temporary in nature. As at March 31, 2022, the market value of portfolio investments was $3,110 million (2021 – $3,045 million).

SINKING FUNDS

Section 60 of The Financial Administration Act authorizes the Minister of Finance to provide for the creation and management of sinking funds for the orderly retirement of debt. The Government’s sinking fund currently provides for the repurchase of foreign debt and the pre-funding of maturing debt issues. The sinking fund is invested principally in securities issued or guaranteed by federal and provincial governments. Sinking funds are invested in fixed income securities as follows:

80	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

3.	Portfolio Investments (continued)

	($ millions)

	2022		2021
	Actual		Actual

	Book	Fair	Book	Fair
	Value	Value	Value	Value

Government of Canada, direct and guaranteed	70	62	66	61

Provincial, direct and guaranteed	791	719	810	778

Municipal	102	100	109	108

Corporate	4	4	6	6

	967	885	991	953

Investment revenue earned on sinking funds during the year was $24 million (2021 – $    34 million). The sinking funds are allocated as follows:

	($ millions)
	2022	2021
	Actual	Actual
Sinking funds	1,031	1,014

Uninvested portion of sinking funds held in cash and cash equivalents	(64)	(23)

Total sinking funds held in portfolio investments	967	991

OTHER INVESTMENTS	($ millions)
	2022	2021
	Actual	Restated

Guaranteed investment certificates	11	7

Bonds – Government of Canada, provincial and municipal	763	758

Bonds – Corporate	233	153

Equity investments	281	225

Investments in real estate	35	33

	1,323	1,176

As at March 31, 2022 the market value of other investments was $2,225 million (2021 – $2,091 million). Other investments earned $54 million during the year (2021 – $46 million).

4.	EQUITY IN GOVERNMENT BUSINESS ENTERPRISES

  The GBEs that are included in the summary financial statements are listed in Schedule 8 and are classified as follows:

Category	Definition

Utility	An enterprise which provides public utility services for a fee; category includes Manitoba Hydro-Electric Board.
Insurance	An enterprise which provides insurance coverage services to the public for a fee; category includes Manitoba Public Insurance Corporation and Deposit Guarantee Corporation of Manitoba.
Finance	Enterprises that provide regulatory control, and are revenue generating or enterprises which use economy of scale to deliver goods and services to the public; category includes Manitoba Liquor and Lotteries Corporation.

SUMMARY FINANCIAL STATEMENTS	81

4.	Equity In Government Business Enterprises (continued)

The operating results and financial position of each GBE category are reported in Schedule 3 to the summary financial statements. The year end of each GBE is as follows:

Manitoba Hydro-Electric Board	March 31, 2022

Manitoba Liquor and Lotteries Corporation	March 31, 2022

Deposit Guarantee Corporation of Manitoba	December 31, 2021

Manitoba Public Insurance Corporation (MPIC)	March 31, 2022

Included in the equity in GBEs are equities, which are restricted for use by provincial legislation and thereby not available to discharge Government liabilities or to finance other Government programs. The equity in GBEs is comprised of:

	($ millions)
	2022	2021
	Actual	Actual

Restricted Equity in Government Business Enterprises:

Deposit Guarantee Corporation of Manitoba	434	402

Manitoba Hydro-Electric Board	2,629	2,700

Manitoba Public Insurance Corporation	751	709

	3,814	3,811

Unrestricted Equity in Government Business Enterprises:

Manitoba Liquor and Lotteries Corporation	5	5

Manitoba Public Insurance Corporation	13	13

	18	18

Equity in Government Business Enterprises	3,832	3,829

5.	EQUITY IN BUSINESS PARTNERSHIP

North Portage Development Corporation (NPDC) is a business partnership that is owned equally by the Government of Canada, the Province of Manitoba and the City of Winnipeg. The mission of NPDC is to act as a catalyst, encouraging activities for people in the downtown through public and private partnerships and to work to ensure financial self-sufficiency. NPDC is responsible for the continuing renewal and stewardship of two sites in Winnipeg’s downtown: the North Portage area and The Forks. NPDC is involved in certain business and core activities regarding the ownership, development and management of its two sites that include land investment properties and public amenities.

The Province’s share of the equity at March 31, 2022 is $20 million (2021 – $20 million). The Province’s share of the operating results for the year ended March 31, 2022 was $ nil (2021 – $ nil) and is included in fees and other revenues.

82	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

5.	Equity In Business Partnership (continued)

The condensed supplementary financial information of NPDC is as follows:

	($ millions)
	2022	2021
	Actual	Actual

Property, plant and equipment and investment in properties and infrastructure enhancements	74	74

Short-term investments and other assets	5	7

	79	81

Deferred contributions from shareholders	6	9

Long-term mortgage	7	8

Current and other liabilities	8	5

	21	22

Net equity	58	59

	79	81

Revenues	12	11

Expenses	9	8

Operating income before amortization	3	3

Amortization	(3)	(3)

Net income for the year	–	–

6.	PENSION PLANS

The Government participates in various pension plans. The two primary plans, in which the Government directly participates, are the Civil Service Superannuation Plan and the Teachers’ Pension Plan. As per the Acts that administer these plans, the Government is responsible for 50% of pension benefits earned by employees. These Plans are joint trusteed plans. The Government’s pension liability reflects its share of the actuarial present values of pension benefits attributed to services rendered by employees and former employees, net of any plan assets which are set aside by the Government in an irrevocable trust. As of March 31, 2022, the pension liability for the Civil Service Superannuation Plan was $1,108 million (2021 – $1,060 million) and the pension liability for the Teachers’ Pension Plan was $2,139 million (2021 – $2,024 million).

Other pension plans in which the Government participates include the Members of the Legislative Assembly Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan and the Winnipeg Child and Family Services Employee Benefits Retirement Plan. The Government is responsible for any excess of accrued pension benefits over pension fund assets for these plans.

The Government also includes several other pension plans in its pension liability. These other plans include post-secondary education pension plans and public school divisions’ pension plans. Post-secondary education pension plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan. Public school divisions’ pension plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division, Retirement Plan for Employees of Frontier School Division and School District of Mystery Lake Pension Plan. The Government is responsible for any excess of accrued pension benefits over pension fund assets for these plans.

Employees in the health sector are members of the Healthcare Employees Pension Plan, a multi-employer defined benefit pension plan established between employees and participating boards. Because the

SUMMARY FINANCIAL STATEMENTS	83

6.	Pension Plans (continued)

Government does not sponsor this plan, the accrued benefit liability of this plan is not recognized in these financial statements. The annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. During the year, the Government expensed contributions to this plan of $214 million (2021 – $198 million). At December 31, 2021 the Plan had an excess of net assets available for benefits over pension obligations of $2,051 million (December 31, 2020 – $1,345 million).

As at March 31, 2022, the total pension liability being reflected in the summary financial statements was $3,487 million (2021 – $3,321 million). Details related to the pension liability are provided in Schedule 6 to the summary financial statements. The following provides general information on the contributions and benefit formula of the various pension plans, which are included in this schedule.

A.	CIVIL SERVICE SUPERANNUATION PLAN

The Civil Service Superannuation Act (CSSA) established a defined benefit plan to provide benefits to employees of the Manitoba Public Service and to participating agencies of the Government through the Civil Service Superannuation Fund (CSSF).

The lifetime pension calculation equals 2% of a member’s best five-year average yearly pensionable earnings multiplied by pensionable service, minus 0.4% of the average Canada Pension Plan (CPP) earnings multiplied by pensionable service since January 1, 1966.

The CSSA requires employees to contribute 8.0% of pensionable earnings up to the CPP maximum pensionable earnings, and 9.0% on pensionable earnings above the maximum.

89.8% of employee contributions are used to fund basic benefits and 10.2% of employee contributions are allocated to funding indexing benefits. The Government funds 50% of the monthly pension retirement benefits paid to retirees.

Indexing benefits are not guaranteed and are paid only to the extent that the indexing adjustment account in CSSF can finance one-half of the cost-of-living increases granted. The maximum annual adjustment is limited by legislation to two-thirds of the increase in the Consumer Price Index for Canada.

As a joint trusteed plan, Schedule 6 only reports the Province’s conditional share of the net obligation. The estimated financial position of both the employee and employer components of the Civil Service Superannuation Plan are reported in the December 31, 2021 audited financial statements of CSSF.

At December 31, 2021, after accounting for provincial pension assets held in trust and trust assets held in trust for GBEs, CSSF had an estimated accrued net obligation of $1,251 million (December 31, 2020 – $1,437 million).

This valuation is not on the same basis of reporting as the summary financial statements and does not include adjustments for unamortized actuarial gains or losses nor the impact of valuing assets on a market related value basis as opposed to market value. This valuation also includes estimated net obligations related to GBEs, which are included in the summary financial statements on a modified equity basis, and other entities that are not part of the GRE.

B.	TEACHERS’ PENSION PLAN

The Teachers’ Pensions Act (TPA) established a defined benefit plan to provide pension benefits to teachers who have taught in public schools in Manitoba.

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6.	Pension Plans (continued)

The lifetime pension calculation is generally based upon 2.0% of a member’s average salary of the best five of the final 12 years of service (best seven prior to July 1, 1980) multiplied by pensionable service, minus the years of service multiplied by 0.6% of the annual salary up to the yearly maximum pensionable earnings. The pension amount is subject to a maximum of 70% of the average annual salary used above.

The TPA requires that teachers contribute 7.3% of pensionable earnings up to the CPP maximum earnings, and 8.9% of pensionable earnings above the maximum. Commencing September 1, 2012 teacher contributions increased 0.5% per year and continued increasing until September 1, 2015. As of September 1, 2015 the TPA requires teachers to contribute 8.8% of pensionable earnings up to the CPP maximum pensionable earnings and 10.4% of pensionable earnings above the maximum.

83.1% of teachers’ contributions are used to fund basic benefits and 16.9% of teachers’ contributions are allocated for funding indexing benefits.

On May 16, 2018, the Lieutenant Governor in Council approved a regulation to disburse the restricted surplus held in the Pension Adjustment Account (PAA) over a five-year period commencing with the Cost of Living Adjustment (COLA) granted effective July 1, 2018. The balance of the restricted surplus will be disbursed in equal amounts over the following two years, ending with the COLA effective July 1, 2022. The COLA is limited to the lesser of the maximum percentage the PAA can support, and the full increase in CPI. The COLA can never be negative.

The independent plan actuary determined that there was an actuarial surplus in the PAA of $70.8 million available to support COLA of 2.10% effective July 1, 2022. The surplus of $70.8 million includes restricted surplus of $5,597,400, or 20% of the total restricted surplus and additional surplus of $9,005,000 carried forward from the prior year. Since the relevant increase in CPI for 2021 was 4.80%, the COLA will not be impacted by the 100% CPI cap.

As a joint trusteed plan, Schedule 6 only reports the Province’s conditional share of the net obligation. The estimated financial position of both the employee and employer components of the Teachers’ Pension Plan are reported in the December 31, 2021 audited financial statements of Teachers’ Retirement Allowances Fund (Fund). At December 31, 2021, after accounting for provincial pension assets held in trust, the Fund had an estimated accrued net obligation of $842 million (December 31, 2020 – $1,419 million). This valuation is not on the same basis of reporting as the summary financial statements and does not include adjustments for unamortized actuarial gains or losses nor the impact of valuing assets on a market related value basis as opposed to market value.

C.	OTHER GOVERNMENT PLANS

(i)     Members of the Legislative Assembly Plan

The pension plan for Members of the Legislative Assembly (MLAs) is established and governed by The Legislative Assembly Act (LAA).

For MLAs elected prior to the dissolution of the Assembly of the 35th Legislature, the LAA provides for defined pension benefits based on years of service to April 1995. The calculation for defined pension benefits is equal to 3.0% of the average annual indemnities for the last five years served as a member or all the years served; if less than five, multiplied by the number of years of pensionable service up to April 1995. These entitlements are fully indexed to cost of living increases.

For those MLA’s elected after the 35th Legislature in April 1995, the LAA provides for matching contributions. Under the matching contributions provisions, MLAs may contribute up to 7.0% of

SUMMARY FINANCIAL STATEMENTS	85

6.	Pension Plans (continued)

their remuneration toward a Registered Retirement Savings Plan (RRSP) of their choice. The Government matches the member’s contributions on a current basis; consequently, there is no liability for past service benefits under this component of the plan. In the event that a member withdraws money from the RRSP, while an active MLA, the Government’s contribution would be refundable back to the Government.

(ii)	Legislative Assembly Pension Plan

The Members’ Retirement Benefits Regulation of The Legislative Assembly Act established a defined benefit plan, effective December 7, 2005 that provides pension benefits to eligible MLAs who elect to participate in the plan.

The pension benefits accumulate up to a maximum period of 35 years at 2% per year of pensionable service based upon the average of the best five-year annual salaries, reduced by an amount equal to 0.25% times the number of months before the member’s 60th birthday that the first pension payment is made. These entitlements are indexed to 2/3 of cost of living increases.

Active members must contribute 9.0% of their earned salary to the plan. The Government makes contributions as necessary to ensure the pension fund has sufficient assets to cover the monthly pension payments to retirees as well as ensuring there are sufficient funds to cover any of the plans liabilities. Any surplus of plan assets over the pension obligation can be used by the Government to reduce future contributions.

(iii)	Judges’ Supplemental Pension Plan

Manitoba Provincial Court Judges and Masters are members of the Civil Service Superannuation Plan; however, they also receive enhanced pension benefits under the Manitoba Provincial Court Judges and Masters’ Supplemental Pension Plan. These supplemental pension benefits for judges are the difference between the total pension benefits for judges, including the amendments introduced by Judicial Compensation Committees, and the formula pension available under The Civil Service Superannuation Act (CSSA) as described above in Note 6A.

The supplemental pension is generally based upon an accrual rate of 3% for each year of service, as a judge, up to a maximum of 23.5 years, reduced by the pension provided under the CSSA. The combined total of the Judges’ Supplemental Pension and Civil Service Superannuation Pension is subject to a maximum of 70% of earnings. These enhanced benefits are entirely funded by the Government.

(iv)	Winnipeg Child and Family Services Employee Benefits Retirement Plan

Established effective December 29, 2003, the Winnipeg Child and Family Services Employee Benefits Retirement Plan applies to employees of the former Winnipeg Child and Family Services Agency, who transferred to the Department of Families.

The lifetime pension calculation equals 1.4% of the member’s highest average pensionable earnings up to the CPP maximum and 2.0% of any excess earnings multiplied by pensionable service. The lifetime pension is subject to an overall maximum of the member’s number of years of contributory service, multiplied by the lesser of $1,722 or such greater amount permitted under the Income Tax Act; and 2% of the member’s highest average indexed compensation in any three overlapping periods of 12 consecutive months. Indexing payments are subject to approval by the Trustees and increases in the Consumer Price Index.

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6.	Pension Plans (continued)

Members are required to contribute 4.5% of pensionable earnings up to the CPP maximum and 6.0% on pensionable earnings over the maximum. As of March 31, 2020 the plan does not have any active members.

D.	OTHER PENSION PLANS

(a)	Post-Secondary
(i)	University of Manitoba Pension Plan

The University of Manitoba administers The University of Manitoba Pension Plan (1993) and The University of Manitoba GFT Pension Plan (1986). These are trusteed pension plans. The Trustees are responsible for the custody of the plans’ assets and issuance of annual financial statements. University of Manitoba Pension Plan (1993) is a money purchase plan with a defined benefit minimum. The funding for the plan requires a matching contribution from the University and the employees. The plan is not indexed. Plan members contribute at a rate of 9% of salary less an adjustment for the Canada Pension Plan during the year.

The December 2019 funding valuation indicated that the University of Manitoba Pension Plan (1993) was in a funding deficiency position. The University is funding the deficiency over 15 years until the going concern deficit is eliminated. An annual additional payment for fiscal 2022 of $0.2 million was made (2021 – $0.2 million).

Retirement benefits are calculated by using the greater of the two methods: Formula and Plan Annuity. For each year of pensionable service, Formula benefit equals 2% of the average best five year salary, less 0.7% of the average best five year salary under the yearly maximum pensionable earnings in the year of retirement, to a maximum of 1/9 of the Pension Plans money purchase limit. The benefit is reduced by 0.25% for each month between the actual pension commencement date and the age of 65. Plan Annuity benefit is based on contribution account balance, age at retirement, and the annuity factor determined by the plan actuary.

In 2009, the Manitoba Pension Commission advised that the University was required to begin to make additional payments with respect to current service costs in excess of matching contributions of active members and the University. The additional annual current service cost payments for fiscal 2022 were $5 million (2021 – $5 million).

The unamortized net actuarial gains (losses) were determined on the basis of the 2019 actuarial valuation and the 2020 extrapolation for accounting purposes are being amortized over a period of nine years (expected average remaining service life) starting in the year following the year of respective annual actuarial gains or losses arise.

The University of Manitoba GFT Pension Plan (1986) is a defined contribution pension plan. Therefore there is no requirement for an actuarial valuation of this plan.

(ii)	University of Winnipeg Pension Plan

The University of Winnipeg administers the University of Winnipeg Pension Plan (UWPP), which is comprised of a defined benefit segment and a defined contribution segment. The assets of the Plan are held in trust by independent custodians. The defined benefit segment of the UWPP was closed to new members effective January 1, 2001. Members who join after this date join the defined contribution plan.

The UWPP was established as a contributory defined benefit pension plan on September 1, 1972 and covers all eligible employees of the University, except those who are members of the United Church of Canada Pension Plan. The funding for the plan requires a matching

SUMMARY FINANCIAL STATEMENTS	87

6.	Pension Plans (continued)

contribution from the University and the employees. Annual pension benefits equals 2% of the final five year average earnings multiplied by the years of pensionable service, less 0.6% of CPP average earnings for each year of pensionable service. The pension benefit is subject to a plan benefit maximum limit of $1,700 per year of pensionable service. At December 2020, the Plan had a going-concern deficiency of $18 million, which the University is addressing by making annual deficiency payments of $3 million until the deficiency is eliminated.

Since December 31, 2000, when the defined contribution segment of the Plan was introduced, approximately one-quarter of the eligible members converted to that plan. The obligation for pension benefits under the defined contribution segment of the Plan will always be equal to net assets in each member’s account. Therefore, no surplus or deficiency arises from fluctuations in the investment market.

(iii)	Brandon University Retirement Plan

Brandon University administers the Brandon University Retirement Plan, which is a trusteed pension plan. The Trustees are responsible for the custody of the Plan’s assets and issuance of annual financial statements.

The Brandon University Retirement Plan is a final average contributory defined benefit pension plan established on April 1, 1974 for the benefit of the employees of Brandon University. The funding for the plan requires a matching contribution from the University and the employees.

Employees are required to contribute 8% of pensionable earnings less 1.8% of pensionable earnings for which Canada Pension Plan contributions are required. Pensionable earnings are subject to an annual limit related to the maximum benefit accrual in a year.

Annual pension equals 2% of the final five year average earnings multiplied by the years of pensionable service, less 0.6% of CPP average earnings for each year of pensionable service. The pension benefit is subject to a plan benefit maximum limit of $1,722 per year of pensionable service for members retired on or before April 1, 2009, and $1,975 for those retiring after that date.

The plan will continue to be subject to the going concern funding provisions of the Manitoba Pension Benefits Act and Regulations. The University will be required to fund the matching contributions, as well as the actuarial cost of the defined benefits in excess of the matching costs. The next going-concern valuation was completed in December 2021.

(b)	Public School Divisions
(i)

The Winnipeg School Division Pension Fund for Employees Other Than Teachers The Winnipeg School Division Pension Fund for Employees Other Than Teachers is a defined benefit pension plan for employees that meet specified employment conditions. The fund was created by By-law 196 of the Winnipeg School Division (replaced by By-law 1017 on January 1, 1992) and is subject to the applicable regulations.

The pension benefits calculation is based on an amount equal to 1.6% of a member’s average pensionable salary and 2% of a member’s average salary over the pensionable salary, multiplied by a member’s years of pensionable service. The average salary is determined by averaging the best five years of employment salary in the last 12 years of service.

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6.	Pension Plans (continued)

Employee contributions equal 8.1% of pensionable salary and 9.5% of the earnings in excess of pensionable salary up to the yearly maximum pensionable earnings, effective January 1, 2014. The Winnipeg School Division matches employee contributions and pays an additional 12.4% of employee contributions. As a result, employer contributions equal approximately 112.4% of employee contributions.

(ii)	Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division

The St. James-Assiniboia School Division Retirement Plan for Non-teaching Employees is a defined benefit pension plan that was established on January 1, 1978 and is subject to the applicable regulations.

The pension benefits calculation is based on an amount equal to 1.4% of a member’s average employment earnings below CPP earnings and 2% of a member’s employment earnings in excess of the CPP earnings, multiplied by a member’s years of contributory service. The average employment earnings are determined by averaging the best six years of employment earnings in the last 12 years of service. Effective July 1, 2014, employee contributions were equal to 8.2% of CPP earnings and 9.8% of the employment earnings in excess of CPP earnings. The St. James-Assiniboia School Division matches employee contributions.

(iii)	Retirement Plan for Employees of Frontier School Division

The Frontier School Division Retirement Plan is a defined benefit pension plan for non-teaching employees.

The pension benefit is based on an amount equal to 2% of a member’s best average earnings, multiplied by a member’s years of credited service. The average employment earnings are determined by averaging the best five years of employment earnings.

Employee contributions equal 9.0% of CPP earnings, with the Frontier School Division matching employee contributions. The Frontier School Division is responsible for the balance of the pension cost, of which a portion can be financed by an allocation from pension surplus.

(iv)	School District of Mystery Lake Pension Plan

School District of Mystery Lake Pension Plan is a defined benefit plan. The School District shall contribute in accordance with the terms of the collective agreements such amounts as necessary to provide the future service pension for all members and to amortize any unfunded liability or a solvency deficiency in the Plan. In the event that the School District’s contributions are not sufficient, the legislation permits the Board of Trustees to amend the plan to reduce future accrued pension benefits in order to meet the required legislated funding requirements.

Effective July 1, 2013 employees contribute 5% of gross earnings. Prior to July 1, 2013 employees did not make contributions to the plan. The plan provides that if the defined benefit pension exceeds the plan annuity, the difference is paid from the plan.

The pension benefits are calculated based on a rate per month per year of service. The current rate for maintenance workers is $48.30 per month per year of service. For clerical workers, the pension benefit is $42 per month per year of service.

E.	GOVERNMENT BUSINESS ENTERPRISES

Manitoba Hydro, Manitoba Liquor and Lotteries Corporation and Manitoba Public Insurance Corporation (MPIC) are members of the CSSF. Effective April 1, 2014 Manitoba Liquor and Lotteries

SUMMARY FINANCIAL STATEMENTS	89

Corporation became a matching employer. As a result, they no longer recognize a pension liability in their statements. The net pension liabilities for the other GBEs are disclosed in Schedule 3.

7.	CONTINGENCIES

A.	CONTINGENT LIABILITIES

i)	Legal Actions

The Government is named in various legal actions. No provision has been made at March 31, 2022 in the accounts where the final results are uncertain, or where the results are likely but the amount of the liability cannot be reasonably estimated.

ii)	Canadian Blood Services

All provincial and territorial governments of Canada, except Quebec, are members of, and provide funding to, Canadian Blood Services (CBS), which operates the Canadian blood system. The March 31, 2021 audited consolidated financial statements of CBS indicate that CBS has two wholly-owned captive insurance companies to provide for the contingent liabilities for risks related to operations of the blood system: CBS Insurance Company Limited (CBSI) and Canadian Blood Services Captive Insurance Company Limited (CBSE). Together, these captive insurance companies provide Canadian Blood Services with comprehensive blood risk insurance covering losses up to $1 billion. The primary policy held by CBSI has provided coverage up to $300 million, with the secondary policy held by CBSE providing coverage up to $700 million.

CBSI provides insurance coverage up to $300 million with respect to risks associated with the operation of the blood system. The related assets of CBSI as at March 31, 2021 total $524 million (2020 – $467 million). Based upon the above, the Government’s share of the provision for future claims as at March 31, 2021 is offset with designated assets, which at that date exceed the provision.

CBS and CBSE have entered into an agreement whereby the members have agreed to provide insurance coverage for all amounts payable by CBSE under the terms of the excess policy up to $700 million in excess of the $300 million provided by CBSI. No payment shall be made under CBSE until the limit of the liability under the primary policy in CBSI has been exhausted. The members have agreed to contribute their pro rata share of the required capital of $700 million. The members have each issued an indemnity to CBSE on their pro rata share of the $700 million, calculated on the basis of their respective populations. Given current populations, Manitoba’s maximum potential liability under its indemnity to CBSE is approximately $33 million. The Government is not aware of any proceedings that could lead to a claim against it under the indemnity given to CBSE.

iii)	Treaty Land Entitlement Obligations

The Government of Manitoba’s obligations under the treaty land entitlement agreements require Manitoba to transfer administration and control of up to 1,144,331 acres of Crown Land (Selections) and up to 282,123 acres of Manitoba interests in Other Land (Acquisitions) to Canada so as to enable Canada to fulfil its obligations under the treaties between Canada and the First Nations of Manitoba. As of March 31, 2022, Manitoba Entitlement First Nations have collectively selected and acquired approximately 1,043,757 acres of Crown Land and Other Land. As of March 31, 2022, Manitoba has transferred administration and control of 691,645 acres of Crown Land and 18,067 acres of Manitoba interests in Other Land to Canada for reserve creation. The Crown Land and Manitoba interests in Other Land have been transferred in accordance with paragraph 11 of

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7.	Contingencies (continued)

the Natural Resources Transfer Agreement (Schedule to Constitution Act, 1930). The transfers include mines and minerals and other interests impliedly reserved under The Crown Lands Act, as well as all other interests of Manitoba in the lands.

iv)	Government Business Enterprise Contingencies

Significant contingencies for Government Business Enterprises include:

Manitoba Hydro has a mitigation program in place to address past, present, and ongoing adverse impacts arising from all past hydroelectric developments (prior to the Wuskwatim generating station), particularly for Indigenous people residing or engaged in resource harvesting in the project areas. In recognition of future mitigation payments, Manitoba Hydro has recorded a liability of $161 million (2021 – $162 million). Manitoba Hydro has also recognized a provision of $33 million (2021 – $29 million) for certain mitigation related obligations arising from ongoing adverse effects of past hydroelectric development. There are other mitigation issues, the outcomes of which are not determinable at this time.

Manitoba Hydro has contracted with an independent third-party pipeline company to increase transportation capacity, which includes a commitment to pay its share of the pre-license development costs associated with the contract, in the event that the federal license is not granted for the project. No obligating events have occurred and so provisions have not been booked.

B.	LOAN GUARANTEES

The Government has guaranteed the repayment of debt, promissory notes, bank loans, lines of credit, mortgages and securities held by others. Debt guaranteed by the Government is guaranteed, as to principal and interest, until the debt is matured or redeemed. The authorized limits and the outstanding guarantees are summarized as follows:

	Authorized Limit	($ millions) 2022 Actual	2021 Actual

Canadian Museum for Human Rights	15	2	3

Manitoba Agricultural Services Corporation (Note 7B.i)	-	61	65

Manitoba Housing and Renewal Corporation (Note 7B.ii)	20	3	9

Manitoba Student Aid Program	20	-	-

University of Winnipeg (Note 7B.iii)	54	44	46

Other	17	3	4

Total guarantees outstanding	-	113	127

A provision for future losses on guarantees for $5 million (2021 – $10 million) has been recorded in the accounts.

SUMMARY FINANCIAL STATEMENTS	91

7.	Contingencies (continued)

Note 7B.i) Manitoba Agricultural Services Corporation

The Manitoba Agricultural Services Corporation has guaranteed loans under the following programs:

Program	General Terms and Conditions
Operating Credit Guarantees for Agriculture	Each participating lending institution is guaranteed up to 25% of the maximum amount advanced, up to a maximum loan of $0.7 million for individuals and $1.0 million for partnerships, corporations, and co- operatives.
Manitoba Livestock Associations Loan Guarantees	Each association’s lending institution is guaranteed 25% of their loaned amount, up to a maximum loan of $8 million per association.

Diversification Loan Guarantees	Guarantees are based on 25% of the original principal amount of each individual loan, with no maximum loan amount.

Rural Entrepreneur Assistance Program	Each participating lender is guaranteed up to 80% of the loan made to small rural non-agricultural business to a maximum guarantee of $0.2 million. This program was discontinued as of April 1, 2019 with outstanding guarantees in run-off status.

Note 7B.ii) Manitoba Housing and Renewal Corporation

Manitoba Housing and Renewal Corporation has authority to guarantee the repayment of various mortgages and issue various letters of credit, which guarantee the terms and conditions of land development agreements and construction contracts, up to $20 million. At March 31, 2022 outstanding guarantees under this authority totalled $3 million (2021 – $9 million).

Note 7B.iii) University of Winnipeg

University of Winnipeg’s controlled entity University of Winnipeg Community Renewal Corporation (UWCRC) guarantees specific debts of UWCRC 2.0, a related but uncontrolled corporation. UWCRC provided guarantees for the following loans:

($ millions)

CMHC Rental Construction Financing Initiative loan for construction of the Muse Flats (209 Colony St.)	26

CMHC National Co-Investment Fund loan for construction of the West Broadway Commons (167 Colony St.)	18

C.	GOVERNMENT BUSINESS ENTERPRISE GUARANTEES

As at March 31, 2022, Manitoba Hydro has outstanding Manitoba Hydro-Electric Board Bonds amounting to $118 million (2021 – $121 million). These bonds carry fixed coupon rates that range from 3.72% to 7.10%. The Government guarantees $60 million (2021 – $60 million) of these outstanding bonds. The Government also guarantees $50 million (2021 – nil) of Manitoba Hydro promissory notes.

Manitoba Hydro provides guarantees to counterparties for natural gas purchases. At March 31, 2022, there is an outstanding guarantee totaling $40 million (2021 – $30 million) which matures October 31, 2023. Letters of credit for $74 million (2021 – $72 million) have been issued for construction and energy related transactions with maturities until 2049.

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7.	Contingencies (continued)

The Deposit Guarantee Corporation of Manitoba (Corporation) has guaranteed $36.1 billion in credit union deposits at the end of December 31, 2021 (December 31, 2020 – $34.1 billion). Based upon its ongoing monitoring procedures, the Corporation has concluded that a provision for such contingencies does not need to be established at this time.

8.	CONTRACTUAL OBLIGATIONS

The Government has entered into a number of multi-year contracts and agreements for the delivery of services and the acquisition or construction of assets. These contractual obligations will become liabilities in the future when the terms of the contracts are met. The following represents the amounts required to satisfy the contractual obligations, by the year that it is anticipated that the terms of the contract will be met, as at March 31:

						2028 and
($ millions)	2023	2024	2025	2026	2027	thereafter	Total

Government Organizations and components

Service contracts	415	230	77	56	47	234	1,059

Rental of capital assets	83	58	48	42	34	225	490

Acquisition or construction of capital assets	866	248	146	148	130	607	2,145

Other contracts	13	12	11	4	–	–	40

Government Business Enterprises	65	48	33	29	20	31	226

Total	1,442	596	315	279	231	1,097	3,960

Other significant obligations not included in the table are:

GOVERNMENT ORGANIZATIONS

Government organizations have entered into contractual arrangements related to construction projects totalling $641 million (2021 – $341 million), and details relating to the settlement year cannot be reasonably estimated.

GOVERNMENT BUSINESS ENTERPRISE CONTRACTUAL OBLIGATIONS

Manitoba Hydro has energy purchase commitments of $1,821 million (2021 – $1,913 million) that relate to future purchases of wind, natural gas (including transportation and storage contracts) and electricity.

Commitments are primarily for transmission rights access that expires in 2041, wind and solar purchases that expire in 2041 and natural gas purchases that expire in 2038. In addition, other outstanding commitments principally for construction are approximately $1,690 million (2021 – $1,561 million).

Manitoba Liquor and Lotteries Corporation has purchase commitments of $27 million (2021 – $nil) related to property and equipment and intangible assets.

9.	DEBT SERVICING

Debt servicing costs of $967 million (2021 – $969 million) are net of interest recoveries from GBEs of $837 million (2021 – $858 million), interest on provincial debt held as investments of $4 million (2021 – $5 million) and includes $12 million (2021 – $14 million) representing interest expense of government organizations. GBEs debt servicing costs of $1,080 million (2021 – $859 million) are reported in Schedule 3.

SUMMARY FINANCIAL STATEMENTS	93

10.	AMOUNTS HELD IN TRUST

Amounts held in trust are assets over which the Manitoba Legislature has no power of appropriation. These amounts are not included in the summary financial statements because the Government has no equity in the amounts and administers them according to trust or other agreed-upon arrangements. As at March 31, 2022 amounts held in trust were as follows:

	Valuation Method	($ millions)
		2022 Actual	2021 Restated

Various Universities and Colleges	cost	600	549

Public Guardian and Trustee of Manitoba	various	318	301

Public Service Group Insurance Fund	market	297	282

Manitoba Development Corporation	cost	23	39

Other Fiduciary Trusts	various	70	61

Custodial trusts held by Departments	various	23	19

Suitor’s Money Act	cost	10	9

		1,341	1,260

Universities and Colleges hold endowment and trust funds in the form of cash, cash equivalents, bonds, equities, real estate and other securities.

The Public Guardian and Trustee of Manitoba administers the estates and trusts of mentally disabled persons, deceased persons, and infants. The estates and trusts under administration are in the form of bonds, equities, real estate, mortgages and other securities.

The Public Service Group Insurance Fund is administered by the Civil Service Superannuation Board. It includes three plans to provide life insurance, accidental death and disablement insurance, and dependents insurance for eligible employees and retired employees (and their eligible dependents) of the Government of Manitoba and most of its Agencies and Boards. These funds are in the form of cash, cash equivalents and equities.

Manitoba Development Corporation administers funds from the Business Investor Stream of the Provincial Nominee Program. These funds are invested in the form of cash, cash equivalents, bonds and investments.

Other Fiduciary Trust funds are interest bearing deposits which are pooled with the Government’s investments in order to earn a market rate of interest. Government departments also hold custodial trust funds in the form of bonds and other securities.

11.	RISK MANAGEMENT AND THE USE OF DERIVATIVE FINANCIAL INSTRUMENTS

Borrowings in both Canadian and foreign financial markets result in exposure to risks, which include foreign exchange risk, interest rate risk, credit risk and liquidity risk.

The Government employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. Varieties of strategies are used, including the use of derivative financial instruments (derivatives).

Derivatives are financial contracts, the value of which is derived from underlying instruments. The Government uses derivatives to hedge and mitigate foreign exchange risk and interest rate risk. The Government does not use derivatives for speculative purposes.

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11.	Risk Management and the Use of Derivative Financial Instruments (continued)

FOREIGN EXCHANGE RISK

Foreign exchange risk is the risk that the cash flows needed to repay the interest and principal on loans in foreign currencies will vary due to fluctuations in foreign exchange rates.

To manage this risk, the Government uses derivative contracts, including foreign exchange forward contracts as well as swaps, to convert foreign currency principal and interest cash flows into Canadian dollar denominated cash flows. The current portfolio of foreign debt is fully hedged through the use of derivatives and U.S. dollar sinking funds. This account is fixed with no sensitivity to future foreign exchange rates.

Derivative contracts hedge the underlying debt by matching the critical terms to achieve effectiveness. The policy has effectively hedged the foreign currency debt principal and interest payments in relation to general purpose debt.

Manitoba Hydro has exposure to U.S. dollar foreign exchange fluctuations primarily through the sale and purchase of electricity and fuel in the U.S. This exposure is managed through a long-term natural hedge between U.S. dollar cash inflows from export revenues and U.S. dollar cash outflows for long-term debt coupon and principal payments. As a means to bridge temporary timing differences between inflows and outflows to future years’ U.S. dollar requirements, Manitoba Hydro also utilizes derivative foreign exchange forward contracts as required.

INTEREST RATE RISK

Interest rate risk is the risk that debt servicing costs will vary unfavourably according to interest rate fluctuations.

To reduce its exposure to interest rate risk, the Government uses derivatives to manage the fixed and floating interest rate mix of its debt portfolio.

After taking into account derivatives used to manage interest rate risk, investments held as sinking funds and eliminating debt incurred on behalf of Manitoba Hydro, the structure of the debt as at March 31, 2022 was 89% at fixed rates and 11% at floating rates (2021 – 93% at fixed rates and 7% at floating rates). A 1.0% (100 basis points) movement in interest rates on the 11% floating rate debt for an entire year would increase/ decrease debt servicing costs, net of recoveries, by $35 million (2021 – $21 million).

CREDIT RISK

Credit risk is the risk that a counterparty will default on its contractual obligations. The Government manages its credit risk exposure from derivatives by, among other activities, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. In addition, the Government enters into contractual agreements (“master agreements”) with all of its counterparties. As at March 31, 2022 the Government has a gross credit risk exposure related to derivatives of $nil (2021 – $383 million).

LIQUIDITY RISK

Liquidity risk is the risk that the Government will not be able to meet its financial commitments over the short term. To reduce liquidity risk, the Government maintains liquid reserves (i.e. cash and cash equivalents) at levels that will meet future cash requirements and will give the Government flexibility in the timing of issuing debt. In addition, the Government has short-term note programs, bank lines and sinking funds as alternative sources of liquidity. This risk is also managed by distributing debt maturities over many years.

SUMMARY FINANCIAL STATEMENTS	95

11.	Risk Management and the Use of Derivative Financial Instruments (continued)

DERIVATIVE PORTFOLIO

The following table presents the fair value of derivative financial instruments with contractual or notional principal amounts outstanding at March 31:

		($ millions)
	2022 Actual		2021 Actual

	Notional Value	Fair Value	Notional Value	Fair Value

Interest rate and cross currency swaps	47,979	(743)	48,629	(64)

Notional amounts of derivatives contracts represent the contractual amounts to which a rate or price is applied for computing the cash flows to be exchanged. The notional amounts are used to determine the gains/losses and fair value of the contracts and is generally a measure of the exposure to the asset class to which the contract relates. They are not recorded as assets or liabilities on the statement of financial position. Notional amounts do not represent the potential gain or loss associated with the market risk or credit risk associated with the derivative contract.

Fair values of the swap agreements are the estimated amount that the Government would receive or pay, based on market factors, if the agreements were terminated on March 31. They are established by discounting the expected cash flows of the swap agreements using year-end market interest and exchange rates. A positive (negative) fair value indicates that the government would receive (make) a payment if the agreements were terminated.

12.	SIGNIFICANT TRANSACTIONS WITH GOVERNMENT BUSINESS ENTERPRISES

Transactions with GBEs are not eliminated for purposes of summary reporting because they are reported in these summary financial statements using the modified equity method of accounting. These financial statements include the following transactions between the Government and GBEs, which have not been eliminated:

A.	ACCOUNTS RECEIVABLE AND LOANS AND ADVANCES

Amounts receivable includes receivables from GBEs as reported in Schedule 1 to the summary financial statements. Loans and advances to GBEs are reflected in Schedule 2 to the summary financial statements.

B.	INVESTMENTS

MPIC holds $503 million (2021 – $567 million) of Provincial bonds and debentures with maturities dates ranging from 2022 to 2050 and interest rates ranging from 3.0% to 6.9%.

C.	WATER POWER RENTALS

Water power rental fees charged to Manitoba Hydro, for $89 million (2021 – $117 million), are included in the Consolidated Statement of Revenue and Expense under the fees and other revenue category. Water power rental rates are authorized by Regulation 25/88 and 197/2001 under The Water Power Act. Rentals are paid to the Government for the use of water resources in the operation of Manitoba Hydro’s hydroelectric generating stations.

96	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

12.	Significant Transactions with Government Business Enterprises (continued)

D.	FEES ON GOVERNMENT GUARANTEES

Manitoba Hydro remitted $229 million (2021 – $222 million) to the Government based on the amount of their debt that is guaranteed by the Government. The fees are included in the Consolidated Statement of Revenue and Expense under the sinking funds and other investment earnings category.

E.	DRIVER LICENSING OPERATIONS

The Government, by agreement, paid $30 million (2021 – $30 million) to MPIC for the management and administration of driver licensing. MPIC, on behalf of the Government, collected driver licensing fees totaling $27 million (2021 – $25 million) and motor vehicle registration fees totaling $179 million (2021 – $187 million).

The fees received by the Government are included in the Consolidated Statement of Revenue and Expense under the fees and other revenue category.

F.	OTHER REVENUE

Manitoba Liquor and Lotteries Corporation provided $5 million in funding to the Addictions Foundation of Manitoba for the year ended March 31, 2022 (2021 – $5 million) for addictions and problem gambling services programs. In addition, the Corporation provided $4 million (2021 – $5 million) in Liquor, Gaming and Cannabis funding and Crown Services Secretariat Levy.

Manitoba Hydro paid the Government $129 million (2021 – $117 million) for corporation capital tax. MPIC paid the Government $39 million (2021 – $32 million) for insurance premium tax. GBEs paid the Government a combined total of $17 million (2021 – $18 million) for Levy for Health and Education.

MPIC paid Manitoba Health $25 million (2021 – $30 million) to cover non- insured medical expenses.

These amounts are included in the Consolidated Statement of Revenue and Expense under the fees and other revenue and other taxes categories.

13.	EMPLOYEE FUTURE BENEFITS

	($ millions)
	2022 Actual	2021 Restated

Severance	476	468

Long term disability income plan	47	41

Workers compensation claims	67	58

Other	82	84

	672	651

The severance liability is valued using discount rates that range from 2.65% to 6% and salary increase rates that range from 2% to 4%. Unamortized actuarial gains and losses are amortized over the estimated average remaining service life (EARSL). Periods range from 6 to 15 years. As of March 31, 2022, net unamortized losses were $38 million (March 31, 2021 – $40 million).

The long term disability income plan is valued using a discount rate of 3.2%. Actuarial gains and losses are recognized as income as they occur. Workers compensation claims are recognized based on an actuarial valuation prepared for the Workers Compensation Board. The December 31, 2021 valuation was prepared using a discount rate of 5.25% (5.75% in prior valuation) and a salary increase rate of 3.00% (3.25% in prior valuation). Actuarial gains and losses are recognized as income as they occur.

SUMMARY FINANCIAL STATEMENTS	97

14.	EXPENSES IN EXCESS OF LEGISLATIVE AUTHORITY

The budget estimates presented on the Consolidated Statement of Revenue and Expense, excludes $225 million in supplementary estimates related to the departments. The original budget estimate amounts plus the $225 million in supplementary estimates becomes the revised estimates, against which expenses in excess of legislative authority are determined. Based upon the revised estimates, the following departments were over-expended at March 31, 2022:

Part A – Operating Expense:

($ millions)

Employee Pensions and Other Costs	12
Environment, Climate and Parks	34
Health	81
Justice	20

15.	LIABILITY FOR CONTAMINATED SITES

The Province reports environmental liabilities related to the management and remediation of contaminated sites where the Province is obligated to incur such costs. A contaminated sites liability of $365 million (2021 – $379 million) has been recorded based on environmental assessments or estimations for those sites where an assessment has not been conducted.

As of March 31, 2022 the Province has identified 544 sites which require remediation from contamination.

The Province is responsible for the risk management and potential remediation of certain orphaned and abandoned mine sites that exist on Crown land. For most of these mine sites, the companies that caused the contamination no longer exist. The mining operations were primarily comprised of gold and other metals. The risk of contamination at these sites primarily comes from mine tailings and other possible contaminants that were left on site. The liability also includes sites associated with highway maintenance, airports, marines, landfills, sewage treatment facilities, commercial and industrial operations, parks and other protected areas.

The nature of contamination includes petroleum hydrocarbons, polyaromatic hydrocarbons, BTEX, toxic heavy metals, polychlorinated biphenyl and other organic contaminants. The sources of contamination include above ground and underground fuel storage tanks, fuel handling, pipelines, chemical storage, by-product waste, metal based paint, and the leaching of materials deposited in landfills. Sites often have multiple sources of contamination.

Where sites require ongoing remediation, monitoring, or maintenance all estimated future costs are discounted using the province’s weighted average cost of capital. Remediation at three sites requires the operation of water treatment systems for the next 40 years. The amount of undiscounted expenditures for the future operation of the water treatment systems, for the next 38 years is $174 million. The expenditures are discounted at 3.2 per cent with an assumed inflation rate of 2 per cent.

Manitoba Hydro will incur future costs associated with the assessment and remediation of contaminated lands and facilities for the phase-out and destruction of polychlorinated biphenyl contaminated mineral oil from electrical equipment. A reasonable estimate of the associated costs, not already recognized as asset retirement obligations by Manitoba Hydro, cannot be made at this time. No provision has been included for these items as of March 31, 2022.

98	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

16.	RELATED PARTY DISCLOSURES

A related party exists when one party has the ability to exercise control or shared control over the other. Related parties include key management personnel, their close family members and the entities they control or have shared control over. Related party disclosures do not include inter-entity transactions and balances that are eliminated on consolidation and those with entities accounted for under the modified equity method. Related party disclosures do not include restructuring transactions, disclosure of key management personnel compensation arrangements, expense allowances, and other similar payments routinely paid in exchange for services rendered.

Related party transactions are disclosed if they occurred at a value different from that which would have been arrived if the parties were unrelated and the transaction has a material effect on the summary financial statements.

For the year ended March 31, 2022, there were no material related party transactions or balances to disclose.

17.	TRANSFERS TO THE WINNIPEG FOUNDATION

During the fiscal year, the Province transferred and deposited $1 million (2021 – $98 million) in a trust account either directly or on behalf of certain Manitoba community foundations to The Winnipeg Foundation (TWF). TWF is a registered charity and is classified as a public foundation for the purposes of the Income Tax Act (Canada).

The funds transferred to the trust are irrevocable. The trust funds are administered and invested by TWF for the purpose of generating revenue for purposes specified in the trust agreements. Eligible recipients are generally defined as non-government not for profit entities that have established operations in Manitoba. The trusts are not controlled by the Province and therefore are not consolidated as part of the GRE. The transfers into these funds were expensed when paid by the Province to the Winnipeg Foundation. The transfers have been expensed in the following ministries in the year ended March 31, 2022:

SUMMARY FINANCIAL STATEMENTS	99

	$ (millions)
	2022 Actual	2021 Actual

Agriculture
Fish and Wildlife Enhancement Fund	1	2
GROW Trust Fund	–	–
Wetlands GROW Trust Fund	–	–
Conservation Trust Fund	–	–
Manitoba Habitat Heritage Corporation Fund Foundation	–	–
Harry J. Enns Oak Hammock Marsh Fund	–	–
Oak Hammock Marsh Capital Renewal Fund	–	–
Watershed Districts Capacity Fund	–	3
Hunter Education and Safety Fund	–	2
4-H Manitoba Leaders of Tomorrow Scholarship Fund	–	–
Growing Outcomes in Watersheds Fund	–	3

Environment, Climate and Parks
Provincial Parks Endowment Funds	–	20

Economic Development, Investment and Trade
Child Care Sustainability Fund	–	–

Families
Employment and Income Assistance Fund	–	20
Manitoba Accessibility Fund	–	20

Municipal Relations
Manitoba Trails Improvement Endowment Fund	–	–
Endow Manitoba Fund	–	–
Heritage Manitoba Trust Endowment Fund	–	–
Manitoba Trails Strategic Fund – Rural	–	3

Sport, Culture and Heritage
Signature Museum Sustainability Funds	–	–
Heritage Resources Fund	–	–
Military Memorials Conservation Fund	–	–
The Bay Building Heritage Preservation Fund	–	25

	1	98

FUNDS

The following is a description of the purpose of the funds:

Fish and Wildlife Enhancement Fund

Generates annual grant making activity to support activities that enhance sustainable production of legally harvestable fish and wildlife populations within Manitoba.

GROW Trust Fund

Funds activities that promote the conservation of natural resources by creating, conserving or enhancing the natural infrastructure for the benefit of Manitobans.

Wetlands GROW Trust Fund

Funds activities that promote conservation, restoration and enhancement of wetlands for the benefit of Manitobans.

100	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

17.	Transfers to The Winnipeg Foundation (continued)

Conservation Trust Fund

Funds activities that promote the conservation of natural resources by creating, conserving or enhancing the natural infrastructure for the benefit of Manitobans.

Manitoba Habitat Heritage Corporation Fund

Generates annual grant making activity to be used at the discretion of the Board of Directors of MHHC in accordance with their charitable purposes.

Harry J. Enns Oak Hammock Marsh Fund

Provides annual, sustainable grant making activity for the purpose of operating and maintaining the Oak Hammock Marsh Interpretive Centre.

Oak Hammock Marsh Capital Renewal Fund

Funds capital improvements to the Oak Hammock Marsh Interpretive Centre.

Watershed Districts Capacity Fund

Generates annual grant making activity to support activities that enhance the abililty of watershed districts to protect, preserve, conserve and prudently manage use of water resources within their district.

Hunter Education and Safety Fund

Generates annual grant making activity to support activities that educate, train, recruit hunters, and enhance safe and sustainable hunting and trapping of wildlife populations within Manitoba.

4-H Manitoba Leaders of Tomorrow Scholarship Fund

Generates annual grant making activity to be used to support 4-H Manitoba.

Growing Outcomes in Watersheds Fund

Funds activities that promote the conservation of natural resources by creating, conserving or enhancing the natural infrastructure for the benefit of Manitobans.

Provincial Parks Endowment Fund

Supports projects that enhance the ecological integrity and/or public experiences in Manitoba provincial parks.

Employment and Income Assistance Fund

Generates annual grant making activity to support activities which are intended to reduce barriers and improve labour market outcomes for participants receiving, or applying for social assistance.

Manitoba Accessiblity Fund

Provides annual, sustainable grant making activity to be used to undertake activities to promote the principles of The Accessibility for Manitobans Act and provide assistance to organizations in Manitoba to comply with The Accessibility for Manitobans Act and its standards.

Child Care Sustainability Fund

Supports eligible licensed child care facilities, as defined under The Community Child Care Standards Act, by providing grant funding targeted towards infrastructure improvements and repairs, as well as new, innovative child care projects with the goal of enhancing child care programming.

Manitoba Trails Improvement Endowment Fund

Promotes, plans, co-ordinates and supervises the development of recreational trails in Manitoba as public amenities.

SUMMARY FINANCIAL STATEMENTS	101

17.	Transfers to The Winnipeg Foundation (continued)

Endow Manitoba Fund

Generates annual grant making activity to strengthen philanthropy across Manitoba by working to engage and build capacity among the community foundations.

Heritage Manitoba Trust Endowment Fund

Issues matching grants to qualifying small and medium sized heritage organizations to accelerate the growth of Manitoba’s Heritage Organizations’ asset bases.

Manitoba Trails Strategic Fund – Rural

Provides funding for capital projects that advance recreational trail development within the boundaries of Manitoba, but outside the City of Winnipeg.

Signature Museum Sustainability Funds

Generates annual grant making activity to be used for supporting the Signature Museums with capacity building and professional development.

Heritage Resources Fund

Generates annual grant making activity to be used for the purpose of helping defray certain costs associated with heritage sites and objects.

Military Memorials Conservation Fund

Generates annual grant making activity to be used for the purpose of helping defray certain costs associated with the conservation of military memorial sites and objects.

The Bay Building Heritage Preservation Fund

Generates annual grant making activity to support the Signature Museum Capacity Building Fund, The Manitoba Graduate History Scholarship, and for other heritage programs, and funding the preservation of the Bay building.

18.	CONTRACTUAL RIGHTS

The Government is involved in various contracts and agreements arising in the ordinary course of business. This results in contractual rights to economic resources, leading to both assets and revenue in the future. The total amounts outstanding from these agreements at March 31, 2022 are as follows:

($ millions)	2023	2024	2025	2026	2027	2028	Total
						and thereafter

Federal transfers – Capital	336	288	315	342	–	–	1,281
Federal transfers – Operating	119	56	56	11	10	50	302
Lease and rental agreements	112	110	109	108	108	159	706
Other	15	15	15	16	16	313	390

Total	582	469	495	477	134	522	2,679

Under section 22(4) of The Manitoba Liquor and Lotteries Corporation Act, the Province is entitled to receive the net revenue from the Manitoba Liquor And Lotteries Corporation. The future amounts to be received are unknown, so they have not been included in the table above. These contractual rights could be significant.

The contractual rights for water power rentals included in lease and rental agreements has been estimated using the current year’s revenue for the next six years. This contract has no expiration date and amounts beyond 2028 may be significant. Contractual rights amounts relating to provincial park land leases with

102	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

18.	Contractual Rights (continued)

cottagers included in lease and rental agreements have been calculated based on the current year revenue for the next six years. These lease agreements have various expiration dates, however, the amounts beyond 2028 are not included and these future amounts could be significant.

The Province is also entitled to receive investment revenue from various investments held in irrevocable trusts by The Winnipeg Foundation. The amount of revenue to be received is unknown and dependent on the rate of return earned on the investments.

Manitoba Hydro has dependable export sales contracts to the U.S. and Canada totaling approximately $8.3 billion expiring in 2052-53. Dependable sales are export contracts sourced from Manitoba Hydro’s hydraulic energy available during lowest water conditions.

19.	ADJUSTMENTS TO ACCUMULATED DEFICIT

A)	PENSION RESTATEMENTS

The Province participates in various pension plans. The Province should recognize a valuation allowance for any excess of the adjusted benefit asset over the expected future benefit of the plan assets. A change in the valuation allowance should be recognize in the statement of operations in the period the adjustment occurred.

In two plans the accrued benefit asset was accounted for in error. One plan had an adjustment when one was not required. In a second plan the benefit asset was not adjusted when it should have been. These two errors together resulted in an increase to the accumulated deficit of $10 million at April 1, 2020 and understated pension expense by $19 million for the fiscal year ended March 31, 2021.

The pension liability and accumulated deficit were understated by $19 million at April 1, 2021.

B)	MASC RESTATEMENTS

The Production Insurance Trust and Hail Insurance Trust financial statement information have been consolidated into the financial statement of Manitoba Agricultural Services Corporation (MASC) and then into the summary financial statements. The 2020/21 comparative financial statement information has been restated accordingly. The Production Insurance Trust and Hail Insurance Trust were previously presented as trusts under the administration of the Province. In accordance with PS 3210 Assets, the assets in the MASC trusts are viewed as controlled by the Province and thereby have been consolidated in the summary financial statements.

MASC has also adopted a change in accounting policy. Effective April 1, 2020 the Government of Manitoba is applying Public Sector Accounting Board accounting standards – Restricted Assets and Revenues, Section PS 3100. The Province is treating producer premiums and premium transfers from the Province to the Agrilnsurance program as externally restricted assets under PS 3100. PS 3410 is used to account for premium transfers from the Federal government. The Federal transfers to the AgriInsurance program give rise to stipulations and create an obligation that meets the definition of a liability under PS 3200.

The opening accumulated surplus balance for the AgriInsurance Program has been reclassified as unearned revenue as at April 1, 2020. The changes from the consolidation of the trust assets and the change in accounting policy, has increased the summary accumulated deficit by $211 million at April 1, 2020. The changes increased unearned revenue for MASC by $691 million at April 1, 2020. Cash, cash equivalents and investments increased by $513 million also at April 1, 2020. Accounts payable also increased by $33 million.

SUMMARY FINANCIAL STATEMENTS	103

At April 1, 2021 investments, cash and cash equivalents increased by $594 million, and unearned revenue increased by $792 million. Revenue for the year ended March 31, 2021 decreased by $75 million, and expenses decreased by $88 million. This reduced the net loss for the year ended March 31, 2021 by $13 million.

20.	IMPACT OF COVID-19 PANDEMIC

Emergency and public health measures for COVID-19 in Manitoba ended in October 2021. The global risk and uncertainty related to COVID-19, still remains due to the challenges of new variants, supply chain disruptions, and fluctuations in rates of inflation. While Manitoba has recovered well from the economic fallout of the pandemic, its future effects on the assets and revenues of the Government cannot be reasonably determined at this time.

21.	RESTATED BUDGET

The restated budget presented on the Consolidated Statement of Revenue and Expense is taken from Budget 2021 as presented to the Legislative Assembly on April 7, 2021 and restated for comparability to the current year results.

Refer to Schedule 10 for further details. The restated amounts do not include other authorizations granted in subsequent Main Estimates Supplements of $225 million.

22.	COMPARATIVE FIGURES

On January 18, 2022, the Government announced organizational changes that resulted in certain functions being transferred between departments. As a result, certain 2021 financial statement balances have also been reclassified to be presented on the same basis as the 2022 results.

104	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

SCHEDULE 1

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF AMOUNTS RECEIVABLE

As at March 31, 2022

	($ millions)

	2022 Actual	2021 Actual

TAXATION:
Income taxes	332	244
Retail sales tax	286	264
Other taxes	135	146

	753	654

GOVERNMENT OF CANADA AND OTHER GOVERNMENTS:
Government of Canada shared cost programs/agreements	694	532
Other	418	506

	1,112	1,038

OTHER:
Health and social services	173	185
Government business enterprises and other	36	23
Sundry departmental revenue	202	158
Other	437	259

	848	625

	2,713	2,317

Less: Allowances	425	416

Total Amounts Receivable	2,288	1,901

SUMMARY FINANCIAL STATEMENTS	105

SCHEDULE 2

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF LOANS AND ADVANCES

As at March 31, 2022

	($ millions)
	2022 Actual	2021 Actual
GOVERNMENT BUSINESS ENTERPRISES:
Manitoba Hydro-Electric Board	24,588	23,937
Manitoba Liquor and Lotteries Corporation	324	357

	24,912	24,294
Less: Debt incurred for and repayable by the Manitoba Hydro-Electric Board	24,588	23,937

	324	357

OTHER:
Loans and mortgages - Note a	910	1,039
Stadium loan - Note b	137	137
Manitoba student loans - Note c	259	223
Family services agencies - Note d	26	26
Other	31	58

	1,363	1,483

TOTAL LOANS AND ADVANCES	1,687	1,840
Less: Valuation allowance	249	249

NET LOANS AND ADVANCES	1,438	1,591

The government business enterprises loans and advances portfolio is due in varying annual amounts to the year 2120, bearing interest at either:

i)	Fixed with rates ranging from 1.25% to 10.50%; or

ii)	Floating Canadian - Bankers Acceptance (BA) setting, established quarterly or monthly, with the lowest rate currently set at 1.4350% and the highest set at 1.9500% as at March 31, 2022.

Note a

i)	Agricultural direct lending and special assistance program mortgages, due in varying annual amounts to the year 2047, bearing interest at rates ranging from 2.375% to 9.00%.	799	901

ii)	Housing direct lending and special assistance program mortgages, due in varying annual amounts to the year 2053, bearing interest at rates ranging from 0% to 13.50%.	60	72

iii)	Business development assistance loans, due in varying annual amounts to the year 2040, bearing interest at rates ranging from 0% to 5.88%.	29	43

iv)	Northern business development and fishing industry assistance loans, due in varying annual amounts to the year 2031, bearing interest at rates ranging from 4.50% to 8.08%.	22	23

		910	1,039

Note b	Stadium loan to Triple B Stadium Inc., bearing interest at 4.65%; and issued in two phases, with Phase 1 due in varying annual amounts to 2038. Phase 2 is in abeyance indefinitely and no payments are required, however, interest continues to accrue.

Note c	Student loans, interest-free and not repayable until 6 months past the completion of studies, due 114 to 174 months after that time.

Note d	Advances to provide family services agencies with prepayment of fee for service charges, to be repaid when no longer required, bearing no interest

106	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

SCHEDULE 3

SUMMARY FINANCIAL STATEMENTS

GOVERNMENT BUSINESS ENTERPRISES

SCHEDULE OF CONSOLIDATED OPERATING RESULTS AND FINANCIAL POSITION

For the Year Ended March 31, 2022

CHANGES IN EQUITY	UTILITY	($ millions) INSURANCE	FINANCE	TOTAL 2022	TOTAL 2021
Results from Operations:				Actual	Actual
Revenues from operations	3,064	1,478	1,494	6,036	5,708

Expenses: From operations	2,244	1,506	885	4,635	4,249
Debt servicing	1,068	-	12	1,080	859

Total expenses	3,312	1,506	897	5,715	5,108

Net income	(248)	(28)	597	321	600
Other comprehensive income (loss)	177	102	-	279	243

Total comprehensive income	(71)	74	597	600	843
Transfers to the Government	-	-	(597)	(597)	(425)

Net increase in equity in government business enterprises	(71)	74	-	3	418

FINANCIAL POSITION
Assets:
Cash and temporary investments	1,083	198	49	1,330	1,377
Amounts receivable	509	493	60	1,062	1,033
Portfolio investments: Due from Government and government organizations	-	535	-	535	591
Due from others	-	3,275	-	3,275	3,267
Capital assets	26,376	146	315	26,837	26,504
Other assets	3,170	175	145	3,490	3,355

Total assets	31,138	4,822	569	36,529	36,127

Liabilities:
Accounts payable, accrued liabilities and deferred revenue	2,826	891	181	3,898	3,984
Long-term debt: Owing to Government	24,588	-	324	24,912	24,294
Other borrowings, discounts and deferred transaction costs	170	7	59	236	320
Net pension obligations	600	424	-	1,024	1,195
Future cost of existing claims	-	2,302	-	2,302	2,182

Total liabilities	28,184	3,624	564	32,372	31,975

Equity:
Non-controlling interests	325	-	-	325	323
Equity in government business enterprises	2,629	1,198	5	3,832	3,829

Total equity	2,954	1,198	5	4,157	4,152

Total liabilities and equity	31,138	4,822	569	36,529	36,127

EQUITY COMPRISED OF:
Retained earnings	3,012	1,080	5	4,097	4,372
Accumulated other comprehensive income (loss)	(383)	118	-	(265)	(543)

Equity in government business enterprises	2,629	1,198	5	3,832	3,829

Note: For government business enterprises whose fiscal year end is prior to March 31, the amounts reflected are as at their fiscal year end.

SUMMARY FINANCIAL STATEMENTS	107

SCHEDULE 4

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF BORROWINGS

As at March 31, 2022

		($ millions)

Fiscal Year of Maturity	Bonds and Debentures		Canada Pension Plan	Loans and Mortgages	Promissory Notes and Treasury Bills	Totals
	Cdn	US	Cdn	Cdn	Cdn	2022	2021
						Actual	Actual
2022	-	-	-	-	-	-	4,883
2023	2,529	187	-	-	2,600	5,316	2,718
2024	3,248	-	-	-	-	3,248	3,228
2025	3,473	-	-	-	-	3,473	3,473
2026	3,965	-	-	-	-	3,965	3,965
2027	2,978	-	-	-	-	2,978	2,978

2022-2027	16,193	187	-	-	2,600	18,980	21,245

2028-2032	11,489	500	-	-	-	11,989	8,757
2033-2042	8,388	-	404	-	-	8,792	7,455
2043-2072	15,953	-	73	-	-	16,026	16,467
2073-2123	600	-	-	-	-	600	600

2028-2123	36,430	500	477	-	-	37,407	33,279

2023-2057 Government Organizations	410	-	-	222	-	632	701

Total borrowings	53,033	687	477	222	2,600	57,019	55,225

Reduced by:
Debt incurred for and repayable by the Manitoba
Hydro-Electric Board						(24,587)	(23,937)
Unamortized debt issue costs						(355)	(287)
Unamortized gains and losses on derivative contracts						420	435
Province of Manitoba debt issues held as investments in sinking funds and cash and cash equivalents						(79)	(97)

						32,418	31,339

	March 31/22 Cdn $ Valuation (See Notes)	March 31/21 Cdn $ Valuation (See Notes)
Borrowings payable in:
Canadian dollars	43,627	42,257
Foreign issues hedged to Canadian dollars	12,705	11,962
U.S. dollars	500	377
Issues hedged to U.S. dollars	187	629

Total borrowings	57,019	55,225

Note a:	The hedges are derivative contracts which include swaps and forward foreign exchange contracts.
Note b:	The Canadian dollar valuation is calculated using the foreign currency exchange rates in effect at each March 31 adjusted for any forward foreign exchange contracts entered into for settlement after year-end.
Note c:	Interest rates on these borrowings fall into one of two categories:
i) Fixed with rates ranging from 0.785% to 10.68%.
ii) Floating Canadian - Bankers Acceptance (BA) setting, established quarterly or monthly, with the lowest rate currently set at 0.770% and the highest set at 2.695% as at March 31, 2022.

108	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

SCHEDULE 5

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF ACCOUNTS PAYABLE, ACCRUED CHARGES, PROVISIONS AND UNEARNED REVENUE

As at March 31, 2022

	($ millions)

	2022 Actual	2021 Restated
ACCOUNTS PAYABLE	1,833	2,272

ACCRUED CHARGES:
Interest	176	184
Disaster financial assistance	56	99
Liability for contaminated sites (Note 15)	365	379
Salaries and benefits	1,478	1,055
Employee future benefits (Note 13)	672	651
Other	814	397

	3,561	2,765

PROVISION FOR FUTURE LOSSES (Note 7)	5	10

UNEARNED REVENUE	1,204	1,496

Total Accounts Payable, Accrued Charges, Provisions and Unearned Revenue	6,603	6,543

SUMMARY FINANCIAL STATEMENTS	109

SCHEDULE 6

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF PENSION LIABILITY

As at March 31, 2022

	Civil		Post-	Public
	Service	Teachers’	Secondary	School		($ millions)
	Superannuation	Pension	Education	Division	Other	Total	Total
	Plan	Plan	Plans	Plans	Plans	2022	2021
			(Note A)	(Note A)	(Note A)

ACCRUED BENEFIT OBLIGATION
Obligation at beginning of year	3,332	4,554	1,707	615	153	10,361	10,095
Current service costs	80	122	70	22	7	301	282
Interest cost on benefit obligation	188	258	91	36	7	580	575
Change in actuarial (gains) losses and reserves	70	-	10	5	12	97	67
Plan amendment	-	-	-	-	-	-	-
Benefits paid	(202)	(239)	(126)	(34)	(9)	(610)	(658)

Obligation at end of year	3,468	4,695	1,752	644	170	10,729	10,361

PLAN ASSETS
Plan assets at beginning of year	2,408	2,701	1,700	625	61	7,495	7,025
Employer contributions	92	133	39	14	8	286	273
Employee contributions	-	-	31	12	1	44	41
Transfer of plan assets	-	-	1	(2)	-	(1)	-
Plan asset contributions	-	-	-	-	-	-	-
Benefits paid	(202)	(239)	(126)	(33)	(9)	(609)	(658)
Expected return on plan assets	129	145	86	35	3	398	393
Experience gains (losses)	92	170	104	17	2	385	421

Market value of plan assets	2,519	2,910	1,835	668	66	7,998	7,495
Deferred investment losses (gains)	(157)	(233)	(160)	(12)	-	(562)	(341)

Market related value of plan assets	2,362	2,677	1,675	656	66	7,436	7,154

PENSION LIABILITY
Plan deficit (surplus)	1,106	2,018	77	(12)	104	3,293	3,207
Unamortized actuarial gains (losses)	2	121	40	(14)	(17)	132	56
Surplus adjustments (Note B)	-	-	47	15	-	62	58

Pension liability	1,108	2,139	164	(11)	87	3,487	3,321

PENSION EXPENSE
Defined benefit pension plan expense:
Current service cost	80	122	70	22	7	301	282
Interest cost on benefit obligation	188	258	91	36	7	580	575
Return on plan assets	(129)	(145)	(86)	(35)	(3)	(398)	(393)
Employee contributions	-	-	(32)	(12)	(1)	(45)	(41)
Amortization of actuarial (gains) losses	2	13	(2)	1	1	15	39
Plan amendment	-	-	-	-	-	-	-
Change in surplus adjustments	-	-	18	(8)	(7)	3	27

Defined benefit pension plan expense	141	248	59	4	4	456	489

Defined contribution pension plan expense	-	-	7	28	214	249	228

110	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

SCHEDULE 6 (cont’d)

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF PENSION LIABILITY

As at March 31, 2022

	Civil Service Superannuation Plan	Teachers’ Pension Plan	Post- Secondary Education Plans	Public School Division Plans	Other Plans	Total 2022	Total 2021

MEMBER DATA
Defined benefit pension plan
Number of active and deferred members	19,600	23,400	5,400	5,100	200	53,700	54,560
Number of pensioners	17,600	16,300	2,600	2,300	300	39,100	38,300

Total number of plan members	37,200	39,700	8,000	7,400	500	92,800	92,860

ACTUARIAL ASSUMPTIONS
Discount rate on accrued benefits	5.75%	5.75%	5.20% - 5.50%	4.25% - 5.75%	3.20% - 5.25%
Expected long-term rate of return	5.75%	5.75%	5.20% - 5.50%	4.25% - 5.75%	3.20% - 5.25%
Inflation	2.00%	2.00%	2.00% - 2.50%	2.00% - 2.50%	2.00% - 2.00%
Real rate of return	3.75%	3.75%	3.00% - 3.25%	2.25% - 3.75%	1.20% - 3.25%
Rate of salary increase	3.75%	2.00%	2.50% - 3.00%	3.00% - 4.50%	0.00% - 3.75%
Latest valuation	(Note C)	(Note C)	(Note C)	(Note C)	(Note C)

Note A:

Post-Secondary Education plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan.

Public School Division plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division, Retirement Plan for Employees of Frontier School Division and The School District of Mystery Lake No. 2355 Pension Plan.

Other plans include the Members of Legislative Assembly Pension Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan, and the Winnipeg Child and Family Services Employee Benefits Retirement Plan.

Note B:	For those plans that the Government is unable to access surplus funds within the plan, adjustments are made to record an allowance against these surplus amounts. These pension surplus allowances represent the excess of the adjusted benefit asset over the employers’ share of the expected future benefit.

Note C:	The latest actuarial valuation report dates and the estimated average remaining service life (EARSL), in years, are as follows

	Valuation Date	EARSL

- Civil Service Superannuation Plan	Dec-20	13.0
- Teachers’ Retirement Allowance Plan	Jan-21	13.1
- University of Manitoba Pension Plans	Dec-20	9.0
- University of Winnipeg Pension Plan	Dec-20	5.8
- Brandon University Retirement Plan	Dec-21	9.8
- Winnipeg School Division Pension Fund for Employees Other than Teachers	Dec-20	11.5
- Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division	Dec-20	14.0
- Retirement Plan for Employees of Frontier School Division	Dec-19	13.1
- School District of Mystery Lake	Jun-21	14.2
- Members of Legislative Assembly Pension Plan	Mar-21	0.0
- Legislative Assembly Pension Plan	Dec-20	9.0
- Judges’ Supplemental Pension Plan	Mar-21	10.1
- Winnipeg Child and Family Services
Employee Benefits Retirement Plan	Dec-20	0.0

SUMMARY FINANCIAL STATEMENTS	111

SCHEDULE 7

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF TANGIBLE CAPITAL ASSETS

For the Year Ended March 31, 2022

($ millions)

	General Capital Assets					Infrastructure				Totals
	Land	Buildings and Leasehold Improvements	Vehicles and Equipment	Computer Hardware and Software	Assets Under Construction Note b	Land and Land Improvements	Transportation	Dams and Water Management Structures	Assets Under Construction Note b	2022	2021
										Actual	Actual
Cost

Opening cost	305	11,238	2,882	1,263	766	698	7,557	764	152	25,625	24,556
Restatements - Note a	5	-	-	-	-	(5)	-	-	-	-	162

Adjusted Opening Balance	310	11,238	2,882	1,263	766	693	7,557	764	152	25,625	24,718

Add:
Additions during the year	12	246	103	18	235	47	286	1	123	1,071	1,061
Less:
Disposals and write downs	(1)	(8)	(30)	(96)	(33)	(6)	-	-	(1)	(175)	(154)
Settlements and reclassifications	-	176	20	46	(241)	-	20	3	(24)	-	-

Closing cost	321	11,652	2,975	1,231	727	734	7,863	768	250	26,521	25,625

Accumulated amortization

Opening accumulated amortization	-	4,814	2,143	945	-	162	3,141	165	-	11,370	10,573
Restatements - Note a	-	-	-	-	-	-	-	-	-	-	104

Adjusted Opening Balance	-	4,814	2,143	945	-	162	3,141	165	-	11,370	10,677

Add:
Amortization	-	328	147	61	-	9	245	12	-	802	783
Less:
Accumulated amortization on disposals and write downs	-	(7)	(25)	(96)	-	-	-	-	-	(128)	(90)

Closing accumulated amortization	-	5,135	2,265	910	-	171	3,386	177	-	12,044	11,370

Net Book Value of Tangible Capital Assets	321	6,517	710	321	727	563	4,477	591	250	14,477	14,255

Note a - Restatements are related to the inclusion of unincorporated communities’ tangible capital assets.

Note b - During the year the Province capitalized $4 million of interest relating to assets under construction (2021 - $3 million).

112	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

SCHEDULE 8

GOVERNMENT THE ORGANIZATIONS, GOVERNMENTS COMPONENTS AND BUSINESS ENTERPRISES COMPRISING THE GOVERNMENT REPORTING ENTITY

HEALTH	EDUCATION AND ECONOMIC DEVELOPMENT

Health	Advanced Education, Skills and Immigration
CancerCare Manitoba	Assiniboine Community College
Not-for-Profit Personal Care Homes and Community Health Agencies	Brandon University
3885136 Manitoba Association Inc. (operating as Calvary	Red River College
Place Personal Care Home)	Université de Saint-Boniface
Actionmarguerite (Saint-Boniface) (Saint-Vital) and (St. Joseph)	University College of The North
Bethania Menonite Personal Care Home, Inc.	University of Manitoba
Clinique Youville Clinic Inc.	University of Winnipeg
Donwood Manor Personal Care Home Inc.
Eden Mental Health Centre
Fred Douglas Personal Care Home	Education and Early Childhood Learning
Holy Family Home Inc.	Public School Divisions
Hope Centre Health Care Incorporated	Beautiful Plains School Division
Klinic Incorporated	Border Land School Division
LHC Personal Care Home Inc.	Brandon School Division
Luther Home Corporation	Division scolaire franco-manitobaine
MFL Occupational Health and Safety Centre Inc.	Evergreen School Division
Main Street Project, Inc.	Flin Flon School Division
Meadowood Manor	Fort La Bosse School Division
Menno Home for the Aged Inc. (Personal Care Home	Frontier School Division
Division)	Garden Valley School Division
Mount Carmel Clinic	Hanover School Division
Nine Circles Community Health Centre Inc.	Interlake School Division
Niverville Heritage PCH Inc.	Kelsey School Division
NorWest Co-op Community Health Centre, Inc.	Lakeshore School Division
Odd Fellows and Rebekahs (Personal Care Homes	Lord Selkirk School Division
Inc. Golden Links Lodge)	Louis Riel School Division
Park Manor Care Inc.	Manitoba Institute of Trades and Technology
Pembina Place Mennonite Personal Care Home Inc.	Mountain View School Division
Prairie View Lodge Inc.	Mystery Lake School District
Rest Haven Nursing Home	Park West School Division
Rock Lake Health District	Pembina Trails School Division
Salem Home Inc.	Pine Creek School Division
Sexuality Education Resource Centre Manitoba, Inc.	Portage la Prairie School Division
Southeast Personal Care Home Inc.	Prairie Rose School Division
Tabor Home Inc.	Prairie Spirit School Division
The Convalescent Home of Winnipeg	Red River Valley School Division
The Salvation Army Golden West Centennial Lodge	River East Transcona School Division
The Saul and Claribel Simkin Centre Personal Care Home Inc.	Rolling River School Division
Villa Youville Inc. - Nursing	Seine River School Division
West Park Manor Personal Care Home Inc.	Seven Oaks School Division
Women’s Health Clinic Inc.	Southwest Horizon School Division
Regional Health Authorities (including controlled organizations)	St James-Assiniboia School Division
Interlake-Eastern Regional Health Authority	Sunrise School Division
Northern Regional Health Authority Inc.	Swan Valley School Division
Prairie Mountain Health	Turtle Mountain School Division
Southern Health-Santé Sud	Turtle River School Division
Winnipeg Regional Health Authority	Western School Division
Rehabilitation Centre for Children, Inc.	Whiteshell School District
St.Amant Inc.	Winnipeg School Division
Shared Health Inc.

Mental Health and Community Wellness

Addictions Foundation of Manitoba

Seniors and Long Term Care

SUMMARY FINANCIAL STATEMENTS	113

SCHEDULE 8 (cont’d)

GOVERNMENT ORGANIZATIONS, COMPONENTS AND BUSINESS ENTERPRISES COMPRISING THE GOVERNMENT REPORTING ENTITY

EDUCATION AND ECONOMIC DEVELOPMENT (continued)	JUSTICE AND OTHER EXPENDITURES

Economic Development, Investment and Trade	Public Service Commission

Communities Economic Development Fund	Employee Pensions and Other Costs
Economic Development Winnipeg Inc. - Note b	Executive Council
Industrial Technology Centre - Note d	Legislative Assembly
Manitoba Development Corporation	Tax Credits
Manitoba Opportunities Fund Ltd.
Research Manitoba
Rural Manitoba Economic Development Corporation
Labour, Consumer Protection and Government Services
Manitoba Education, Research and Learning Information
Networks (MERLIN)
Materials Distribution Agency
FAMILIES	Vehicle and Equipment Management Agency
Entrepreneurship Manitoba
Families	The Public Guardian and Trustee of Manitoba
General Child and Family Services Authority
Manitoba Housing and Renewal Corporation
Finance
COMMUNITY AND RESOURCE DEVELOPMENT	Funeral Board of Manitoba - Note d
Insurance Council of Manitoba
Agriculture	Manitoba Financial Services Agency
Manitoba Agricultural Services Corporation	Pension Asset Fund
Special Operating Agencies Financing Authority
Vital Statistics Agency - Note d
Environment, Climate and Parks
Efficiency Manitoba Inc.	Justice
Manitoba Hazardous Waste Management Corporation	Legal Aid Manitoba
Liquor, Gaming and Cannabis Authority of Manitoba
Manitoba Horse Racing Commission - Note d
Indigenous Reconciliation and Northern Relations	Manitoba Law Reform Commission

Transportation and Infrastructure	Sport, Culture and Heritage
Le Centre culturel franco-manitobain
Manitoba Arts Council
Municipal Relations	Manitoba Centennial Centre Corporation
Manitoba Water Services Board	Manitoba Combative Sports Commission
North Portage Development Corporation - Note a	Manitoba Film and Sound Recording
Development Corporation
General Government	Sport Manitoba Inc.
Public Debt	Travel Manitoba

Natural Resources and Northern Development
Mining Rehabilitation Reserve Fund
Quarry Rehabilitation Reserve Fund	SPECIAL ACCOUNTS
Abandonment Reserve Fund	not atttached to a Sector or Department
Manitoba Potash Corporation	Rainy Day Fund - Note c

GOVERNMENT BUSINESS ENTERPRISES: (Schedule 3)
Utility:
Manitoba Hydro-Electric Board - Note e
Insurance:
Notes:	Deposit Guarantee Corporation of Manitoba - Note e
a. North Portage Development Corporation is a government business partnership.
Manitoba Public Insurance Corporation - Note f
b. Economic Development Winnipeg is a government partnership.	Finance:
c. Fiscal Stabilization Account	Manitoba Liquor and Lotteries Corporation - Note g
d. This is the last year the entity will be reported in the GRE.
e. Reports to Minister of Finance.
f. Reports to Minister of Justice.
g. Reports to Minister of Sport, Culture and Heritage.

114	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

SCHEDULE 9

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR

For the Year Ended March 31, 2022

			($ millions)

							Community

			Education and				and Resource

	Health		Economic Development		Families		Development

	2022	2021	2022	2021	2022	2021	2022		2021
	Actual	Restated	Actual	Restated	Actual	Restated	Actual		Restated
	$	$	$	$	$	$	$		$
REVENUE
Income taxes	-	-	-	-	-	-	-		-
Other taxes	-	-	759	942	-	-	-		-
Fees and other revenue	537	536	824	740	138	139	775		574
Federal transfers	1,696	1,604	379	311	52	47	335		80
Contributions from entities within the
Government Reporting Entity	119	98	207	266	-	1	3		3
Sinking funds and other investment earnings	5	6	47	49	-	-	2		4

TOTAL REVENUE	2,357	2,244	2,216	2,308	190	187	1,115		661

EXPENSE
Personnel services	4,478	4,273	3,393	3,358	209	168	279		294
Grants/Transfer payments	1,402	1,634	616	643	372	239	443		936
Transportation	74	71	18	15	1	2	41		36
Communication	23	23	24	21	4	5	9		8
Supplies and services	1,111	978	509	477	149	156	185		329
Social assistance related	-	-	193	154	1,184	1,389	605		88
Other operating	368	243	91	20	451	93	87	*	156
Debt servicing	54	56	88	88	35	41	24		27
Minor capital	15	19	82	97	-	-	2		5
Amortization	212	213	187	178	60	59	268		261

TOTAL EXPENSE	7,737	7,510	5,201	5,051	2,465	2,152	1,943		2,140

NET INCOME (LOSS) FOR THE YEAR	(5,380)	(5,266)	(2,985)	(2,743)	(2,275)	(1,965)	(828)		(1,479)

SUMMARY FINANCIAL STATEMENTS	115

SCHEDULE 9 (cont’d)

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR

For the Year Ended March 31, 2022

	($ millions)

	Justice and		General Government		Adjustments
	Other Expenditures		(Note a)		(Note b)		Total
	2022	2021	2022	2021	2022	2021	2022	2021
	Actual	Restated	Actual	Restated	Actual	Actual	Actual	Restated
	$	$	$	$	$	$	$	$
REVENUE
Income taxes	61	-	5,184	4,199	-	-	5,245	4,199
Other taxes	-	-	3,758	3,534	(32)	(47)	4,485	4,429
Fees and other revenue	311	316	3	4	(109)	(18)	2,479	2,291
Federal transfers	253	140	3,548	3,718	-	-	6,263	5,900
Contributions from entities within the
Government Reporting Entity	-	(6)	320	600	(328)	(362)	321	600

Sinking funds and other investment earnings	(10)	(10)	270	276	-	-	314	325

TOTAL REVENUE	615	440	13,083	12,331	(469)	(427)	19,107	17,744

EXPENSE
Personnel services	669	647	3	7	12	12	9,043	8,759
Grants/Transfer payments	398	534	97	162	(416)	(461)	2,912	3,687
Transportation	21	34	-	-	-	-	155	158
Communication	39	20	-	-	-	-	99	77
Supplies and services	532	559	2	2	(82)	8	2,406	2,509
Social assistance related	-	-	-	-	-	-	1,982	1,631
Other operating	308	432	18	131	14	13	1,337	1,088
Debt servicing	5	6	761	751	-	-	967	969
Minor capital	9	85	-	-	-	1	108	207
Amortization	65	66	7	6	3	-	802	783

TOTAL EXPENSE	2,046	2,383	888	1,059	(469)	(427)	19,811	19,868

NET INCOME (LOSS) FOR THE YEAR	(1,431)	(1,943)	12,195	11,272	-	-	(704)	(2,124)

Note a: The general government category includes revenue from sources that cannot be attributed to a particular sector. It also includes federal revenues and expenses related to emergency services and disaster assistance.

Note b: Consolidation adjustments are necessary to conform sectors to Government accounting policies and to eliminate transactions between sectors.

116	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2022

SCHEDULE 10

SUMMARY FINANCIAL STATEMENTS

RESTATED BUDGET

For the Year Ended March 31, 2022

		($ millions)
		Adjustments
	Print	Note a	Note b	Restated

TOTAL REVENUE	17,838	-	-	17,838

EXPENSES
Legislative Assembly	51	-	-	51
Executive Council	4	2	-	6
Advanced Education, Skills and Immigration	1,516	20	18	1,554
Agriculture	441	-	(71)	370
Crown Services	2	-	(2)	-
Economic Development, Investment and Trade	225	97	(30)	292
Education and Early Childhood Learning	3,072	192	186	3,450
Environment, Climate and Parks	204	1	(40)	165
Families	2,197	6	(173)	2,030
Finance	108	108	(42)	174
Health	6,624	461	-	7,085
Indigenous Reconciliation and Northern Relations	31	8	-	39
Justice	700	35	2	737
Labour, Consumer Protection and Government Services.	338	160	49	547
Legislative and Public Affairs	4	-	(4)	-
Mental Health and Community Wellness	351	17	-	368
Municipal Relations	384	41	(7)	418
Natural Resources and Northern Development	-	-	111	111
Public Service Commission	27	9	-	36
Seniors and Long Term Care	-	-	-	-
Sport. Culture and Heritage	79	14	3	96
Transportation and Infrastructure	499	-	-	499
Tax Credits	46	-	-	46
Enabling Appropriations (Note c)	1,438	(1,171)	-	267
Emergency Expenditures	100	-	-	100
Debt Servicing	994	-	-	994

Total Expenses	19,435	-	-	19,435

NET INCOME (LOSS) FOR THE YEAR	(1,597)	-	-	(1,597)

Note a: In addition to government ministries, separate “service headings” exist to provide expenditure authority for programs that are delivered by a number of ministries, where it is desirable to know the total amount allocated to the program, or where the allocation to various ministries is not known at the time of printing the budget. In some cases funding is allocated, as required, from Enabling Appropriations to ministries by the Minister of Finance under authority granted by section 33 of The Financial Administration Act. This restatement has no impact to total expenditures, total revenues or to net loss.

Note b: On January 18, 2022, the Province announced organizational changes that resulted in transfers of certain functions between departments. This restatement has no impact to net loss.

Note c: $1,180 million was originally budgeted for COVID-19 Expenditures in Budget 2021 and is part of Enabling Appropriations. This expenditure authority has been reallocated to ministries for COVID-19 related programs and services delivered by the various ministries during the year.

SUMMARY FINANCIAL STATEMENTS	117